EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

among:

Acorda Therapeutics, Inc.,

a Delaware corporation;

ATI Development Corp.,

a Delaware corporation;

Neuronex, Inc.,

a Delaware corporation;

and

Moise A. Khayrallah

as the Stockholders’ Representative

Dated as of February 15, 2012

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the Commission.

TABLE OF CONTENTS
Page

1.	Description of Transaction		1
	1.1	Merger of Merger Sub into the Company.	1
	1.2	Closing; Effective Time.	2
	1.3	Treatment of Company Options and Company Warrants.	3
	1.4	Withholding	3
	1.5	Working Capital Adjustment	4
	1.6	Surrender of Certificates; Payment.	4
	1.7	Contingent Payments.	7
	1.8	Hold-back Amount	16
2.	Representations and Warranties of the Company.		17
	2.1	Due Organization; Organizational Documents	17
	2.2	Capitalization; Stockholder Information.	17
	2.3	Financial Statements; Absence of Undisclosed Liabilities.	18
	2.4	Absence of Changes	19
	2.5	Tangible Personal Property	21
	2.6	Real Property; Lease Agreements	21
	2.7	Intellectual Property.	21
	2.8	Contracts.	25
	2.9	Suppliers	27
	2.10	Compliance with Laws	27
	2.11	Permits.	28
	2.12	Tax Matters.	28
	2.13	Employees and Consultants	31
	2.14	Employee and Labor Matters; Benefit Plans.	31
	2.15	Environmental Matters.	35
	2.16	Insurance	36
	2.17	Transactions with Affiliates	36
	2.18	Legal Proceedings	36
	2.19	Regulatory Compliance.	37
	2.20	Authority; Binding Nature of Agreement; Non-Contravention	39
	2.21	Stockholder Approval	40
	2.22	Board Approval; Other Approvals	40
	2.23	Financial Advisor	40
	2.24	Distribution of Merger Consideration	40
	2.25	Hart-Scott-Rodino Status	41
	2.26	Accuracy of Representations and Warranties	41
	2.27	Closing Allocation Certificate	41
	2.28	Bank Accounts	41
3.	Representations and Warranties of Parent and Merger Sub.		41
	3.1	Due Organization	41
	3.2	Authority; Binding Nature of Agreement	41
	3.3	Merger Sub	42
	3.4	No Authorizations	42

i

	3.5	Litigation.	42
	3.6	No Other DZNS Products	42
	3.7	Adequacy of Funds	43
	3.8	No Brokers	43
	3.9	SEC Filings.	43
	3.10	Controls and Procedures; NASDAQ Compliance.	44
4.	Covenants and Agreements.		44
	4.1	Conduct of Business of the Company	44
	4.2	Access to Information	47
	4.3	Public Disclosure	47
	4.4	Regulatory Approval; Further Assurances.	48
	4.5	Indemnification of Officers and Directors of the Company.	48
	4.6	Employee Arrangements.	49
	4.7	No Solicitation.	49
	4.8	Section 280G Approvals.	50
	4.9	Notifications to Parent	50
	4.10	Data Room	50
	4.11	Transition of Facilities and Operations.	50
	4.12	Transition Services Agreement	51
	4.13	Signing Payment; Research and Development Support	51
	4.14	FDA Meeting	51
	4.15	SK Agreement	52
	4.16	Patent Prosecution and [***]	52
	4.17	Financial Statement Audit	52
5.	Conditions to the Merger.		52
	5.1	Conditions to Each Party’s Obligation to Effect the Merger	53
	5.2	Conditions to Obligations of Parent and Merger Sub	53
	5.3	Conditions to Obligation of the Company	54
6.	Termination.		55
	6.1	Termination	55
	6.2	Effect of Termination.	56
	6A	Tax Returns and Tax Contests	57
7.	Indemnification		60
	7.1	Expiration of Representations, Warranties and Covenants	60
	7.2	Indemnification	61
	7.3	Choice of Remedies; Limitations on Liability.	62
	7.4	Defense of Third Party Claims.	63
	7.5	Exclusivity	65
	7.6	Direct Indemnification Claims.	65
8.	Miscellaneous Provisions.		66
	8.1	Stockholders’ Representative.	66
	8.2	Expenses	68

ii

8.3	Amendment; Waiver.	68
8.4	Entire Agreement; Counterparts; Exchanges by Facsimile	68
8.5	Governing Law	68
8.6	Assignability; Third Party Rights.	69
8.7	Disclosure Schedule	69
8.8	Notices	69
8.9	Severability	71
8.10	Enforcement	71
8.11	Construction.	71

Exhibits And Schedules

Exhibit A                      -           Certain Definitions
Exhibit B                      -           Form of Certificate of Incorporation of the Surviving Corporation
Exhibit C                      -           Form of Transition Services Agreement
Exhibit D                      -           Form of Officer and Director Resignation Letter
Exhibit E                      -           Form of Opinion

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of February 15, 2012, by and among: Acorda Therapeutics, Inc., a Delaware corporation (“Parent”); ATI Development Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); Neuronex, Inc., a Delaware corporation (the “Company”); and Moise A. Khayrallah, Ph.D., a resident of North Carolina, solely as the Stockholders’ Representative as set forth herein.  Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.           Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the DGCL (the “Merger”).  Upon the consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent.

B.           The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

C.           Immediately after the execution and delivery of this Agreement, each stockholder of the Company shall execute and deliver an irrevocable written consent approving the Agreement and the Merger.

Agreement

For good and valuable consideration, including covenants, representations and warranties being made herein, the parties to this Agreement, intending to be legally bound, agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1           Merger of Merger Sub into the Company.

(a)           Upon the terms and subject to the provisions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company.  By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

(b)           The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.  The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B and the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time. The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who were directors and officers of Merger Sub immediately prior to the Effective Time.

1.2           Closing; Effective Time.

(a)           The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practicable, but no later than five Business Days after the satisfaction or waiver of the last of the conditions set forth in Section 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto.  The date on which the Closing is held is herein referred to as the “Closing Date.”  The Closing will be held at the offices of WilmerHale in New York, New York, unless another place is agreed to in writing by the parties hereto.

(b)           Subject to the terms of this Agreement, on the Closing Date, a certificate of merger satisfying the applicable requirements of the DGCL shall be filed with the Secretary of State of the State of Delaware.  The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

(c)           Subject to Section 1.5(a), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(1)           to the extent not converted to Company Common Stock prior to the Effective Time, each share of the Company’s Series A Preferred Stock outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive an amount in cash equal to: (A) the Merger Price Per Series A Share; plus (B) any amounts required to be paid by Parent with respect to such share to the Former Holder thereof in accordance with the terms of Sections 1.7 and 8.1(c), as and when such payments are required to be made; provided, that the aggregate per-share payment to be made pursuant to this Section 1.2(c)(1) with respect to each share of Series A Preferred Stock outstanding as of the Effective Time shall not exceed $0.98328 (such aggregate amount actually paid to the Series A Preferred Stock pursuant to this Section 1.2(c)(1) being referred to herein as the “Series A Preferred Merger Consideration”);

(2)           except as provided in clause (4) below, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive: (A) an amount in cash equal to the Merger Price Per Common Share; plus (B) any amounts required to be paid by Parent with respect to such share to the Former Holder thereof in accordance with the terms of Sections 1.7 and 8.1(c), as and when such payments are required to be made (collectively, the “Common Merger Consideration”);

(3)           each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation; and

(4)           each share of Company Capital Stock that is held by the Company as treasury stock, and each share of Company Capital Stock owned by Parent or Merger Sub or any other wholly owned Subsidiary of Parent, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

1.3           Treatment of Company Options and Company Warrants.

(a)           Prior to the Effective Time, (i) the board of directors of the Company shall resolve and take all actions necessary pursuant to the plans and agreements governing the Company Options such that at the Effective Time: (A) each Company Option shall thereafter be entitled solely to the consideration set forth herein and (B) upon the Closing, each Company Option shall be canceled and be converted into the right to receive the consideration specifically set forth herein and (ii) the Company shall send holders of Company Options timely notice pursuant to the plans and agreements governing the Company Options of the foregoing in form and substance reasonably acceptable to Parent and obtain the written consent of holders of at least 95% of the Company Options for the cancellation and conversion of the Company Options as set forth above.

(b)           At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether or not then currently vested or exercisable, shall be canceled and shall entitle the Former Holder thereof to receive an amount in cash equal to: (i) the Merger Price Per Common Share, minus the exercise price per share of Company Common Stock into which such Company Option is exercisable; plus (ii) any amounts required to be paid by Parent with respect to such option share to the Former Holder thereof in accordance with the terms of Sections 1.7 and 8.1(c), as and when such payments are required to be made (collectively, the “Option Consideration”).  The amount payable, if any, pursuant to clause (i) of the preceding sentence shall be paid as promptly as reasonably practicable after the receipt of a Letter of Transmittal (as defined below).

(c)           To the extent not exercised prior to the Effective Time, at the Effective Time, each Company Warrant to purchase shares of Series A Preferred Stock that is outstanding as of immediately prior to the Effective Time shall be canceled and shall entitle the Former Holder thereof to receive an amount in cash equal to:  (i) the Merger Price Per Common Share, minus the exercise price per share of Series A Preferred Stock subject to such Company Warrant; plus (ii) any amounts required to be paid by Parent with respect to such share to the Former Holder thereof in accordance with the terms of Sections 1.7 and 8.1(c), as and when such payments are required to be made (the “Warrant Consideration”).  The amount payable, if any, pursuant to clause (i) of the preceding sentence shall be paid as promptly as reasonably practicable after the receipt of a Letter of Transmittal (as defined below).

1.4           Withholding.  Each of Parent, the Surviving Corporation, or an Affiliate thereof and Paying Agent shall be entitled to withhold from any consideration payable pursuant to this Agreement to any Person such amounts as Parent, the Surviving Corporation, or an Affiliate thereof or Paying Agent are required to withhold from such consideration under any provision of Tax Law, including, without limitation, any employment taxes, payroll taxes, or taxes due under Section 409A of the Code, in each case only the extent applicable.  Parent, Surviving Corporation, or an Affiliate thereof and Paying Agent shall be entitled to take any and all actions that may be necessary to ensure that any such amounts are timely withheld and promptly and properly remitted to the appropriate Governmental Authority.  Notwithstanding any other provision of this Agreement, any payments to be made under this Agreement that are subject to withholding shall be made through the payroll systems of the Company, Surviving Corporation or an Affiliate thereof, and any such withholdings, excluding any employer’s share of taxes relating to such payments, will be deducted from the applicable payment.  As part of the Closing Allocation Certificate, the Company shall provide to Parent a schedule showing which payments to be made under this Agreement are subject to compensatory withholding.

1.5           Working Capital Adjustment.  Within 90 days after the Closing Date, the Surviving Corporation shall determine the Net Cash Amount immediately after the Effective Time (the “Actual Net Cash Amount”) and shall as promptly as reasonably practicable, following such determination, deliver to the Stockholders’ Representative a certificate, executed by an executive officer of the Parent, stating the Actual Net Cash Amount. Thereafter, either (i) the next occurring Contingent Payment shall be increased by the amount the Actual Net Cash Amount exceeds the Targeted Net Cash Amount (if such difference is a positive number), or (ii) the Hold-back Amount payable shall be decreased by the amount the Actual Net Cash Amount is less than the Targeted Net Cash Amount (if such difference is a negative number), as applicable.  If the Stockholders’ Representative disputes the Actual Net Cash Amount as calculated by the Surviving Corporation, then the Stockholders’ Representative shall have the right, for a period of 30 days from receipt of the calculation of the Actual Net Cash Amount, to request an independent third-party audit of the calculation.  Such audit shall take place at the headquarters of Parent and shall be completed as promptly as reasonably practicable thereafter, and in any event to be completed within 180 days, by an independent accounting firm mutually agreed upon by the Parent and the Stockholders’ Representative.  The determination of the Actual Net Cash Amount by the independent accounting firm shall be binding on the parties, absent manifest error, and the costs of such review shall be borne by the Stockholders’ Representative, unless the independent review reveals an increase in the Actual Net Cash Amount in excess of ten percent (10%), in which case the costs shall be borne by the Surviving Corporation.  For purposes of this Section 1.5, the “Targeted Net Cash Amount” shall equal zero dollars ($0.00), after giving effect to the Debt Payment.

1.6           Surrender of Certificates; Payment.

(a)           Paying Agent.  At least five (5) days prior to the Effective Time, Parent shall either notify the Stockholders’ Representative in writing that the Parent will serve as the paying agent pursuant to this Agreement, or designate a bank or trust company reasonably acceptable to the Company to act as agent (such designated party or Parent, as applicable, being referred to herein as the “Paying Agent”) for payment of (i) the applicable Merger Consideration upon surrender of the certificates that immediately prior to the Effective Time represented shares of Company Capital Stock (each such certificate, a “Certificate”), (ii) the Option Consideration (other than with respect to Former Holders of Company Options who are or were employees of the Company or are otherwise subject to withholding) and (iii) the Warrant Consideration, and enter into an agreement with the Paying Agent providing for such services.  Any fees payable to a third party Paying Agent for providing these services shall be paid by Parent.  On the Closing

Date, Parent shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 1.2(c) (other than payments to be made pursuant to Sections 1.7 and 8.1(c)) to Former Holders of Capital Stock upon surrender of Certificates representing outstanding shares of Company Capital Stock and cash sufficient to pay the aggregate Warrant Consideration and Option Consideration (other than with respect to Former Holders of Company Options who are or were employees of the Company or are otherwise subject to withholding) payable pursuant to Section 1.3 (other than payments to be made pursuant to Sections 1.7 and 8.1(c)).  Such funds provided to the Paying Agent, together with any funds deposited with the Paying Agent pursuant to Sections 1.7 or 8.1, are referred to herein as the “Payment Fund.”  For the avoidance of doubt, the Option Consideration with respect to Former Holders of Company Options who are or were employees or are otherwise subject to withholding shall be made through the payroll systems of the Company, Surviving Corporation, or an Affiliate thereof rather than through the Payment Fund.

(b)           Exchange Procedures.  Prior to the Closing, Parent and the Company shall agree on the form of: (i) instructions for use in effecting the surrender of the Certificates; and (ii) a letter of transmittal in exchange for the right to receive the applicable Merger Consideration, Option Consideration or Warrant Consideration, as applicable, with respect to each share of Company Capital Stock, Company Option or Company Warrant (together, the “Letter of Transmittal”).  Prior to the Closing, the Company may provide such Letter of Transmittal and other relevant materials agreed to by Parent and the Company to Former Holders directly, with a copy to the Stockholders’ Representative, and shall inform Parent, the Stockholders’ Representative and Paying Agent of the Former Holders to which Letters of Transmittal have been delivered.  Promptly (and in any event within five Business Days) after the later of the Effective Time and delivery of all information necessary to mail the Letters of Transmittal, the Paying Agent shall mail a Letter of Transmittal to each Former Holder to which the Company had not previously delivered a Letter of Transmittal.  Upon delivery to the Paying Agent of a duly completed and validly executed Letter of Transmittal (in accordance with the instructions and such other customary documents as may reasonably be required by the Paying Agent), with accompanying Certificates which shall be tendered for cancellation, the Former Holder of such Capital Stock, Company Option or Company Warrant, as applicable, shall be entitled to receive in exchange therefor the applicable Merger Consideration, Option Consideration or Warrant Consideration, with respect to each share of Company Capital Stock, Company Option or Company Warrant, as applicable, and the Certificates so surrendered shall forthwith be canceled.  Former Holders of Company Warrants and Company Options shall be required to return only a duly completed and validly executed Letter of Transmittal, but shall not be required to deliver any Certificates in respect of Company Options or Company Warrants.  In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 1.6(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to each share of Company Capital Stock evidenced by such Certificate.  If a Letter of Transmittal is delivered and a Certificate is properly surrendered to the Paying Agent following the Closing, then Parent shall cause the Merger Consideration or Warrant Consideration, as applicable (in each case other than payments to be made pursuant to Sections 1.7 and 8.1(c)) to be paid by the Paying Agent to the applicable Former Holder in immediately available funds as promptly as reasonably practicable after such delivery and surrender and Parent shall cause the Option Consideration (other than payments to be made pursuant to Sections 1.7 and 8.1(c)) to be paid by the Paying Agent or through the payroll systems of the Company, Surviving Corporation, or an Affiliate thereof (as applicable) as soon as practicable after such delivery and surrender.

(c)           Closing Payments.  At least five Business Days prior to the Closing Date, the Company shall provide Parent and the Stockholders’ Representative with the Closing Allocation Certificate.  In addition, at least five Business Days prior to Closing, the Company shall also deliver to the Parent true, correct and complete payoff letters with respect to any and all Indebtedness (other than Retained Indebtedness) otherwise outstanding at the Closing and final invoices from any Person to receive payment of Sellers’ Expenses.  At the Closing, Parent shall pay or cause to be paid the following payments: (i) to the holders of Indebtedness (other than Retained Indebtedness), the amount set forth in the Closing Allocation Certificate, such amount to include the outstanding principal amount, together with all accrued and unpaid interest through immediately prior to the Effective Time and prepayment or other penalties or premiums, if any, owed with respect thereto (the amount so paid to the holders of Indebtedness at the Closing and the amount of the Retained Indebtedness, the “Debt Payment”); (ii) to the Persons entitled thereto, the amount of all Sellers’ Expenses as set forth in the Closing Allocation Certificate; (iii) to the Stockholders’ Representative, the Reserve Amount; and (iv)  to the Paying Agent, the Payment Fund.

(d)           Reliance.  In calculating and paying the consideration payable under Sections 1.6(c), 1.7(d) or 8.1(c), or any other payment contemplated by this Agreement, Parent, Surviving Corporation and Paying Agent shall be entitled to rely conclusively on information contained in (i) the Closing Allocation Certificate or a Contingent Allocation Certificate, as applicable, and other certificates or instructions delivered pursuant to this Agreement, including the amounts of outstanding Indebtedness, Sellers’ Expenses, PJSC Contingent Fees to be offset, and amounts payable to any Former Holder, (ii) the Letters of Transmittal, (iii) representations, warranties and other information contained in this Agreement including the Disclosure Schedule, and (iv) any other instructions and certificates delivered by Stockholders’ Representative or the Company as contemplated by this Agreement.

(e)           Transfer Books; No Further Ownership Rights in Company Stock.  At the Effective Time: (i) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the applicable Merger Consideration with respect to each share of Company Capital Stock evidenced by such Certificate upon surrender thereof in accordance with Section 1.6(b); and (ii) the stock transfer books of the Company shall be closed

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted
portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the Commission.

and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.

(f)           Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the applicable Merger Consideration to such Person in exchange for each share of Company Capital Stock evidenced by such lost, stolen or destroyed Certificate.

(g)           Termination of Fund.  Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the Former Holders one year after the deposit thereof by Parent or the Stockholders’ Representative into the Payment Fund shall be delivered by the Paying Agent to the Surviving Corporation upon demand.  Any Former Holders who have not theretofore complied with this Section 1.6 shall thereafter look only to Parent or the Surviving Corporation for payment of the Merger Consideration, Option Consideration, Warrant Consideration or Contingent Payment payable with respect thereto, subject to applicable laws of escheat.

(h)           No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation, an Affiliate thereof or the Paying Agent shall be liable to any Person for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)           Taking of Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and the Surviving Corporation are fully authorized in their respective names to take, and will take all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.

1.7           Contingent Payments.

(a)           Definitions.  For purposes of this Agreement:

(1)           “Contingent Payment” means a Milestone Payment, an Earn-out Payment or a Sales Milestone Payment.

(2)           “Contingent Payment Event” means a Milestone Event, a Sales Milestone Event or an obligation to make an Earn-out Payment.

(3)           “Diligent Efforts” shall mean [***].

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted
portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the Commission.

(4)           “DZNS Product” shall mean any product (a) that meets the definition of the term “Product” in the SK License, as such term is defined as of the Closing Date, or (b) comprises or otherwise involves the use of a formulation described in Schedule 1.7(a)(4) or a formulation claimed in, or otherwise covered by a claim in, a Neuronex Patent.

(5)           “Earn-Out Payment” shall mean any payment that becomes due and payable pursuant to Section 1.7(c).

(6)           “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

(7)           “Generic Competition” shall mean such time as the sales (by volume) in the United States (or other applicable country in the Territory) by a third party (not authorized by Parent or any of its Affiliates, successors or licensees) of a DZNS Product which identifies as the reference listed drug a DZNS Product for which Parent has paid one or more milestone payments pursuant to Section 1.7(b) below exceed [***]).

(8)           “Launch” shall mean the date of first commercial sale in the United States of any DZNS Product.

(9)           “Marketing Approval” shall mean the final approval of the FDA necessary for the lawful marketing and sale in the U.S. of the DZNS Product.

(10)           “Milestone Event” shall mean, as the context requires, each event referred to in the chart in Section 1.7(b)(1) under the heading “Milestone Event.”

(11)           “Milestone Event Occurrence Date” shall mean, with respect to each Milestone Event, the date of occurrence of the event comprising such Milestone Event.

(12)           “Milestone Payment” shall mean any payment that becomes due and payable upon the occurrence of a Milestone Event pursuant to Section 1.7(b)(i).

(13)           “NDA” shall mean a New Drug Application or Abbreviated New Drug Application filed by the Company, Parent, Surviving Corporation or any of their respective Affiliates, successors or licensees with the FDA as defined under Title 21 of the U.S. Code of Federal Regulations.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted
portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the Commission.

(14)           “Net Sales” means the gross sales of DZNS Products made by Parent, the Surviving Corporation or any of their Affiliates or licensees of rights to DZNS Product to unaffiliated third parties in the Territory less the following, as accrued and adjusted for amounts actually taken: (i) trade, cash or quantity discounts, allowances, adjustments and rejections; (ii) rebates, chargebacks, recalls and returns; (iii) price reductions or rebates imposed by governmental authorities; (iv) price reductions or rebates accorded to managed care systems; (v) sales, excise and similar taxes assessed on the sale of such DZNS Product, but not including any income tax or franchise tax of any kind; and (vi) to the extent separately itemized on the applicable invoice, transportation, importation, shipping, insurance and other handling expenses; in each case as calculated in accordance with United States generally accepted accounting principles or such other accounting principles as Parent shall apply on a consistent basis.  Net Sales excludes commercial samples, charitable donations and clinical supply.

(15)           “Neuronex Patent” shall mean any Patent Rights  that are derived from or claim priority to [***], specifically including all divisions, continuations and continuations-in-part, that claim priority to, or common priority with, such [***], and all patents that have issued or in the future issue from any of the foregoing [***], including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.

(16)           “[***]” shall mean that a DZNS Product shall have been [***].

(17)           “Sales Milestone Event” shall mean each calendar quarter with respect to which Sales Milestone Payments become due and payable in accordance with Section 1.7(b)(2).

(18)           “Sales Milestone Payment” shall mean any payment that becomes due and payable pursuant to Section 1.7(b)(2).

(19)           “Sales Milestone Payment Occurrence Date” shall mean, with respect to Sales Milestone Payments the last day of the calendar quarter with respect to such Sales Milestone Payments.

(20)           “Territory” shall mean all of the world, except for the following countries, which constitute the “SK Territory”:  Korea, Japan, China, Taiwan, Singapore, Indonesia, India, Philippines, Thailand, Malaysia, Vietnam and Hong Kong.

(b)           Contingent Payment Events and Contingent Payments.

(1)           Upon the first occurrence of any of the Milestone Events set forth in the chart below under the heading “Milestone Event,” the Milestone Payment set forth opposite such Milestone Event in the chart below shall become due and payable in accordance with and subject to Section 1.7(d) and shall be treated by all of the parties to this Agreement as an additional purchase price paid for the Company Capital Stock, Company Warrants and Company Options for all income Tax purposes (except to the extent required by applicable Law).

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted
portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the Commission.

Milestone Event	Milestone Payment
NDA for the DZNS Product has been approved by the FDA.	$[***]
Additional payment at NDA approval (above) if [***]	$[***]
Execution of an agreement with a commercial device manufacturer; provided such agreement [***] (an “[***] Manufacturing Agreement”)	$[***]
Approval of the DZNS Product by the European Medicines Agency (or any successor agency thereto).	$[***]

(2)           Upon the first occurrence of each of the Sales Milestone Events set forth in the chart below under the heading “Sales Milestone Event,” the Sales Milestone Payment set forth opposite such Sales Milestone Event in the chart below shall become due and payable in accordance with and subject to Section 1.7(d) and shall be treated by all of the parties to this Agreement as an additional purchase price paid for the Company Capital Stock, Company Warrants and Company Options for all income Tax purposes (except to the extent required by applicable Law).  Annual Net Sales reflected below in the following table shall be determined with reference to any period of four consecutive calendar quarters.  For the avoidance of doubt, the Sales Milestone Payments shall be due only once upon the achievement of a Sales Milestone Event.  Net Sales in any calendar quarter may count towards at most one Sales Milestone Event (so that Net Sales that count towards one Sales Milestone Event cannot be counted towards another Sales Milestone Event), and, following achievement of a Sales Milestone Event, Net Sales start accruing toward the next Sales Milestone Event no earlier than after the end of the last calendar quarter included in the Annual Net Sales period which achieved such prior Sales Milestone Event.  By way of example and not limitation, if the first time that the Sales Milestone Event of “Annual Net Sales of at least $[***]” is achieved with respect to sales made in the four (4) consecutive calendar quarter period ending in the third calendar quarter of 2015, then the Sales Milestone Event of “Annual Net Sales of at least $[***]” cannot be deemed achieved until at least the end of the third calendar quarter of 2016 (i.e., the end of the next succeeding four calendar quarter period).

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted
portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the Commission.

Sales Milestone Event	Sales Milestone Payment
Annual Net Sales of at least $[***]	$[***]
Annual Net Sales of at least $[***]	$[***]
Annual Net Sales of at least $[***]	$[***]
Annual Net Sales of at least $[***]	$[***]
Annual Net Sales of at least $[***]	$[***]

(c)           Earn-out Payments.

(1)           During the Earn-out Term, an Earn-out Payment at the applicable rate set forth below shall become due and payable in accordance with and subject to Section 1.7(d).

Calendar Year Net Sales	Earn-out Rate
Portion of calendar year Net Sales between $0 to $[***]	[***]%
Portion of calendar year Net Sales above $[***]	[***]%

Such Earn-out Payments shall be calculated and payable on all Net Sales of DZNS Product in the Territory.  “Earn-out Term” shall mean on a country-by-country basis the time period commencing with the first commercial sale of DZNS Product in such country and ending on the earliest of: (i) Generic Competition for the DZNS Product and (ii) the tenth (10th) anniversary of such first commercial sale.

(2)           If the manufacture or sale of a DZNS Product that gives rise to an Earn-out Payment obligation (A) requires, in the opinion of legal counsel to Parent, the Surviving Corporation, its Affiliates or any sublicensees, a license to third party patent rights (excluding patent rights licensed under the SK License and excluding patent rights covering any device or delivery system) or (B) includes the payment of royalties on sales of DZNS Product to secure [***] from a third-party manufacturer pursuant to an [***] Manufacturing Agreement, and Parent, the Surviving Corporation, its Affiliates or any sublicensees pays royalties on sales of DZNS Product in respect of such rights under such a license or such [***] Manufacturing Agreement, then the Surviving Corporation and Parent shall have the right to credit against the payments otherwise owing to Former Holders under Section 1.7(c)(1) an amount equal to [***] percent ([***]%) of (A) such royalties paid to such Person for sales of DZNS Product in the same quarter minus (B) the amount of any credit taken with respect to such

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted
portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the Commission.

third party royalties against amounts that would otherwise be payable pursuant to the SK License; provided, that the Surviving Corporation and Parent shall not reduce the amount of the Earn-out Payments due to the Former Holders by reason of this Section 1.7(c)(2), with respect to sales of the DZNS Product in the applicable country, by more than [***] percent ([***]%) (i.e., below [***]% with respect to calendar year Net Sales of up to $[***] million and below [***]% with respect to that portion of calendar year Net Sales of more than $[***] million).  Notwithstanding the foregoing, [***].

(3)           All Earn-out Payments shall be treated by all of the parties to this Agreement as an additional purchase price paid for the Company Capital Stock, Company Warrants and Company Options for all income Tax purposes (except to the extent required by applicable Law).

(d)           Distribution of Contingent Payments.  If a Contingent Payment becomes due and payable pursuant to Section 1.7(b) or (c), Parent shall, as promptly as reasonably practicable after determination of the applicability of such payment, give written notice of such occurrence date to the Stockholders’ Representative.  Following any such occurrence date, and at least five Business Days prior to the date that such Contingent Payment is due, the Stockholders’ Representative shall deliver to Parent a Contingent Allocation Certificate, which shall include a deduction from the Contingent Payment for any PJSC Contingent Fees due in connection with such Contingent Payment (which Parent shall pay or cause to be paid to PJSC).  Parent shall pay or cause to be paid such Contingent Payment in accordance with the Contingent Allocation Certificate within the following time periods: (A) thirty (30) days following the Milestone Event Occurrence Date for a Milestone Event, or (B) within sixty (60) days following the end of each relevant calendar quarter for any Sales Milestone Payment or Earn-out Payment.

(e)           Contingent Payment Rights Not Transferable.  The right of any Former Holder to receive any Contingent Payment: (i) does not give the Former Holder dividend rights, voting rights, liquidation rights, preemptive rights or other rights of holders of capital stock of the Company or Parent; (ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be assignable or otherwise transferable by such Former Holder, except in the case of a natural person, on death, by will or intestacy or by instrument to an inter vivos or testamentary trust in which any Contingent Payment is passed to beneficiaries upon the death of the trustee or by operation of law or, if such Former Holder is a partnership or limited liability company, to one or more partners or members of such Former Holder or to one or more Affiliates of such Former Holders, partners or members; (iv) shall not accrue or pay interest on any portion thereof, except as provided by this Agreement; and (v) does not represent any right other than the right to receive the consideration set forth in this Section 1.7.  Any attempted transfer of the right to any Contingent Payment by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted
portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the Commission.

(f)           Diligent Efforts.  Commencing upon the Closing, Parent and Surviving Corporation (and any subsequent acquirer of either Parent or Surviving Corporation) shall use Diligent Efforts to achieve the Milestone Events.  If the Stockholders’ Representative in good faith believes that Parent is not using the Diligent Efforts required hereby to fulfill any of the Milestone Events , then the Stockholders’ Representative may provide Parent with written notice thereof specifying in reasonable detail the reasons for such belief.  If such notice is given, Parent shall have [***] days from receipt of notice to cure such alleged deficiencies.  If, after such cure period, the Stockholders’ Representative reasserts in writing substantially the same deficiencies (a “Diligence Notice”), then [***].

If Parent and Surviving Corporation or any of their respective Affiliates are no longer engaging in the activities required to achieve the Milestone Events, then Parent shall send written notice thereof to the Stockholders’ Representative within 60 calendar days of the date on which Parent and Surviving Corporation or any of their respective Affiliates first cease engaging in the

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted
portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the Commission.

required activities. Following a Successor’s acquisition of Parent or the Surviving Corporation, as applicable; such Successor shall, for a period of at least [***] following such acquisition, exercise Diligent Efforts at least equal to those that Parent devoted to the DZNS Product in the year preceding the acquisition.

Failure of Parent or Surviving Corporation to fulfill or perform its obligation to use Diligent Efforts under this Agreement shall not subject such party to any liability to the extent such failure is caused or occasioned by acts of God, acts of terrorism, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor disputes (which strikes or disputes need not be settled), compliance with any order, regulation, or request of government, or by any other event or circumstance of like character to the foregoing beyond the reasonable control and without the fault or negligence of such party, (a “Force Majeure Event”), provided such party uses reasonable efforts to remove such Force Majeure Event, gives the Stockholders’ Representative prompt notice of the existence of such Force Majeure Event and as promptly as reasonably practicable resumes Diligent Efforts after the Force Majeure Event is alleviated.

Notwithstanding anything to the contrary in this Agreement, at any time after the Effective Time Parent may provide written notice to the Stockholders’ Representative of Parent’s intent to discontinue development and commercialization of the DZNS Products, in which case the obligations of Parent and its Affiliates under this Agreement, including this Section 1.7, shall terminate immediately upon issuance of such notice (except (i) Section 4.3 shall survive for three (3) years after the Closing and (ii) Parent’s obligation to pay any unpaid amounts under this Agreement which were earned prior to the issuance of such notice shall survive).  Following the Stockholder’s Representative’s receipt of such written notice from Parent, then, at the subsequent written request of the Stockholders’ Representative, Parent shall, subject to the terms and conditions of the SK License and to the extent permitted by the SK License and SK Bio, assign to the Stockholders’ Representative or its nominee, on behalf of the Former Holders, all assets of Parent and its Affiliates (including intellectual property rights and contracts) solely related to the DZNS Product (specifically including, to the extent permitted under the SK License or otherwise approved in writing by SK Bio, all rights under the SK License, all Neuronex Patents, all data solely related to the DZNS Product developed by or on behalf of the Company prior to Closing, all regulatory filings and approvals solely related to the DZNS Product, and all inventory of DZNS Product (with the Stockholders’ Representative promptly reimbursing Parent’s actual costs for such inventory)), with the Parent and the Stockholders’ Representative working together in good faith to facilitate and effectuate such assignment.

(g)           Information Sharing.

(1)           For so long as one or more Milestone Payments remains unpaid and still potentially payable, Parent shall provide, on an [***] basis commencing [***] months after [***], a written report to the Stockholders’ Representative or its designee in reasonable detail regarding Parent’s development efforts with respect to the DZNS Product, including the development status of the DZNS Product, regulatory status of the DZNS Product, the significant development efforts undertaken since the last report, the significant development efforts that are anticipated to be undertaken in the following twelve-month period and the status of efforts to achieve the Milestone Events (each such report, an

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted
portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the Commission.

“Update Report”).  Within [***] ([***] days after receipt of an Update Report, if the Stockholders’ Representative requests a meeting with representatives of Parent to discuss such report, Parent shall make available for such a meeting (in person or by phone) senior medical and regulatory personnel responsible for the applicable activities set forth in the Update Report at a reasonable time and location and on reasonable prior notice.

(2)           From the Closing Date until the expiration of the Earn-out Term, Parent shall upon the reasonable request of Stockholders’ Representative (or his designee) not more than [***] per year (or not more than [***] per calendar quarter during the period from the Closing Date until such time as Parent has paid the Milestone Payment payable upon approval of the FDA of the NDA for the DZNS Product) make available for a meeting (in person or by phone) senior sales and marketing personnel responsible for establishing and implementing sales and marketing strategy with respect to DZNS Product at a reasonable time and location and on reasonable prior notice.  Parent shall give due consideration to reasonable input provided by Stockholders’ Representative or his designee.

(3)           Following Launch and for so long as one or more Earn-out Payments may be payable pursuant to this Agreement, Parent shall provide to the Stockholders’ Representative within [***] days after the end of each [***] (or [***] ([***]) days in the case of [***]) a statement setting forth in reasonable detail the calculation of the Earn-Out Payment for the applicable quarter, which information may be contained in the Update Report.

(h)           Abandonment and Bankruptcy.

(1)           In the event that Parent or Surviving Corporation determines that a Milestone Event or Sales Milestone is no longer achievable following the exercise of Diligent Efforts, it shall as promptly as reasonably practicable notify the Stockholders’ Representative in writing of such determination (a “Milestone Abandonment Notice”) specifying in reasonable detail the reasons the applicable determination was made.  In the event that the Stockholders’ Representative disputes any determination set forth in a Milestone Abandonment Notice (a “Milestone Abandonment Dispute”), the Stockholders’ Representative shall deliver a written notice (a “Milestone Abandonment Objection Notice”) to Parent and Surviving Corporation within [***] ([***]) days of receipt by the Stockholders’ Representative of the Milestone Abandonment Notice, specifying in reasonable detail the reasons the Stockholders’ Representative disputes the allegations set forth in the Milestone Abandonment Notice.  During the [***] ([***]) day period following the delivery of any Milestone Abandonment Objection Notice, Parent and the Stockholders’ Representative shall attempt, in good faith, to resolve such dispute.  In attempting to resolve such dispute, Parent shall provide the Stockholders’ Representative and its representatives access to any information related to the applicable milestone, even if any inspection has occurred in accordance with Section 1.7 at any time during the twelve (12) preceding months.  If at the end of the [***] ([***]) day period following the delivery of any Milestone Abandonment Objection Notice, Parent and the Stockholders’ Representative shall not have reached agreement with respect to the dispute, either may cause such dispute to be finally resolved in accordance with Section 8.6.  If the Stockholders’ Representative does not deliver a Milestone Abandonment Objection Notice within [***] ([***])

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted
portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the Commission.

days following receipt by the Stockholders’ Representative of a Milestone Abandonment Notice, [***].

(2)           Notwithstanding anything to the contrary in this Agreement, immediately upon the occurrence of any proceeding by Surviving Corporation or Parent under any bankruptcy or similar law, or placement of Surviving Corporation’s or Parent’s assets in the hands of a trustee or receiver, to the extent not previously paid, [***] shall become due and payable; provided, however, that in a case under title 11 of the United States Code, if Parent assumes this Agreement in accordance with section 365 of title 11 of the United States Code and cures any and all outstanding defaults, including any and all monetary and non-monetary defaults, within five Business Days of entry of an order authorizing such assumption, then [***] shall not be deemed accelerated in accordance with this Section 1.7(h), but shall remain due and payable in accordance with the deadlines and subject to the conditions set forth in Section 1.7.

(i)           Audit Rights.

Once per [***] following Launch and until [***] ([***]) [***] after Earn-out Payments become payable pursuant to this Agreement, the Stockholders’ Representative shall have the right to retain and cause an independent, certified public accountant reasonably acceptable to Parent to conduct an audit of relevant records of Parent, its Affiliates and any licensees, sublicensees or relevant third parties in order to confirm Net Sales of the DZNS Product and the amount of Sales Milestone Payments and Earn-out Payments payable during the prior [***] [***] period pursuant to Section 1.7.  Such audits may be conducted during normal business hours at the headquarter offices of Parent upon reasonable prior written notice to Parent or such other party. Parent shall include in any relevant agreement audit rights in favor of the Stockholders’ Representative. The Stockholders’ Representative and/or Former Holders shall bear the full cost of such audit unless such audit discloses that Sales Milestone Payments or Earn-out Payments have been underpaid for the applicable period by [***]% or more, in which case, Parent shall bear the full cost of such audit.  Parent shall as promptly as reasonably practicable remit any underpayment of Sales Milestone Payments and Earn-out Payments in accordance with Section 1.7(d).  Any over-payment of Sales Milestone Payments or Earn-out Payments may be recovered by Parent solely by deducting the amount thereof from any future Sales Milestone Payments or Earn-out Payments.

1.8           Hold-back Amount.  Within ten (10) Business Days after the first anniversary of the Effective Time, Parent shall deliver to the Stockholders’ Representative written notice of the current Hold-back Amount, as adjusted to date in accordance with Section 1.5 and Article 7.  Within three (3) Business Days of receipt of the notice, Stockholders’ Representative shall deliver to Parent a Hold-back Allocation Certificate.  Parent shall pay or cause to be paid the Hold-back Amount in accordance with the Hold-back Allocation Certificate within thirty (30) days following receipt of the Hold-back Allocation Certificate.

2.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to Parent and Merger Sub that, except as disclosed in the Disclosure Schedule:

2.1           Due Organization; Organizational Documents.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own and lease its assets and properties and to conduct its business in the manner in which its business is currently being conducted  (the “Current Company Business”).  The Company is duly qualified to do business as a foreign corporation and is in good standing (if such concept is applicable in the relevant jurisdiction) under the Laws of all jurisdictions where the operation of the Current Company Business by the Company requires such qualification.  The Company has provided to Parent true, correct and complete copies of the certificate of incorporation (the “Restated Certificate of Incorporation”) and bylaws of the Company (the “Bylaws”), in each case including all amendments thereto, as in effect as of the date of this Agreement.  The minute books of the Company have been provided to Parent and contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since inception through the date of this Agreement.  The Company is not in violation of any of the provisions of its Restated Certificate or Bylaws.  The Company has no Subsidiaries, and the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

2.2           Capitalization; Stockholder Information.

(a)           The authorized capital stock of the Company consists of:  (i) 13,525,350 shares of Company Common Stock, of which 8,020,000 shares are issued and outstanding as of the date hereof and no shares are held by the Company as treasury shares; and (ii) 1,703,482 shares of Company Preferred Stock, all of which are designated Series A Preferred Stock, of which 1,576,356 are issued and outstanding as of the date hereof.  All outstanding shares of Company Common Stock and Company Preferred Stock (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are free of any liens or encumbrances created by the Company, and, to the Knowledge of the Company, free of any liens or encumbrances created by or imposed upon the holders thereof, and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Restated Certificate of Incorporation or Bylaws or any agreement to which the Company is a party or by which it is bound. As of the date of this Agreement, there are 2,200,000 shares of Company Common Stock reserved for issuance under the Company Stock Plans, of which 1,201,480 shares of Company Common Stock are subject to outstanding options and 998,520 shares of Company Common Stock are reserved for future option grants.  The Company has provided to Parent true, correct and complete copies of each form of stock option agreement and each Company Stock Plan evidencing outstanding Company Options.  As of the date of this Agreement, there are 127,126 shares of the Company’s Series A Preferred Stock subject to outstanding Company Warrants.  The Company has provided to Parent true, correct and complete copies of each agreement and form of instrument associated with or evidencing Company Warrants.  All shares of Company Common Stock issuable upon conversion of the outstanding shares of Company Preferred Stock or upon exercise of the Company Options or Company Warrants described in this Section 2.2 will be, when issued pursuant to the respective terms of such Company Preferred Stock, Company Options or Company Warrants duly authorized, validly issued, fully paid and nonassessable.

(b)           Part 2.2 of the Disclosure Schedule sets forth, as of the date of this Agreement:  (i) the number of shares of Company Capital Stock that each current stockholder of the Company holds of record; and (ii) to the Knowledge of the Company, the address and state of residence of such stockholder.

(c)           Part 2.2 of the Disclosure Schedule sets forth the following information with respect to each outstanding Company Option and Company Warrant: (i) the name of the holder of the Company Option or Company Warrant, as applicable; (ii) the number of shares of Company Capital Stock subject to such Company Option or Company Warrant, and the date of grant, exercise price, number of shares vested as of the date hereof, vesting schedule, and, in the case of Company Options, the type of Company Option (i.e., an incentive stock option described in Section 422 of the Code or a nonstatutory stock option) as of the date the Company Option was granted and the Company Stock Plan or other plan under which such Company Options were granted; (iii) the exercise price; (iv) whether, in the case of a Company Option, such Company Option is subject to a Company Stock Plan; and (v) to the Knowledge of the Company, the address and state of residence of each such holder.

(d)           Except for the rights created pursuant to this Agreement, the Company Options, the Company Warrants, the Company Preferred Stock and as set forth in Part 2.2 of the Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements that are outstanding to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or other equity security of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any option, warrant, call, right, commitment or agreement regarding shares of Company Capital Stock or other equity security of the Company.  Except as set forth in Part 2.2 of the Disclosure Schedule, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders on any matter.  There are no declared or accumulated but unpaid dividends on any share of Company Capital Stock and no dividends or payments in lieu of dividends shall become payable as a result of the Merger or transactions contemplated hereby.  Other than as set forth in Part 2.2 of the Disclosure Schedule, there are no other contracts, commitments or agreements relating to the voting, purchase or sale of the Company’s capital stock: (A) between or among the Company and any of its stockholders; or (B) to the Knowledge of the Company, between or among any of the Company’s stockholders.

2.3           Financial Statements; Absence of Undisclosed Liabilities.

(a)           The Company has provided to Parent the unaudited balance sheet of the Company as of and for the fiscal year ended December 31, 2011  (the “Company Balance

Sheet”) and the statement of operations and statement of cash flows for the fiscal year ended December 31, 2011 (collectively, the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with GAAP (except as disclosed in the notes thereto and except that the unaudited Company Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments which are not material in scope or amount or that relate to non-cash charges for options or warrants or any potential consolidation of the Company with Aerial Biopharma) applied on a consistent basis throughout the periods covered.  The Company Financial Statements fairly present, in all material respects and in accordance with GAAP, the consolidated financial condition of the Company as of the dates indicated therein and the consolidated results of operations and cash flows of the Company for the periods indicated therein, except that the financial statements are subject to year-end audit adjustments and they do not contain footnotes.  No financial statement of any Person other than the Company is required by GAAP to be included in the Company Financial Statements.  The Company Financial Statements were derived from the books and records of the Company, have been maintained in all material respects in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

(b)           The Company does not have any contingencies, obligations or liabilities of any nature (whether absolute, accrued, matured or unmatured, fixed or contingent), other than: (i) those set forth or adequately provided for in the Company Balance Sheet; (ii) those not required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP; (iii) those incurred in the ordinary course of business since the date of the Company Balance Sheet; and (iv) those incurred pursuant to or in connection with the execution, delivery or performance of this Agreement.  The Company does not have any factored receivables or other off-balance sheet obligations.

2.4           Absence of Changes.  Except as set forth in Part 2.4 of the Disclosure Schedule, between December 31, 2011 and the date of this Agreement the Company has conducted its business in the ordinary course consistent with past practice, and (a) there has not occurred any event, occurrence, development or state of circumstances or facts that has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (b) there has been no material damage, destruction, or loss (whether or not covered by insurance) affecting the Company’s properties or business; (c) the Company has not declared or paid any dividend, stock, split, subdivision, exchange, combination, reclassification or other distribution (whether in cash, stock or property) with respect to shares of Company Capital Stock; (d) the Company has not incurred, outside the ordinary course of business, any liability, except for liabilities incurred in connection with this Agreement and the transactions contemplated by this Agreement; (e) the Company has not has acquired, leased, transferred or sold any assets, except in the ordinary course of business, nor has the Company acquired the capital stock or assets, whether material individually or in the aggregate, of any third party; (f) the Company has not been party to any merger or consolidation with any third party, or any consolidation, restructuring, recapitalization, partial liquidation or dissolution, or other reorganization; (g) the Company has not implemented any material change in any accounting principles, method or practice, except as required by concurrent changes in GAAP, or changes in its fiscal year end; (h) the Company has not (i) granted rights with respect to any severance or termination pay (unless required by law) to any director, officer or employee, except for payments and benefits made pursuant to existing agreements that are disclosed on Part 2.4 of the Disclosure Schedule, (ii) increased the benefits payable under any existing severance or termination pay policies or Employment Agreements to which the Company is a party except where the resulting benefits payable are set forth on Part 2.14 of the Disclosure Schedule, or (iii) entered into any employment, deferred compensation, or other similar agreement or materially increased the compensation, bonus, bonus opportunity or other benefits (except payments and benefits made pursuant to existing written agreements that are disclosed on Part 2.4 of the Disclosure Schedule) payable by the Company to directors, officers, or employees, in each case, other than those required by written contractual agreements or made in the ordinary course of business consistent with past practice; (i) the Company has not terminated or modified the employment terms of any officer of the Company; (j) the Company has not entered into any joint venture, partnership, license or limited liability company or operating agreement with any Person, or agreement requiring the sharing of profits or revenues with any Person; (k) the Company has not made any capital expenditure, capital addition, capital improvement or acquisition of any property, plant, or equipment by the Company, in each case for a cost in excess of $10,000 in the aggregate; (l) the Company has not delayed or postponed in any material respect of the payment of accounts payable or other liabilities outside the ordinary course of business; (m) the Company has not incurred any lien on any assets, tangible or intangible, other than Permitted Encumbrances; (n) the Company has not issued, granted or sold any shares of capital stock (other than in connection with the exercise of outstanding options, warrants and preferred stock) or any other securities convertible into, or options, warrants or rights to purchase or subscribe for, or entered into any arrangement or contract with respect to any such issuance or sale; (o) the Company has not canceled, compromised, or released any material debts owed or waived or released or assigned any material claims or rights, or settled, compromised or terminated any existing lawsuit, legal claim or dispute, or the commenced any new lawsuit other than for the routine collection of bills; (p) the Company has not discharged or satisfied any Encumbrance, or paid any material obligation or liability other than liabilities incurred as of December 31, 2011 and liabilities incurred since December 31, 2011 in the ordinary course of business; (q) there has not occurred any breach, termination, modification, amendment or rescission of any Material Contract, or cancellation, waiver, assignment or release of any rights or claims under any Material Contract; (r) there has not occurred any Tax election (or change or revocation thereof), any adoption or change of any method of Tax accounting or Tax accounting period, any closing agreement, surrender of any rights to claim a Tax refund, any agreement, settlement or compromise of any audit, claim or assessment by any Tax authority, the filing of any amended Tax return, consent to any extension or waiver of the limitation period applicable to any Taxes; (s) there has not occurred any cancellation or termination of any insurance policy naming the Company as a beneficiary or a loss payee without obtaining comparable substitute insurance coverage; (t) there has not occurred any termination, modification or alteration in any material respect, practices or procedures with respect to clinical studies or trials of the products or product candidates, including protocol therefor, of any the Company; (u) the Company has not amended its Restated Certificate of Incorporation or Bylaws or equivalent organizational documents; (v)  the Company has not incurred any additional Indebtedness, issued or sold any debt securities, or guaranteed any debt securities of others; and (w) the Company has not entered into any agreement, authorization or commitment, whether in writing or otherwise, to take any action described in this Section 2.4.  There is no investigation, audit or review pending or, to the Knowledge of the Company, threatened against the Company or its properties or its officers or directors (in their capacities as such), by any Governmental Authority.  There is no judgment, decree, decision, injunction, ruling, subpoena or order against the Company or its assets or, to the Knowledge of the Company, against any of its directors or officers (in their capacities as such), that specifically names the Company or such directors or officers or that: (i) restricts in any material manner the use, transfer or licensing by the Company of any right or interest of the Company in any Company IP Right; or (ii) otherwise materially and adversely affects the conduct of the Current Company Business.

2.5           Tangible Personal Property.  The Company has good and valid title to all of the items of tangible owned personal property reflected on the Company Balance Sheet or acquired after the date of the Company Balance Sheet, except for assets disposed of in the ordinary course of business since the date of the Company Balance Sheet, and all tangible personal property owned by the Company is owned free and clear of all mortgages, liens, pledges, security interests, adverse claims or other encumbrances, except for the following (which are referred to as the “Permitted Encumbrances”): (a) liens identified in Part 2.5 of the Disclosure Schedule; (b)  liens for current Taxes not yet due and payable or, to the extent identified in Part 2.12 of the Disclosure Schedule, that are being contested in good faith by appropriate proceedings and that are not material;(c) liens securing debt that is reflected on the Company Balance Sheet and that will be terminated at Closing; (d) statutory or common Law encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements; (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; and (f) statutory or common Law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens, which do not materially impair the ownership of the Company’s assets or properties.

2.6           Real Property; Lease Agreements.  The Company does not own any real property or interests in real property.  Part 2.6 of the Disclosure Schedule contains a list of all lease agreements pursuant to which any real property is currently leased to the Company (the “Real Property Lease Agreements”).  Other than the Real Property Lease Agreements, the Company does not hold any leasehold interest or other interest in real property, and the Company is not party to any agreement obligating any of them to enter into any lease of real property or to acquire any other interest in real property.  Other than by the instruments referred to in Part 2.6 of the Disclosure Schedule, the Real Property Lease Agreements have not been amended or modified and no material consent or waiver has been granted with respect to any of the terms thereof.

2.7           Intellectual Property.

(a)           For purposes of this Agreement, the following terms shall be defined as follows:

(1)           “IP Rights” means any and all of the following in any country: (A) Copyrights, Patent Rights, Trademark Rights, Know-How, domain name registrations, moral rights, Trade Secrets, industrial property rights, and other intellectual property rights and intangible assets and all goodwill associated therewith; and (B) the right (whether at Law, in equity, by contract or otherwise) to use, enforce or otherwise exploit any of the foregoing.

(2)           “Copyrights” means all copyrights and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, all copyright registrations and applications for copyright registration, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

(3)           “Know-How” means any unpublished inventions (whether patentable or not), invention disclosures, discoveries, improvements, Trade Secrets, proprietary or confidential information, know how, technology, processes, data, supplier and customer lists, databases and data collection, and any other proprietary rights of the Company, and all documentation relating to any of the foregoing.

(4)           “Patent Rights” means all issued patents and pending patent applications (which for purposes of this Agreement shall include any and all patent rights, including utility models, design patents, certificates of invention and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof and all patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, and all patents and applications claiming priority thereto.

(5)           “Company IP Rights” means all IP Rights owned solely by the Company or jointly by the Company and one or more third parties, or in which the Company has any right, title or interest, including all IP Rights licensed to the Company.

(6)           “Trade Secret” means shall mean any, confidential unpatented or unpatentable inventions, processes, formulae, developments, discoveries, technology, compounds, technical information, methods, materials, assays, molecules, protocols, reagents, experiments, lab results, test, know-how, concepts, ideas, research and development, business plans, strategies or other confidential information or materials which the owner or possessor thereof determines confers competitive advantage due to its being generally undisclosed or not disseminated to the public.

(7)           “Trademark Rights” means all trademarks, including common law trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, brand names, trade names, certification marks, design marks, logos, trade dress, registered trade names, applications for registration of trade names, internet domain name registrations, and any goodwill associated therewith, and including any renewal of any of the foregoing.

(b)           Part 1 of Part 2.7(b) of the Disclosure Schedule lists all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) owned solely by the Company, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed and/or published, trademarks have been registered and trademark applications have been filed, copyrights have been registered and copyright registration applications have been filed, or common law trademarks exist, along with the respective application, registration or filing number.  Part 2 of Part 2.7(b) of the Disclosure Schedule lists, as of the date hereof, all of the Patent Rights, Copyrights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) in which the Company has any joint ownership interest, other than those owned solely by the Company, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed and/or published, copyrights have been registered and copyright registration applications have been filed or contemplated to be used in connection with the research, development, use, manufacture, promotion, sale, commercialization or importation of any of DZNS Product, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number.  Part 3 of Part 2.7(b) of the Disclosure Schedule lists, to the Knowledge of Company as of the date hereof, all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) which are material with respect to the research, development, use, manufacture, promotion, sale, commercialization or importation of any DZNS Product and in which the Company has any express right, title or interest, other than those owned solely or jointly by the Company, and other than rights arising under “shrink wrap” or “click through” license agreements accompanying widely available computer software that has not been modified or customized for the Company.

(c)           Part 2.7(c) of the Disclosure Schedule lists all oral or written contracts, agreements, licenses and other arrangements in effect under which any third party has licensed, granted or conveyed to the Company any right, title or interest in or to any Company IP Rights, and other than rights arising under “shrink wrap” or “click through” license agreements accompanying widely available computer software that has not been modified or customized for the Company.

(d)           Part 2.7(d) of the Disclosure Schedule lists all oral and written contracts, agreements, licenses or other arrangements in effect under which the Company has licensed, granted or conveyed to any third party any right, title or interest in or to any Company IP Rights.

(e)           The Company owns, solely or jointly or otherwise possesses legally enforceable rights in and to all necessary IP Rights that are currently used or currently contemplated to be used in connection with the research, development, use, manufacture, promotion, sale, commercialization or importation in the Territory of any DZNS Product under development by Company.  No party has challenged or is challenging (nor is there any basis for such challenge) the right, title or interest of the Company in, to or under the Company IP Rights, or the validity, enforceability or claim construction of any Patent Rights owned (solely or jointly) or exclusively licensed to the Company.  The Company IP Rights constitute all material IP Rights necessary for the research, development, use, manufacture, promotion, sale, commercialization and/or importation of DZNS Product in the Territory as currently contemplated.

(f)           Each of the Company’s current policies and procedures to protect and maintain the confidentiality of the proprietary Know-How and Trade Secrets included in the Company IP Rights are listed on Part 2.7(f) of the Disclosure Schedule and such policies and procedures have been in effect since the Company’s incorporation.  All current and former officers and employees of, and service providers, consultants and independent contractors to, the Company who have contributed to the creation or development of any Company IP Right have executed and delivered to the Company an agreement regarding the protection of proprietary information and the assignment to the Company of any IP Rights arising from services performed for the Company by such persons, the current forms of which agreements have been provided to Parent.  No current or former officers and employees of, or consultants or independent contractors to, the Company have breached in any material respect any term of any such agreements, and no employee, independent contractor, service provider, consultant or agent of the Company is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement, contract or company policy or practice relating in any way to the protection, ownership, development, use or transfer of the Company IP Rights.

(g)           To the Knowledge of the Company, the research, development, use, manufacture, promotion, sale, commercialization and/or importation of DZNS Product in the Territory as currently contemplated by the Company does not and will not infringe, constitute contributory infringement, or inducement to infringe any Patent Rights, Trade Secrets or Know-How of any other Person.  The Company has not received any notice or other communication asserting any of the foregoing.  No current or former employee, consultant, service provider or other independent contractor of the Company has misappropriated or unlawfully used any Trade Secrets or Know-How of any Person in connection with their provision of services to the Company.

(h)           To the Knowledge of the Company, no Company IP Rights are being or have been infringed or misappropriated by any third party.

(i)           Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Company’s right, title or interest in, to or under any of the Company IP Rights.

(j)           The Company has not received notice of and to its Knowledge there is no reasonable basis for any claim by any third party against the Company, and no third party has threatened any claim against the Company, in each case that would (i) adversely affect the ownership rights of the Company in, under or to (A) any of the Company IP Rights or (B) any oral or written contract, agreement, license or other arrangement under which the Company has any right, title or interest in, under or to any of the Company IP Rights or (ii) adversely affect the ability of the Company to research, develop, use, manufacture, promote, sell, commercialize or import any DZNS Product.  To the Knowledge of the Company, no third party is asserting any suit, action or claim against any Person (including the Company) or their respective Affiliates, nor is any such claim being asserted or, being threatened against any such Person, which would adversely affect the ownership rights of the Company in, to or under (1) any of the Company IP

Rights or (2) any contract, agreement, license or other arrangement under which the Company has any right, title or interest in, under or to any of the Company IP Rights.

(k)           The Company does not jointly own any Company IP Rights with any Person, except as disclosed in Part 2 of Part 2.7(b) of the Disclosure Schedule.  No current or former officer, manager, director or employee of the Company, and no stockholder, consultant or independent contractor of the Company, has any right, title or interest in, to or under any Company IP Rights that has not been exclusively assigned, to the Company.

(l)           The Company is not party to any oral or written contract, agreement, license or other arrangement that restricts the use, transfer, delivery or licensing of the Company IP Rights (or any tangible embodiment thereof).

(m)           The Company has instituted the policies and procedures listed in Part 2.7 of the Disclosure Schedule to protect and maintain the confidentiality and proprietary nature of the Know-How that constitutes a Trade Secret.  The Company has not granted, licensed or conveyed to any third party, pursuant to any written or oral contract, agreement, license or other arrangement, any license or other right, title or interest in, to or under any Company IP Rights (or any tangible embodiment thereof).  There are no outstanding obligations to pay any amounts or provide other material consideration to any other Person in connection with any Company IP Rights (or any tangible embodiment thereof).

(n)           The Company is not currently a party to any written or oral contract, agreement, license or other arrangement to indemnify, hold harmless or otherwise assume any liability of any other Person against any charge of infringement or misappropriation of any IP Rights.

(o)           With respect to each Company IP Right, payment of all necessary registration, maintenance, annuities and renewal fees in connection with such Company IP Right has been made and all necessary documents and certificates in connection with such Company IP Right have been filed with the relevant Governmental Authorities in the United States and elsewhere in the Territory as applicable for the purposes of maintaining such Company IP Right and no information material to patentability under applicable Law has been withheld from the examining office.

2.8           Contracts.

(a)           Part 2.8 of the Disclosure Schedule identifies each Material Contract (as defined below) that is in effect as of the date of this Agreement, other than Material Contracts described in clause “(ix)” of the definition of Material Contract that are disclosed on Part 2.13 of the Disclosure Schedule. For purposes of this Agreement, “Material Contract” shall mean any oral or written contract, agreement, license or commitment to which the Company is a party: (i) (A) under which future receipts or expenditures required to be made by the Company in the current or any future fiscal year could exceed $50,000 or (B) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party; (ii) pursuant to which the Company has licensed from any Person any Company IP Rights; (iii) pursuant to which the Company has granted rights to any third party to any Company IP Rights; (iv) evidencing Indebtedness for, or a guarantee by the Company of Indebtedness of $50,000 or more; (v) creating or relating to any partnership, limited liability company or joint venture between the Company and any third party or providing for any sharing of profits or losses by the Company with any third party; (vi) containing covenants limiting the freedom of the Company or their Affiliates to compete in any line of business, in any geographic region or with any third party; (vii) that constitutes a Real Property Lease Agreement; (viii) providing for earn-out payments by the Company; (ix)(A) relating to the employment of, or the performance of services by, any employee or consultant other than at-will employment arrangements terminable at any time without the payment of any penalty, (B) pursuant to which the Company is or may become obligated to make any severance, termination, or similar payment to any current or former employee, officer, consultant or director, (C) pursuant to which the Company is or may become obligated to make any bonus or similar payment to any current or former employee, officer, consultant or director, or (D) pursuant to which the Company may be required to provide, or accelerate the vesting of, any payments, benefits, or equity rights upon the occurrence of any of the transactions contemplated by this Agreement; (x) that provides for indemnification of any officer, director, employee, or agent of the Company; (xi) imposing any of the following:  (A) a restriction on the right or ability of the Company or its Affiliates to manufacture, research, develop or commercialize any products, (B) a restriction on the right or ability of the Company or its Affiliates to solicit for employment or hire any employees of any other Person or (C) a restriction on the right or ability of the Company or its Affiliates to transact any particular business; (xii) any union contract or collective bargaining agreement; (xiii) any lease for personal property in which the amount of payments which the Company is required to make in the aggregate exceeds $10,000; (xiv) any agreement relating to a merger, acquisition of assets or any capital stock of any business enterprise; (xv) any nondisclosure or confidentiality agreements other than those entered into in the ordinary course of business; (xvi) any contract or group of related contracts with the same party for the purchase or sale of supplies, equipment or other personal property or for the furnishing or receipt of services under which the undelivered balance of such products and/or services has a selling price in excess of $50,000; (xvii) any contract or agreement with a Governmental Authority under which goods, services or financing are provided or are to be provided to or by such Governmental Authority; (xviii) any settlement, conciliation or similar agreement; (xix) any contract with a “material supplier” (as defined in Section 2.9 below); or (xx) any other contract, agreement, or commitment not otherwise listed in Part 2.8 of the Disclosure Schedule, (A) the termination of which would reasonably be expected to have a Company Material Adverse Effect, or (B) that, if no required consent regarding the transactions contemplated hereby is obtained, would reasonably be expected to have a Company Material Adverse Effect.  The Company has provided to Parent a copy of each Material Contract (or, in the case of an oral agreement, a written description of the material terms of such oral agreement).

(b)           Each Material Contract is valid and in full force and effect and, with respect to each party thereto, other than the Company, is binding and enforceable against such party, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. To the Knowledge of the Company, no party is in breach or in default under any Material Contract.  No event has occurred that with notice or lapse of time would constitute a material breach or material default thereunder by the Company or would permit the modification or premature termination of such Material Contract by any other party thereto.  No written notice of any claim of breach, default or violation that has not been cured or settled has been given to the Company.

(c)           The Company is not in breach or default of its obligations under that certain License Agreement dated July 6, 2010 between the Company and SK Biopharmaceuticals Co., Ltd., as assignee of SK Holdings Co., Ltd. (such agreement referred to as the “SK License” and such party referred to herein as “SK Bio”), and the Company has not received a notification of breach or default from SK Bio or any of its agents or affiliates, nor is the Company aware of any events, facts or circumstances that could be reasonably expected to give rise to such a breach or default.  To the Company’s Knowledge, SK Bio has complied in all material respects with its obligations under the SK License. The SK License is valid and in full force and effect with respect to each party thereto and is binding and enforceable against each such party, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.  The Company has provided a true, correct and complete copy of the SK License to Parent.  The Company has provided true, correct and complete copies of the written development plan most recently agreed upon between the Company and SK Bio and minutes (approved by both the Company and SK Bio, in one case as redacted) of all meetings of the JDC (as such term is defined in the SK License) at which amendments or updates to such most recently agreed upon written development plan were reviewed and discussed, and collectively such written development plan and redacted minutes (the “Development Plan Documentation”) represent the development plan for the DZNS Product as currently agreed upon by the Company and SK Bio, and the Company is in full compliance with such development plan.

2.9           Suppliers.  No current material supplier of services or supplies to the Company has canceled or otherwise terminated, or to the Knowledge of the Company made any threat to the Company to cancel or otherwise terminate, its relationship with the Company or has at any time on or after the date of the Company Balance Sheet, decreased its services or supplies to the Company.  To the Knowledge of the Company, no such supplier has indicated to the Company that such supplier intends to cancel or otherwise terminate its relationship with the Company or to decrease in any material respect its delivery of services or supplies to the Company.

2.10           Compliance with Laws.  The Company is, and at all times since its inception has been, in compliance with all Laws which are applicable to the operation of the Current Company Business.  The Company has not received, at any time any written notice or other written communication from any Governmental Authority or any other Person or to the Knowledge of the Company any oral communication from any Governmental Authority regarding (a) any actual, alleged, possible or potential material violation of, or material failure to comply with, any applicable Law, or (b) any actual, alleged, possible or potential material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with such a violation of any applicable Law.  No event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to (A) constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply with applicable Laws, or (B) give rise to any material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

2.11           Permits.

(a)           The Company has obtained all permits, approvals, licenses and registrations (“Governmental Approvals”) from U.S. federal, state and local as well as foreign Governmental Authorities that are applicable to the conduct of the Current Company Business.  All such Governmental Approvals are valid and in full force and effect.  Part 2.11 of the Disclosure Schedule sets forth a complete and accurate list of each material Governmental Approval that is held by the Company or is necessary in connection with the conduct of the Current Company Business and the ownership of the properties and assets of the Company.  The Company is, and at all times since its inception has been, in material compliance with all of the terms and requirements of each such Governmental Approval.  The Company has not received any written notice or other communication from any Governmental Authority regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Approval or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Approval.

(b)           No event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Governmental Approval listed or required to be listed in Part 2.11 of the Disclosure Schedule or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Approval listed or required to be listed in Part 2.11 of the Disclosure Schedule.

(c)           All applications required to have been filed for the renewal of the Governmental Approvals listed or required to be listed in Part 2.11 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Approval have been duly made on a timely basis with the appropriate Governmental Authorities.

(d)           The Governmental Approvals listed in Part 2.11 of the Disclosure Schedule collectively constitute all of the Governmental Approvals necessary to permit the Company Current Business to be lawfully conducted and operated and to permit the Company to own and use its assets.

2.12           Tax Matters.

(a)           All Tax Returns required to be filed on or before the Closing Date with any Taxing Authority (determined without regard to extensions) by or on behalf of the Company, either separately or as a member of a combined or affiliated group of corporations, have been duly and timely filed on or before the applicable due date (determined with regard to extensions) in material compliance with all Laws.  All such Tax Returns filed by or on behalf of the Company were true, correct and complete in all material respects, and the Company has timely paid, or withheld and remitted to the appropriate Taxing Authority, all Taxes owed by the Company (whether or not shown, or required to be shown, on any Tax Return).  No written claim has ever been received by the Company from a Taxing Authority representing a jurisdiction where the Company does not file Tax Returns or does not pay and collect Taxes in respect of a particular type of Tax imposed by such jurisdiction, that the Company is or may be subject to Tax in that jurisdiction, or is or may be required to pay and collect Taxes, in respect of such Tax in that jurisdiction.

(b)           The Company has not:  (i) been granted or requested any extension of time within which to file any Tax Return or pay any Tax; (ii) been granted or requested any extension of time with respect to a Tax assessment or deficiency or (iii) been granted or requested any extension or waiver of the statute of limitations period applicable to any Tax or Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.  There are no requests for rulings or determinations in respect of any Tax pending as of the date of this Agreement between the Company and any Taxing Authority.  The Company has not received from any Taxing Authority any (A) written notice concerning any disputes, investigations, proceedings, claims, audit or other review; (B) written request for information related to Tax matters; or (C) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company.  To Company’s Knowledge, no dispute, audit, investigation, proceeding or claim related to Tax matters is pending, being conducted or claimed.  The Company has not filed any amended Tax Return, entered into or received any advance pricing agreement, closing agreement, private letter ruling, technical advice memoranda or other ruling or other agreement relating to Tax, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability.

(c)           Except for Permitted Encumbrances, there are no encumbrances for Taxes upon the assets of the Company.

(d)           The Company has timely and properly withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid or deemed paid or owing to any employee, independent contractor, creditor, shareholder or other third party and the Company has complied with all reporting and recordkeeping requirements with respect thereto.

(e)           Except as set forth on Part 2.12(e) of the Disclosure Schedule, the Company has not been a member of an affiliated, consolidated, combined or unitary group, and the Company is not party to any Tax Sharing Agreement and does not have any liability for the Taxes of any other Person as a transferee or successor, or under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(f)           The Company: (i) is not a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code; (ii) has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or foreign Law); (iii) during the five-year period ending on the date of this Agreement, was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; (iv) has not taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law) and (v) has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or has not been requested to do so in connection with any transaction or proposed transaction.

(g)           The Company is not and will not be required to: (i) make any adjustment for any Post-Closing Tax Period under Section 481 or Section 263A of the Code (or any similar provision of state, local or foreign Law) as a result of a change in method of accounting for a Pre-Closing Tax period; (ii) include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period, including any income attributable to any prepaid amount and any income that would be includible in a Post-Closing Tax Period as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code (or any similar provision of state, local or foreign law)); or (iii) include any amount in income or exclude any item of deduction or loss in a Post-Closing Tax Period as a result of entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law) on or prior to the Closing Date.

(h)           The Company has not incurred a “dual consolidated loss” as that term is defined in Section 1503 of the Code and the corresponding Treasury Regulations issued thereunder.

(i)           The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

(j)           No election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of state, local or foreign Tax Law to treat the Company as an association, corporation or partnership, and the Company is not disregarded as an entity for Tax purposes.  No election has been made under Section 1362 of the Code to treat the Company as an “S Corporation.”

(k)           Except as set forth on Part 2.12(k) of the Disclosure Schedule, the Company does not enjoy any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority outside of the United States with respect to the Company that is not generally available to Persons without specific application therefor (each, a “Tax Grant”).  The Company has complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission, and, to the Knowledge of the Company, the transactions expressly contemplated by this Agreement will not materially and adversely affect the eligibility of the Company for any Tax Grant.

(l)           The Company does not own, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(m)           The Company has made available to Parent correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company, or filed by or received by the Company, on or after April 1, 2010 until the date of this Agreement.

(n)           The Company has not executed any power of attorney with respect to Tax, other than powers of attorney that are no longer in force.

(o)           The unpaid Taxes of the Company (i) did not as of December 31, 2011 exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than the notes thereto) and (ii) as of the Closing Date, will not exceed that reserve as adjusted for ordinary course operations through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(p)           The Company does not have and has never had any Subsidiaries.

2.13           Employees and Consultants.  The Company has made available to Parent or Parent’s legal or financial advisor a list, as of the date of this Agreement, containing (a) the names of all current employees (including part-time employees and temporary employees), current leased employees, current independent contractors and current consultants of the Company, and (b) their current respective salaries or wages, other compensation, dates of employment, positions and all written agreements (other than written agreements that constitute Employee Benefit Plans) between the Company and such individuals or entities. Each written employment agreement (other than at-will offer letters with no severance, change in control benefits or guaranteed term or payments) in effect as of the date of this Agreement is set forth in Part 2.13 of the Disclosure Schedule and a copy of each written Employment Agreement and any written amendment thereto, and a description of any oral Employment Agreement or oral amendment to an Employment Agreement, has been has delivered or made available to Parent or Parent’s legal or financial advisor.

2.14           Employee and Labor Matters; Benefit Plans.

(a)           The Company has delivered or made available to Parent or Parent’s legal or financial advisor copies of all employee manuals and handbooks, policy statements and other materials in effect as of the date of this Agreement relating to the employment of the current employees of the Company or the engagement of the current independent contractors of the Company.

(b)           The Company is not delinquent in any payments to any of its employees or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company.  Except as set forth in Part 2.14(b) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the actions set forth in Section 4.6 of this Agreement) do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any acceleration of, vesting of or increase in payments or benefits to any employee or former employee or director of, or other present or former provider of services to, the Company or any of the Subsidiaries.  Except as set forth in Part 2.14(b) of the Disclosure Schedule, no Employee Benefit Plan provides for the payment of severance, termination, change-in-control or any similar type of payments or benefits. Neither the Company nor any of its Affiliates is a party to any agreement that would require it or any of its Affiliates to make any payment on account of the execution of this Agreement and the consummation of the transactions contemplated hereby that would constitute a “parachute payment” for purposes of Sections 280G and 4999 of the Code (“Parachute Payment Agreements”).  As of the date of this Agreement, there are no grievances, complaints or charges pending or, to the Knowledge of the Company, threatened against the Company under any dispute resolution procedure or before any Government Entity.  The Company is not a party, or otherwise subject to any collective bargaining agreement or other labor union contract nor does the Company know of any activities or proceedings of any labor union to organize the employees of the Company as of the date of this Agreement.

(c)           All “employee benefit plans” within the meaning of Section 3(3) of ERISA, and any plan, program or arrangement that provides for deferred or incentive compensation, bonuses, severance, profit sharing, stock or stock-related awards, fringe benefits, short-term disability, employment, or other employees benefits of any kind, including Employment Agreements, in each case, currently maintained or sponsored by the Company for its employees are listed in Part 2.14(c) of the Disclosure Schedule (each, an “Employee Benefit Plan”).  For the avoidance of doubt, the provision of Social Security benefits to Company employees is not an Employee Benefit Plan for the purposes of this Agreement.

(d)           The Company has made available to Parent or Parent’s legal or financial advisor: (i) correct and complete copies of each Employee Benefit Plan, including all amendments thereto; (ii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code, or any similar applicable Laws of other jurisdictions applicable to the Company, in connection with each Employee Benefit Plan or related trust; (iii) if any Employee Benefit Plan is funded, the most recent, if any, annual and periodic accounting of such Employee Benefit Plan’s assets; (iv) the most recent summary plan description for Employee Benefit Plans for which a summary plan description is required by applicable Law, together with the most recent summary of material modifications, if any, with respect to each such Employee Benefit Plan; (v) all IRS determination, opinion, notification and advisory letters and rulings from the IRS or any similar Governmental Entity having jurisdiction over the Company issued to the Company relating to Employee Benefit Plans; (vi) copies of all applications and correspondence to or from the Company regarding actual or threatened audits or investigations to or from the IRS, DOL or any other Governmental Authority with respect to any Employee Benefit Plan, in each case sent or received in the three years prior to the date of this Agreement; (vii) all insurance policies of the Company pertaining to fiduciary liability insurance covering the fiduciaries of each Employee Benefit Plan; and (vii) all discrimination and qualification tests, if any, prepared for each Employee Benefit Plan described in Section 401(k) of the Code.

(e)           Each Employee Benefit Plan has been established and maintained in accordance with its terms and has complied in form, operation and administration(including, without limitation, with respect to reporting and disclosure) with all applicable Laws, including ERISA and the Code.  As of the date of this Agreement, there are no audits, investigations or legal proceedings pending or, to the Knowledge of the Company, threatened by the IRS or DOL or any other similar Governmental Authority having jurisdiction over the Company with respect to any Employee Benefit Plan.  All annual reports and other filings required to be filed with the DOL or the IRS or any other similar Governmental Authority having jurisdiction over the Company in respect of each Employee Benefit Plan have been timely made.  Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Employee Benefit Plan under Section 501(i) of ERISA or Section 4975 through 4980D of the Code or any similar applicable Laws and no Employee Benefit Plan is sponsored or maintained by any Person that is or was considered to be a co-employer with the Company.

(f)           No Employee Benefit Plan, and no trustee or administrator thereof, engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject any such Employee Benefit Plan or trustee or administrator thereof to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

(g)           No Employee Benefit Plan is or has at anytime in the past been (i) subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, or (ii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(h)           Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS that such Employee Benefit Plan is a “qualified plan” under Section 401(a) of the Code, and the related trusts are exempt from Tax under Section 501(a) of the Code.  Since the date of each such determination letter, no event has occurred and no condition exists that would result in the revocation of any such determination letter or opinion letter or that would adversely affect the qualified status of any such Employee Benefit Plan (or the tax-exempt status of any such trust).

(i)           With respect to Employee Benefit Plans, all required contributions have been made or properly accrued on the Company’s financial statements.

(j)           Except as set forth in Part 2.14(j) of the Disclosure Schedule with respect to the Company’s payment of certain severance benefits related to the continuation of health insurance premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Company does not have any liability under any Employee Benefit Plan to provide medical or death benefits with respect to employees of the Company beyond their termination of employment (other than coverage mandated by Law), and there are no reserve assets, surplus or prepaid premiums under any such Employee Benefit Plan.

(k)           (A) Except as set forth in Part 2.14(k) of the Disclosure Schedule, no Employee Benefit Plan constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code; (B) the Company has not elected to, nor is it required to, defer payment of amounts from a foreign entity which will be subject to the provisions of Section 457A of the Code; and (C) except as set forth in Part 2.14(k) of the Disclosure Schedule, the Company has no obligation to gross-up or otherwise reimburse any Person for any tax incurred by such Person pursuant to Section 409A of the Code.

(l)           With respect to each Employee Benefit Plan which provides for the grant of options to purchase stock of the Company, each such stock option has been granted at an exercise price equal to no less than the fair market value of the Company stock, at the date of grant and there has been no “backdating” of any such stock options.  No Employee Benefit Plan, including the administration thereof, is or has been in violation of Section 409A of the Code such that any tax or other penalty would be due (from any person) under Section 409A of the Code.

(m)           The Company has no obligation and has had no obligation to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA or “multiple employee plan” within the meaning of Section 201 of ERISA.

(n)           Neither the (i) termination of employment of each of the employees of the Company and/or the transfer of employees to Aerial (as defined in Section 4.6) nor (ii) the termination of engagement of each of the independent contractors of the Company will result in any liabilities or obligations for the Parent or the Surviving Corporation.

(o)           The Company has properly classified for all purposes (including, without limitation, for all Tax purposes, wage and hour purposes and for purposes of determining eligibility to participate in any employee benefit plan) all employees, leased employees, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to the Company.  The Company has not incurred, and no circumstances exist under which the Company would reasonably be expected to incur, any liability arising from the misclassification of employees as consultants or independent contractors, from the misclassification of consultants or independent contractors as employees, and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act.

(p)           Without limiting any other provision of this Section 2.14, no event has occurred and no condition exists, with respect to any Employee Benefit Plan, that has subjected or could subject the Company or any Employee Benefit Plan or any successor thereto, to any tax, fine, penalty or other liability (other than a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under the Employee Benefit Plans with respect to employees (or, if applicable, independent contractors) of the Company).  No event has occurred and no condition exists, with respect to any Employee Benefit Plan that could subject Parent or any of its affiliates, or any employee benefit plan maintained by Parent or Merger Sub, to any tax, fine, penalty or other liability, that would not have been incurred by Parent or Merger Sub, or any such employee benefit plan, but for the transactions contemplated hereby.  Parent and Merger Sub (including without limitation, on and after the Closing, the

Company) shall have no liability for, under, with respect to or otherwise in connection with any Employee Benefit Plan, which liability arises under ERISA or the Code, by virtue of the Company being aggregated, with any other person that is an ERISA Affiliate, in a controlled group or affiliated service group for purposes of ERISA or the Code at any relevant time prior to the Closing.

(q)           The Company does not have any commitment to create, modify or terminate any employee benefit plan.  No event has occurred and no condition exists that would prevent the amendment or termination of any Employee Benefit Plan in accordance with its terms, and no Employee Benefit Plan restricts the amendment or termination thereof (other than as necessary to comply with law or the Code).  No event has occurred and no condition exists that would be reasonably expected to result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof.

(r)           No arbitration order, court decision, governmental order or Material Contract to which the Company is a party or is subject in any limits or restricts the Company from relocating or closing any of the operations of the Company.

(s)           The Company is, and at all times since its inception has been, in compliance with all applicable Laws respecting employment and employment practices and terms and conditions of employment, including but not limited to wages and hours and the classification of employees and independent contractors.

2.15           Environmental Matters.

(a)           The following terms shall be defined as follows:

(1)           “Environmental Laws” shall mean any applicable international, national, federal, state or local governmental Laws, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that regulate the protection or restoration of the environment, protection of public health and safety, or protection of worker health and safety, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, or recycling of Hazardous Materials.

(2)           “Hazardous Materials” shall mean any material, chemical, compound, substance, waste, mixture or by-product that is identified, defined, designated, listed, restricted, regulated or otherwise characterized under Environmental Laws as hazardous, dangerous, radioactive, toxic, a pollutant, a contaminant, or words of similar meaning and effect, including any asbestos or asbestos containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbon substance, fraction, distillate or by-product.

(b)           The Company is, and since April 1, 2010 has been, in compliance in all material respects with all Environmental Laws, including with respect to the properties or facilities used, leased or occupied by the Company (collectively, “Company’s Facilities”).  Except as listed in Part 2.15(b) of the Disclosure Schedule, the Company has not and, to the

Company’s Knowledge, no third party has discharged, emitted, released, leaked, spilled, or disposed of (or arranged for the transportation or disposal of) Hazardous Materials at or from any of Company’s Facilities, and the Company has not received any written request for information or written notice alleging that it is a potentially responsible party for Hazardous Materials at any of the Company’s Facilities or any other property.  No civil, criminal or administrative action, proceeding or, to the Company’s Knowledge, investigation is pending against the Company, or, to the Company’s Knowledge, is being threatened against the Company, with respect to Hazardous Materials or Environmental Laws.  The Company has not assumed, by contract or operation of Law, any liability or obligation under Environmental Laws other than general obligations under Contracts to comply with Applicable Laws.

2.16           Insurance.  Part 2.16 of the Disclosure Schedule sets forth a list of all policies of insurance or fidelity bonds relating to the business, operations and assets of the Company.  The Company has provided to Parent copies of such insurance policies.  Such policies are in full force and effect and the Company is in compliance in all material respects with the terms of such policies.  There is no claim pending under any of such policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any of such policies.  Part 2.16 of the Disclosure Schedule describes all obligations of the Company under Material Contracts to provide insurance to third parties (for example, under lease or service agreements) and identifies the policy under which such coverage is provided.

2.17           Transactions with Affiliates.  Except as set forth in Part 2.17 of the Disclosure Schedule, the Company is not indebted to any director, officer or employee of the Company (except for amounts due as salaries and bonuses under employment agreements or employee benefit plans and amounts payable in reimbursement of ordinary expenses), and no director, officer or employee is indebted to the Company.  Except as set forth in Part 2.17 of the Disclosure Schedule, (a) none of the holders of Company Capital Stock, Company Warrants or Company Options (or their Affiliates, directors, officers, employees or shareholders) and none of the directors, officers, employees or securityholders of the Company has been involved in any material business arrangement with the Company (other than in such Person’s capacity as a director, officer, employee or securityholder, as the case may be), and (b) none of the holders of Company Capital Stock, Company Warrants, or Company Options (or their Affiliates, directors, officers, employees or shareholders) and none of the directors, officers, employees and securityholders of the Company owns any material asset, tangible or intangible, that is used in the business of the Company.

2.18           Legal Proceedings.  There is no, and at no time since the Company’s inception has there been any, private or governmental action, lawsuit, investigation, audit or other legal proceeding pending (or, to the Company’s Knowledge, being threatened) against the Company or any of its officers or directors (in their capacities as such) before any court of competent jurisdiction or arbitrator.  Except as listed in Part 2.18 of the Disclosure Schedule there is no judgment, decree, decision, injunction, ruling, subpoena or order against the Company or its assets or, to the Knowledge of the Company, against any of its directors or officers (in their capacities as such), that specifically names the Company or such directors or officers.

2.19           Regulatory Compliance.

(a)           As to each product candidate subject to the Food Drug and Cosmetic Act (“FDCA”) and the regulations of the FDA promulgated thereunder or similar Laws in any foreign jurisdiction that is or has been developed, manufactured and/or tested by or on behalf of the Company (each such product candidate, a “Drug”), each such Drug is being or has been developed, manufactured, labeled, stored, researched, distributed and/or tested in compliance with all applicable requirements under the FDCA, the regulations and draft or final regulatory guidance promulgated thereunder, the Public Health Service Act (“PHSA”), the regulations and draft or final regulatory guidance promulgated thereunder, and similar foreign, state and local Laws, regulations, and draft or final regulatory guidance, including those relating to investigational use, good manufacturing practices, good clinical practices, good laboratory practices, labeling, record keeping and filing of required reports.  The Company has not received any notice or other communication from the FDA or any other Governmental Authority (i) withdrawing or threatening to withdraw the investigational new drug application (“IND”) of any product candidate of the Company, (ii) placing or threatening to place any IND of the Company on “clinical hold”, or (iii) otherwise alleging any violation by the Company of any Laws or draft or final regulatory guidance or judgments applicable to any Drug.  The Company is not subject to and has no reason to believe it will be subject to any obligation arising under an administrative or regulatory action by any Governmental Authority, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice or communication, response, or commitment made to or with the FDA or any Governmental Authority.  Complete and accurate copies of all data of the Company, and all correspondence with the FDA and foreign health authorities, with respect to each Drug of the Company have been provided to Parent.

(b)           All applicable approvals, clearances, authorizations, licenses, and registrations (collectively “Approvals”) required by the FDA or any other Governmental Authority to permit any manufacturing, labeling, storing, testing, research and development of Drug as previously conducted or currently being conducted by or on behalf of the Company: (i) with respect to all such activities being undertaken by the Company, have been obtained by the Company and (ii) with respect to all such activities undertaken on behalf of the Company, have been obtained by each third party undertaking such activities.  The Company is and, to the Company’s Knowledge, each such third party is, in compliance with all reporting requirements related to the foregoing approvals, clearances, authorizations, licenses and registrations.  All such Approvals held by the Company are, and to the Company’s Knowledge, all such Approvals held by third parties are, valid and in full force and effect and will continue to be in full force and effect immediately following the Effective Time and, as of the date of this Agreement, no proceeding is pending or, to the Knowledge of the Company, considered or threatened to revoke, suspend, cancel, terminate, or adversely modify any such Approval held by the Company or, to the Company’s Knowledge, any such Approval held by a  third party.

(c)           All human clinical trials conducted by or on behalf of the Company have been, and are being, conducted in compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all other applicable requirements relating to protection of human subjects contained in 21 CFR Parts 312, 50, 54, 56 and 11 and all applicable guidelines, and all applicable foreign, state and local Laws. All non-clinical laboratory studies conducted by or on behalf of the Company have been, and are being, conducted in compliance with the applicable requirements of Good Laboratory Practices, contained in 21 C.F.R. Part 58, and all applicable guidelines, and all applicable foreign, state and local Laws.

(d)           The Company has filed or a third party on behalf of the Company has filed with the FDA or other appropriate Governmental Authorities all required notices, and annual or other reports, including notices of adverse events, serious and/or unexpected adverse events, and serious injuries or deaths related to the use of any Drug in human clinical trials, and the Company has provided copies of such notices to Parent. All such reports, documents, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to the completeness or accuracy of such filing.

(e)           All manufacturing, warehousing, distributing and testing operations conducted by or for the benefit of the Company with respect to any Drug being used in human clinical trials have been and are being conducted in accordance with the FDA’s current Good Manufacturing Practices (“cGMP”) regulations and guidelines for drug and biological products, as set forth in 21 CFR Parts 210 and 211.  In addition, the Company is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable Laws and regulations.

(f)           Neither the Company nor, to the Knowledge of the Company, the Company’s agents or clinical investigators acting for the Company, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  Additionally, neither the Company, nor to the Knowledge of the Company, any officer, director, employee or agent of the Company has been convicted of or charged with any crime or engaged in any conduct that would reasonably be expected to result, or has resulted, in (i) debarment under 21 U.S.C. Section 335a or any similar state Law, (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state Law, (iii) exclusion from federal procurement programs and non-procurement programs (per the General Services Administration published list of parties), or (iv) debarment by any other federal or international Governmental Authority.  There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, proceeding, notice, or demand pending, received by or, to the Knowledge of the Company, threatened against the Company which could reasonably result in its exclusion from participation in any federal health care program or other third-party payment programs in which the Company participates.

(g)           Neither the Company, nor any of the Company’s officers, directors, employees, or agents is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other similar formal agreement with any Governmental Authority resulting from a failure, or alleged failure, to comply with any applicable Law

(h)           There are no investigations, suits, arbitrations, charges, complaints, claims, actions or proceedings filed or in progress or, to the Knowledge of the Company,

threatened against or affecting the Company relating to or arising under the FDCA, PHSA, FDA regulations adopted thereunder, the Controlled Substance Act or any other Law promulgated by any Governmental Authority.

(i)           The Company has provided to Parent true and correct copies of all (i) FDA correspondence and minutes from meetings known to the Company with respect to the development of the DZNS Product, whether in person, by telephone or otherwise, between the Company and its affiliates or SK Bio and its affiliates and the FDA, (ii) pre-clinical and clinical study results known to the Company, including any interim and/or blinded results, any safety committee reviews and any unblinded data and results and (iii) chemistry, manufacturing, and controls (CMC) data known to the Company related to the DZNS Product.

(j)           The Company has identified, disclosed to Parent, and thoroughly investigated all allegations (from internal or external sources) of which it has Knowledge of actual or potential non-compliance with the FDCA and the regulations and draft or final regulatory promulgated thereunder; the PHSA and the regulations and draft or final regulatory promulgated thereunder; all other applicable foreign, state and local Laws, regulations and guidance, including prohibitions against kickbacks and off-label promotion; industry best practices; or the Company’s own policies and procedures.  Such allegations and instances of potential or actual non-compliance and corresponding internal investigations are listed and described in Part 2.19(j) of the Disclosure Schedule.  The Company has made required disclosures with respect to the investigated conduct to the relevant Governmental Authority, as applicable.

(k)           The Company has not marketed, advertised, distributed, sold, or commercialized any product and is not currently marketing, distributing, selling, or otherwise commercializing any product.

2.20           Authority; Binding Nature of Agreement; Non-Contravention.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions and perform all other obligations contemplated by this Agreement.  The execution and delivery by the Company of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the receipt of the Required Stockholder Vote.  This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of the Parent and Merger Sub, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies.  Except as set forth in Part 2.20 of the Disclosure Schedule, neither (i) the execution and delivery of this Agreement by the Company, nor (ii) the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, constitutes or will result in a termination of, or a breach or violation by the Company of, or a default by the Company under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration under or creation of a lien, pledge, security interest, adverse claim or other encumbrance under (A) any provision of the Restated Certificate of Incorporation or Bylaws, as amended, (B) any provision of any Material Contract or (C) any Law applicable to the Company.

2.21           Stockholder Approval.  The affirmative vote or consent of the holders of a majority of the shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted basis, in each case outstanding on the record date chosen for purposes of determining the stockholders of the Company entitled to vote on the adoption of this Agreement, are the only votes of the holders of any Company Capital Stock necessary under the DGCL and the Restated Certificate of Incorporation to adopt and approve this Agreement and approve the Merger and the other transactions contemplated by this Agreement (the “Required Stockholder Vote”).  Immediately after the execution and delivery of this Agreement, each stockholder of the Company shall provide an affirmative vote or consent, representing such stockholder’s entire holdings, for the adoption of this Agreement and the Merger and the other transactions contemplated by this Agreement, which represents the satisfaction of the Required Stockholder Vote, and each such consent shall remain in full force and effect.

2.22           Board Approval; Other Approvals.  The Board of Directors of the Company has unanimously (a) adopted this Agreement and approved its execution and delivery and the consummation of the Merger and the other transactions contemplated by this Agreement, (b) determined that the Merger is advisable and in the best interests of the Company and the stockholders of the Company, and (c) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.  This Agreement has been duly authorized by all requisite corporate action under the DGCL and the Restated Certificate of Incorporation, subject to the Required Stockholder Vote.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission, arbitral body or other governmental authority or instrumentality, whether inside or outside the United States (each, a “Governmental Authority”), is required to be obtained or made by the Company at or prior to the Effective Time in order for the Company to execute and deliver this Agreement or to consummate transactions contemplated by this Agreement, including the Merger, except for: (x) the filing of the certificate of merger as provided in Section 1.2(b); and (y) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required to be obtained or made by the Company under applicable state securities Laws and the securities Laws of any foreign country.

2.23           Financial Advisor.  Except for Peter J. Solomon Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger, this Agreement or any transaction contemplated hereby based upon arrangements made by or on behalf of the Company.

2.24           Distribution of Merger Consideration.  The Merger Consideration, when distributed in accordance with the terms of this Agreement (including any Closing Allocation Certificate), will have been distributed to the Former Holders in accordance with the provisions of the Restated Certificate of Incorporation and other constituent documents of the Company and any other document or agreement among the Company and such holders or other Persons related to the distribution of the Merger Consideration.

2.25           Hart-Scott-Rodino Status.  The Company represents and warrants as of the date hereof that it is not as of the date of this Agreement, and will not at the time of the Closing be, a “person” (as defined in 16 C.F.R. § 801.1(a)(1)) with $13.2 million or more of total assets or annual net sales as determined in accordance with 16 C.F.R. § 801.11.

2.26           Accuracy of Representations and Warranties.  No representation or warranty made by the Company in this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements contained herein not misleading.

2.27           Closing Allocation Certificate.  The amounts and other information set forth in each Closing Allocation Certificate, and, to the Company’s Knowledge, the payoff letters and final invoices referred to in Section 1.6(c), are complete and accurate.

2.28           Bank Accounts.  Part 2.28 of the Disclosure Schedules lists: (i) each bank account maintained by the Company at any bank or other financial institution, including the name of the bank or financial institution, the account number and the names of all individuals authorized to draw on or make withdrawals from such accounts; and (ii) locations of all Company lock boxes and safe deposit boxes and the names of all individuals authorized to draw thereon or have access thereto.

3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

Except as set forth in the Parent SEC Documents, Parent and Merger Sub represent and warrant to the Company as follows:

3.1           Due Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

3.2           Authority; Binding Nature of Agreement.  Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions and perform all other obligations contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other authorization or consent of Parent, Merger Sub or their respective stockholders is necessary other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which adoption shall take place immediately after the execution and delivery of this Agreement).. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding obligation of other parties hereto, this Agreement constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to: (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies. Neither (i) the execution and delivery of this Agreement by Parent or Merger Sub, nor (ii) the consummation of the transactions contemplated by this Agreement, including the Merger, constitutes or will: (A) result in a termination of, or a breach or violation by Parent or Merger Sub of, or a default by Parent or Merger Sub under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration under or creation of a lien, pledge, security interest, adverse claim or other encumbrance under (I) any provision of the certificate of incorporation or bylaws, as amended, or other equivalent organizational documents of Parent or Merger Sub, as amended, (II) any provision of any contract by which Parent or Merger Sub is bound, or (III) any Law applicable to Parent or Merger Sub; or (B) render Parent insolvent or unable to pay its debts as they become due.

3.3           Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities.

3.4           No Authorizations.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by Parent or Merger Sub at or prior to the Effective Time in order for Parent or Merger Sub to execute and deliver this Agreement or to consummate transactions contemplated by this Agreement, including the Merger, except for: (a) the filing of the certificate of merger as provided in Section 1.2(b); (b) the filing by Parent of such reports and information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; and (c) any registration, declaration, filing, permit, order, authorization, consent or approval which if not made or obtained would not reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby (a “Parent Material Adverse Effect”).

3.5           Litigation.

(a)           There is no private or governmental action, lawsuit or other legal proceeding pending (or, to the Knowledge of Parent, being threatened) against Parent or its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that would reasonably be expected to result in a Parent Material Adverse Effect.

(b)           There is no judgment, decree, decision, injunction, ruling, subpoena or order against Parent or Merger Sub or their respective assets or, to the Knowledge of Parent and Merger Sub, against any of their respective directors or officers (in their capacities as such) that specifically names Parent or its Subsidiaries or such directors or officers and that would reasonably be expected to result in a Parent Material Adverse Effect.

3.6           No Other DZNS Products.  As of the date of this Agreement, there is no product in clinical development by Parent or any of its Affiliates that, if commercialized, would be a product that (i) contains diazepam as an active ingredient, (ii) is (a) delivered by nasal administration and/or (b) labeled or intended for use in the treatment of seizures or seizure disorders, and (iii) is sold anywhere in the Territory.  Parent is not otherwise conducting the activities prohibited by Section 7.6 of the SK License. This representation is made without qualification by reference to the Parent SEC Documents.

3.7           Adequacy of Funds.  Parent has adequate financial resources to satisfy its monetary and other obligations under this Agreement.

3.8           No Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger, this Agreement or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

3.9           SEC Filings.

(a)           Parent has timely filed with or furnished to the SEC all reports, forms, certifications, schedules, registration statements, and definitive proxy statements (including exhibits and other information incorporated therein) required to be filed by it with the SEC since October 1, 2010 (the “Parent SEC Documents”). Each Parent SEC Document, at the time filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing and in the case of registration statements and proxy statements, on the dates of effectiveness and dates of mailing, respectively), (i) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  No Parent subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and, to the Knowledge of Parent, none of the Parent SEC Documents is the subject of any ongoing SEC review.

(b)           The consolidated financial statements of Parent, together with the related schedules and notes thereto, included in the Parent SEC Documents, as of their respective date of filing with the SEC (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing and in the case of registration statements and proxy statements, on the dates of effectiveness and dates of mailing, respectively), (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) present fairly in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof, and the statements of income, cash flows and stockholders’ equity of Parent and its consolidated Subsidiaries for the periods specified, and such consolidated financial statements have been prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved, except as noted therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end adjustments).

(c)           Except for matters reflected or reserved against in the consolidated, unaudited balance sheet of Parent as of the last completed fiscal month (the “Parent Balance Sheet Date”), neither Parent nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations that (i) were incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date, (ii) were incurred in connection with the transactions contemplated by this Agreement or (iii) individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any relating to any transaction or relationship between or among Parent and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its subsidiaries, in Parent’s financial statements or the Parent SEC Documents.

3.10           Controls and Procedures; NASDAQ Compliance.

(a)           Parent has (i) established and, since October 1, 2010, has maintained a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act) and “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act) and (ii) has disclosed, based on its most recent evaluation before the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies and material weaknesses of which Parent has Knowledge in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(b)           Parent is in material compliance with the applicable listing and governance rules of each stock exchange on which its shares are publicly tradable.

(c)           Since October 1, 2010, Parent has not received any oral or written notification of any “significant deficiency” or “material weakness”, each term as defined in Rule 12b-2 of the Exchange Act, in Parent’s internal controls over financial reporting.

4.	COVENANTS AND AGREEMENTS.

4.1           Conduct of Business of the Company.  Except to the extent expressly contemplated or required by this Agreement or as set forth on Part 4.1 of the Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, or as consented to in writing by Parent, the Company shall: (x) conduct its business in the ordinary course consistent with past practice; (y) comply in all material respects with all applicable Laws and the requirements of all Material Contracts; and (z) use all reasonable efforts to: (i) maintain and preserve intact its present business organization; (ii) retain the services of its present officers and key employees; and (iii) preserve its relationships with suppliers, licensors, licensees, lessors, clinical trial investigators or managers of its clinical trials, consultants, business associates and others to whom the Company has contractual obligations (it being understood that the obligation to use such efforts shall in no event require the Company to increase the compensation payable to any such person).  Without limiting the generality of the foregoing, except to the extent, in each case, expressly contemplated, required or permitted by this Agreement or as set forth on Part 4.1 of the Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, the Company shall not without Parent’s prior written consent (which consent shall be within the Parent’s sole discretion):

(a)           issue, sell or deliver any shares of Company Capital Stock or securities convertible into, or rights, warrants or options to acquire any shares of Company Capital Stock; provided, however, that the Company may issue shares of Company Capital Stock upon the valid exercise of Company Options and Company Warrants outstanding as of the date of this Agreement or upon the valid conversion of Company Preferred Stock outstanding as of the date of this Agreement;

(b)           redeem, purchase or otherwise acquire any outstanding shares of Company Capital Stock, or any rights, warrants or options to acquire any shares of Company Capital Stock, if such amount would result in the Net Cash Amount being negative;

(c)           declare, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any shares of Company Capital Stock or otherwise make any payments to its shareholders in their capacity as such if such action would result in the Net Cash Amount being negative;

(d)           split, combine, subdivide or reclassify any shares of Company Capital Stock;

(e)           subject to Parent’s timely compliance with its obligations to make payments pursuant to Section 4.13, incur or assume any Indebtedness or guarantee any Indebtedness, or issue any debt securities or warrants or other rights to acquire debt securities of the Company, or loan any money to or extend credit to any third party (for clarification, in the event that Parent does not timely meet an obligation under Section 4.13, the Company may incur Indebtedness from one or more of its stockholders without violating any provision of this Agreement);

(f)           (i) sell, transfer, lease, license, mortgage or encumber any Company IP Right, or otherwise grant to any Person rights in any Company IP Right, except for the incurrence of Permitted Encumbrances, or (ii) acquire or license from any Person any IP Rights other than pursuant to material transfer agreements and nonexclusive licenses entered into in the ordinary course of business; or

(g)           sell, transfer, lease, license, mortgage or encumber or permit the imposition of any lien or encumbrance (other than Permitted Encumbrances) on, any of its properties, assets or lines of business;

(h)           make any capital expenditures in an amount in excess of $10,000 in the aggregate;

(i)           make or agree to any acquisition (by purchase of securities or assets, merger, consolidation or otherwise) of any other Person, business or division, or merge or consolidate with any other Person or agree to acquire assets that are material, individually or in the aggregate, to the business of the Company, taken as a whole;

(j)           enter into any joint venture, partnership, license, limited liability company, operating agreement or agreement requiring sharing of profits or revenues with any Person;

(k)           make any investment in, or loan or advance (other than de minimis advances to its employees in the ordinary course of business consistent with past practice) to, any Person;

(l)           increase the compensation of any of its directors, officers, employees or consultants or enter into, establish, amend or terminate any employment, consulting, collective bargaining, bonus or other incentive compensation, health or other welfare, pension, retirement, severance, deferred compensation or other compensation or benefit plan with, for or in respect of any shareholder, director, officer, other employee or consultant, other than: (i) as required pursuant to applicable Law or the terms of agreements in effect as of the date of this Agreement; (ii) increases in salaries, wages and benefits of employees made in the ordinary course of business consistent with past practice; and (iii) transaction bonus payments set forth in the Release of Claim forms executed by Terminated Employees;

(m)           adopt or materially amend any Employee Benefit Plan or hire or offer to hire any new employee (unless reasonably necessary to replace any employee that terminates service after the date hereof);

(n)           make, revoke or change any election in respect of Taxes, adopt or change any accounting method or period in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, surrender any rights to claim a Tax refund, consent to any extension or waiver of the limitation period applicable in respect of Taxes;

(o)           make any changes in fiscal year, financial or tax accounting methods, principles or practices or change an annual accounting period, except insofar as may be required by a change in GAAP or applicable Law;

(p)           amend its Restated Certificate of Incorporation, Bylaws or equivalent organizational documents;

(q)           enter into any contract or agreement that would be a Material Contract if it had been in existence on the date of this Agreement, or prematurely terminate, amend or modify any Material Contract, or cancel, waive, assign or release any rights or claims under any Material Contract;

(r)           settle, compromise or terminate any claims or litigation or adverse proceeding, or waive, release or assign any rights or claims under any Material Contract, including granting any covenant not to sue except as required by applicable Law or any judgment by a Governmental Authority;

(s)           commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company’s business, provided that it consults with Parent prior to the filing of such suit and following Parent’s prior written consent (not to be unreasonably withheld or delayed), or (iii) for a breach of this Agreement;

(t)           adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than the Merger);

(u)           cancel, terminate, fail to keep in place or materially reduce the amount of any insurance coverage provided by existing insurance policies without obtaining comparable substitute insurance coverage; or

(v)           agree, in writing or otherwise, to take any of the actions described in clauses “(a)” through “(u)” of this sentence.  Nothing herein shall limit the ability of the Company to use all or any portion of the Signing Payment to repay indebtedness or otherwise as it may determine in its discretion.

4.2           Access to Information.  During the period from the date of this Agreement until the Effective Time, the Company shall afford Parent and its personnel, accountants, counsel and other representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s properties, books and records and all other existing information concerning the business, properties and personnel of the Company as Parent may reasonably request, and the Company shall give Parent, its accountants and advisors access sufficient for Parent to prepare audited financial statements of the Company; provided, however, that in exercising access rights under this Section 4.2, Parent shall not be permitted to interfere unreasonably with the conduct of the business of the Company.

4.3           Public Disclosure.  Except as may be required by Law or by obligations pursuant to any applicable securities exchange, none of Parent, the Company or the Stockholders’ Representative or any of their respective Affiliates shall issue any press release or make any other public (or non-confidential) statement or disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby without the prior approval of the Company or Parent (or, after the Closing, Parent and for a period of three years after the Closing, Stockholders’ Representative), as the case may be.  The Company and Parent will consult with each other concerning the means by which the Company’s employees, customers and suppliers and others having dealings with the Company will be informed of the transactions contemplated by this Agreement.  Parent shall afford Company (or, following the Closing, Stockholders’ Representative) a reasonable opportunity to review and comment upon any confidential treatment request submitted by Parent with the SEC related to this Agreement.

4.4           Regulatory Approval; Further Assurances.

(a)           Parent and the Company shall use reasonable best efforts to effectuate the Merger and make effective the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each party to this Agreement shall: (i) make any filings and give any notices required to be made or given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use reasonable best efforts to obtain any consent required to be obtained (pursuant to any applicable Law, contract or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger.  Each of Parent and the Company shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained during the period from the date of this Agreement until the Effective Time.

(b)           Each party shall use reasonable best efforts in filing, as promptly as practicable after the date of this Agreement, all notices, reports and other documents that the parties deem to be necessary or advisable to be filed with any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Authority.

4.5           Indemnification of Officers and Directors of the Company.

(a)           The Surviving Corporation shall fulfill and honor in all respects the obligations of the Company pursuant to any agreement or certificate of incorporation of the Company providing for the indemnification and exculpation from liability of its officers or directors and former officers and directors for any third party claims (the Persons entitled to be indemnified pursuant to such provisions, and all other current and former officers and directors of the Company, and all other persons entitled to be indemnified pursuant to such provisions or agreements being referred to collectively as the “Indemnified Parties”).  For a period of six years after the Effective Time or unless consented to by the Stockholders’ Representative, Parent shall cause the certificate of incorporation of the Surviving Corporation to contain the provisions with respect to indemnification and exculpation from liability substantially as set forth in the Company’s Restated Certificate of Incorporation immediately prior to the execution and delivery of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties.

(b)           This Section 4.5: (A) shall survive the consummation of the Merger and the Effective Time; (B) is intended for the benefit of, and will be enforceable by, each

Indemnified Party and his or her heirs and representatives; and (C) shall be binding on all successors and assigns of Parent and the Surviving Corporation.

4.6           Employee Arrangements.

(a)           Effective immediately prior to the Effective Time, Company shall cause the termination of employment of all employees (the “Terminated Employees”) and shall arrange for each Terminated Employee to be offered employment with Aerial Biopharma, LLC, a company affiliated with Company’s senior management (“Aerial”), on terms substantially similar to those provided for by Company prior to the Effective Time.  Without limiting the generality of the foregoing, the parties shall arrange to assign to Aerial all transferable employee benefit plans on the Closing Date or as soon thereafter as practicable and to terminate any non-transferable employee benefits plans as soon as practicable following the Closing.  To the extent applicable, the Company shall comply with the Worker Adjustment Retraining and Notification Act and any state or local plant closing notice laws, and shall be solely responsible for providing any and all notices to employees, consultants and independent contractors of the Company that are required by Law.

(b)           It is expressly acknowledged, understood and agreed that nothing in this Section 4.6 or otherwise contained in this Agreement is intended to or does or shall constitute an amendment to or establishment of any employee benefit or other plan.

4.7           No Solicitation.

(a)           During the period from the date of this Agreement until the Effective Time, the Company agrees that it shall not, nor shall it authorize or permit any of its representatives to, directly or indirectly:  (i) solicit, initiate, knowingly encourage, induce or facilitate the communication, making, submission or announcement of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (ii) participate in any discussions, inquiries or negotiations or enter into any agreement with, or provide any non public information or afford to any Person (other than Parent or its representatives) access to its properties, books, or records, relating to or in connection with a possible Acquisition Transaction, except disclosures of information as required by applicable Laws or pursuant to a request by a Governmental Authority for information; (iii) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (iv) enter into or execute any agreement relating to an Acquisition Transaction; or (v) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger.  The Company shall not participate in any discussions or negotiations with any Person regarding an Acquisition Transaction or furnish any information to any Person.

(b)           The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Transaction as of the date of this Agreement.

(c)           The Company shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction within the six month period prior to the date hereof to return to the Company or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company within the six month period prior to the date hereof.

4.8           Section 280G Approvals.

Notwithstanding anything to the contrary contained in this Agreement and without limiting Section 2.14(b), if, in connection with the Merger, the Company is obligated to make any payments, or is a party to any agreement that, under certain circumstances, could obligate it to make any payments that will not be deductible under Section 280G of the Code unless the stockholder approval requirements of Section 280G(b)(5)(B) of the Code are satisfied, it shall solicit such stockholder approval within a reasonable period of time after the date hereof and in any event prior to the Effective Time and to obtain waivers from each “disqualified individual” within the meaning of Section 280G(c) of the Code such that no payment will be a “parachute payment” within the meaning of Section 280G(a)(2) of the Code.

4.9           Notifications to Parent.  During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, the Company shall, in the event of, and promptly (and in any event, within 24 hours) after becoming aware of, the occurrence of any event that would (a) constitute a material breach or inaccuracy of any of the representations and warranties set forth in Section 2, (b) constitute a breach by the Company of any covenant contained in this Agreement or (c) result in the failure of a condition set forth in Section 5.1 or Section 5.2, give written notice thereof to Parent and use best efforts to remedy promptly any such material breach or inaccuracy.

4.10           Data Room.  The Company shall have prepared one or more CD ROMS (or other storage format) containing electronic copies of the Data Room as of the date hereof and deliver such CD ROMS to Parent at or prior to the Closing.  “Data Room” means the information which is readable, printable and otherwise fully accessible to Parent and its advisors and representatives in the electronic data room maintained by the Company, the full contents of which have been made available to the Parent and its representatives prior to the date hereof.  Documents made available to Parent in the Data Room shall be deemed to have been provided to Parent for purposes of the representations and warranties set forth in Article 2.

4.11           Transition of Facilities and Operations.

(a)           At or before the Effective Time, Parent, Merger Sub and the Stockholders’ Representative shall, and shall use commercially reasonable effort to cause the lessor to, execute a consent to assign that certain real estate lease described on Schedule 4.11 from the Company to Aerial (the “Lease Assignment”).

(b)           At or before the Effective Time, the Company shall transfer and assign to Aerial the furniture, fixtures and equipment (including all installed software) set forth on Part 4.11(b) of the Disclosure Schedule) in exchange for $100.

(c)           At or before the Effective Time, Company shall terminate or shall transfer and assign to Aerial, in exchange for the assumption by Aerial of future obligations under such contracts, those contracts set forth on Part 4.11(c) of the Disclosure Schedule but excluding the Transition Services Agreement.  For clarification, all payment obligations incurred in the ordinary course under any such contracts for goods or services provided by Neuronex on or prior to the Effective Time shall be paid to the Surviving Corporation.

4.12           Transition Services Agreement.  At or before the Effective Time, the Company and Aerial, shall execute a Transition Services Agreement in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”).

4.13           Signing Payment; Research and Development Support.  On the date hereof, Parent shall pay to the Company the Signing Payment and, in addition, shall deposit $500,000 of the R&D Support Payment into an account designated by the Company (the “R&D Support Account”).  The Company shall use the R&D Support Account to fund research and development costs with respect to the DZNS Product through the Closing Date.  From and after the expenditure of the initial deposit of the R&D Support Payment, Parent covenants and agrees to reimburse the Company on a monthly basis in arrears for research and development costs with respect to the DZNS Product.  Such reimbursements shall be made through additional deposits of the requested unpaid portion of the R&D Support Payment into the R&D Support Account within five (5) Business Days of a written request therefor by the Company, based on a reasonably detailed invoice provided by the Company with respect to such research and development costs for such prior month.  In the event of a termination of this Agreement pursuant to Section 6.1 (other than by Company pursuant to Section 6.1(e)), the Company shall promptly remit any remaining balance in the R&D Support Account (less any amounts necessary to cover obligations incurred but not yet paid) to Parent.  For clarification, the R&D Support Account refers solely to amounts other than the Signing Payment paid and disbursed in accordance with this Section 4.13, notwithstanding that the applicable bank account may be used for other purposes by the Company.

4.14           FDA Meeting.  The Company shall keep Parent reasonably informed about the status and activities with respect to the development of the DZNS Product, including through weekly meeting (by phone or in person) and the Company will consider Parent’s input in good faith. The Company will allow Parent, at any reasonable times requested by Parents, to discuss DZNS Products with the manufacturers or potential manufacturers of the DZNS Product.  Prior to the filing of the NDA with the FDA, the Company shall schedule a pre-NDA meeting with the FDA (the “FDA Meeting”) with respect to the DZNS Product.  Three representatives from Parent shall be allowed to participate in the FDA Meeting.  At least thirty (30) days prior to the FDA Meeting, but in no event less than ten (10) days prior to submission of the briefing materials, the Company shall provide Parent with draft briefing materials that the Company intends to submit to the FDA for the FDA Meeting and shall provide Parent with the opportunity to comment on such briefing materials, which comments will be considered and addressed in good faith. In addition, any questions proposed by Parent shall be submitted in writing to the FDA prior to and asked of the FDA at the pre-NDA meeting.  Following the FDA Meeting, the Company and Parent shall jointly discuss whether or not to proceed with the filing of the NDA with the FDA based on the results of the FDA Meeting.  The Company shall provide Parent with

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted
portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the Commission.

a copy of the final minutes for the FDA Meeting (the “FDA Minutes”) within two (2) Business Days following the Company’s receipt of the FDA Minutes from the FDA.

4.15           SK Agreement.  Parent shall promptly pay any amount due and payable, and incurred, pursuant to the SK License after the Closing Date; provided, however, that, for clarity, (a) if the Closing does not take place, then Parent shall have no obligation to pay any amount thereunder that accrues after termination of this Agreement and (b) Parent shall not be obligated to pay any amount due and payable pursuant to the SK License for any period prior to the Closing Date. The parties agree that following the Effective Time, the Surviving Corporation shall be bound by the terms and conditions of the SK License.  Following the Effective Time, Parent shall ensure that the Surviving Corporation shall comply in all material respects with the obligations of the “Licensee” (as defined in the SK License) under the SK License.  Promptly after the date of this Agreement, the Company shall provide to Parent a written notice, in a form reasonably acceptable to Parent, from SK Bio confirming that the Development Plan Documentation is the development plan for the DZNS Product as currently agreed upon by the Company and SK Bio, and that the Company is in full compliance with such development plan and the SK License.

4.16           Patent Prosecution and [***].  At least thirty (30) days prior to the filing of any substantive patent filings or other material interactions with the United States Patent and Trademark Office (or any foreign equivalents), the Company shall provide Parent with draft materials that the Company intends to file and shall provide Parent with the opportunity to comment on such filings or other materials, which comments shall be incorporated into such filings or correspondence.  Additionally, at least thirty (30) days prior to any material filings or correspondence related to the request for [***], the Company shall provide Parent with draft materials that the Company intends to file or submit and shall provide Parent with the opportunity to comment on such filing or correspondence, which comments will be considered and addressed in good faith.

4.17           Financial Statement Audit.  Prior to the Closing, the Company shall (i) provide such information, assistance and cooperation as Parent may reasonably request to audit, at Parent’s expense, any of the Company’s financial statements, (ii) cause the officers of the Company to execute any reasonably necessary officers’ certificates or management representation letters to Parent’s accountants to issue unqualified reports with respect to such financial statements to be included in Parent SEC Documents and (iii) request from the present and former independent accountants of the Company that they (A) cooperate with and assist Parent, at Parent’s expense, in preparing such audited financial statements, (B) make work papers available to Parent and its representatives (subject to Parent entering into any agreements reasonably required or requested by the accountants in connection with the provision of such work papers), (C) deliver “comfort-letters” in customary form in connection therewith, and (D) deliver consents to the inclusion of financial statements required in connection with any Parent SEC Documents.

5.	CONDITIONS TO THE MERGER.

5.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following condition: no temporary restraining order, preliminary or permanent injunction or other order issued by any Court of competent jurisdiction (collectively, “Restraints”) shall be pending or in effect, nor shall there be any statute, rule or regulation enacted or deemed applicable to the Merger, in each case that makes the consummation of the Merger illegal or otherwise restrains or prohibits the transactions contemplated under this Agreement.

5.2           Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law, provided, however, that any such waiver shall not release or relieve any party from any liability arising from the matters (including any breach of this Agreement) which caused the failure of such conditions) on or prior to the Closing Date of the following conditions:

(a)           (i) the representations and warranties of the Company set forth in this Agreement (other than the Specified Representations and those qualified by “materiality”, “Company Material Adverse Effect” or other similar qualifications) shall be true and correct in all material respects, taken as a whole together with those representations and warranties of the Company set forth in this Agreement that are qualified by “materiality”, “Company Material Adverse Effect” or other similar qualifications, both as of the date of this Agreement and as of the Effective Time as though made on and as of such time (other than such representations and warranties which are made as of another date, which shall be so true and correct as of such date); (ii) each of the Specified Representations shall be true and correct in all respects both as of the date of this Agreement and as of the Effective Time as though made on and as of such time (other than such representations and warranties which are made as of another date, which shall be so true and correct as of such date); and (iii) the representations and warranties of the Company set forth in this Agreement that are qualified by “materiality”, “Company Material Adverse Effect” or other similar qualifications shall be true and correct in all respects both as of the date of this Agreement and as of the Effective Time as though made on and as of such time (other than such representations and warranties which are made as of another date, which shall be so true and correct as of such date);

(b)           the Company shall have complied with and performed in all material respects, individually and in the aggregate, each obligation and covenant required to be performed by it under this Agreement on or prior to the Closing Date;

(c)           there shall not have occurred any Company Material Adverse Effect or any event which would reasonably be expected to result in a Company Material Adverse Effect;

(d)           Parent shall have received a copy of the FDA Minutes;

(e)           Parent and Merger Sub shall have received a certificate (the “Company Closing Certificate”), signed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying as to the satisfaction of the matters set forth in Sections 5.2(a) through 5.2(d);

(f)           the Company shall have complied with the obligations set forth in Section 13.4 of the SK License to provide to SK Bio, prior to the Closing, a summary update of the most recent current report consistent with the provisions of Section 7.3 of the SK License, and SK Bio shall have consented to the transactions contemplated hereby in a form reasonably acceptable to Parent;

(g)           Parent shall have received resignation letters effective as of the Closing Date executed and delivered by each of the officers and directors of the Company, in substantially the form of Exhibit D attached hereto, and the Company shall have received a general release of claims from at least 75% of the Terminated Employees in a form reasonably acceptable to Parent;

(h)           there shall not be any legal, administrative, arbitral or other proceeding threatened or pending before any Governmental Authority in which a Governmental Authority is a party that would or would reasonably be expected to: (i) restrain, enjoin, prevent, prohibit or make illegal the consummation of the Merger or the other transactions contemplated by this Agreement; or (ii) impose limitations on the ability of Parent effectively to exercise full rights of ownership of all shares of the Surviving Corporation;

(i)           Parent shall have received an opinion letter of Hutchison Law Group, dated as of the Closing Date, in substantially the form of Exhibit E attached hereto;

(j)           the Required Stockholder Vote shall have been obtained and the approval of this Agreement and the Merger by the stockholders of the Company representing all of the Company’s outstanding voting power shall have been obtained and remain in full force and effect;

(k)           the Company shall deliver to Parent: (a) a statement dated not more than thirty (30) days prior to the Closing Date conforming to the requirements of Section 1.897-2(h) and Section 1.1445-2(c)(3) of the United States Treasury Regulations; and (b) the notification to the Internal Revenue Service required under Section 1.897-2(h)(2) of the United States Treasury Regulations; and

(l)           Aerial and the Company shall have executed and delivered to Parent the Transition Services Agreement.

5.3           Conditions to Obligation of the Company.  The obligations of the Company to effect the Merger and to otherwise consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, if permissible under applicable Law, provided, however, that any such waiver shall not release or relieve any party from any liability arising from the matters (including any breach of this Agreement) which caused the failure of such conditions) on or prior to the Closing Date of the following conditions:

(a)           the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date), except as the failure to be so true and correct has not had, and would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect;

(b)           Parent and Merger Sub shall have each complied with and performed in all material respects all obligations and covenants required to be performed by them under this Agreement at or prior to the Closing Date;

(c)           there shall not have occurred any Parent Material Adverse Effect or any event which would reasonably be expected to result in a Parent Material Adverse Effect;

(d)           the Company shall have received a certificate, signed on behalf of Parent by an executive officer of Parent, certifying as to the satisfaction of the matters set forth in Sections 5.3(a) through 5.3(c);

(e)           Parent and Merger Sub shall have executed and delivered to Stockholders’ Representative the Transition Services Agreement.

6.	TERMINATION.

6.1           Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time (with respect to Sections 6.1(b) through 6.1(f), by notice from the terminating party to the other party setting forth a brief description of the basis for termination):

(a)           by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;

(b)           by either of the Company or Parent if the Merger shall not have been consummated by the date which is forty-five (45) days after the delivery of the FDA Minutes to Parent (the “Outside Date”); provided, however, that (i) the right to terminate this Agreement under this Section 6.1(b) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was caused by or was the result of the failure of such party to perform in any material respect any of its obligations under this Agreement; and (ii) if the Merger shall not have been consummated by the Outside Date due to any delay caused by a third party (including SK Bio or any Governmental Authority), including a lack of consent or inaction by such third party where action is needed (but excluding the audit referred to in Section 4.17), then (A) for as long as Parent is continuing to fund the reasonable research and development costs requested by Company with respect to the DZNS Product, Company may not terminate this Agreement; (B) such funding shall be provided in accordance with the provisions of Section 4.13, but shall not be subject to the limit of $1,2000,000 imposed by the definition R&D Support Payment, and, notwithstanding the limitation in Section 4.15(b), such funding may include any milestone payments which become due and payable pursuant to the SK License after the Outside Date; and (C) if Parent provides written notice to the Company that it does not intend to pay or continue to pay such costs or does not pay within the period set forth in Section 4.13 an invoice for such costs, then the Company may terminate the Agreement pursuant to this Section 6.1(b) and shall, within thirty (30) days after the date of such termination, reimburse Parent for any costs paid by Parent after the Outside Date pursuant to this Section 6.1(b);

(c)           by either of the Company or Parent if any Restraint having the effect set forth in Section 5.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to a party if the imposition of such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d)           without limiting the right of either Parent or the Company to terminate this Agreement pursuant to Section 6.1(b), by Parent if: (i) there is a misrepresentation, inaccuracy in, or breach of any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 5.2(a) would not be satisfied; or (ii) there has been a breach by the Company of any of its covenants in this Agreement such that the condition set forth in Section 5.2(b) would not be satisfied (the events described in clauses “(i)” and “(ii)” of this sentence being referred to as a “Terminating Company Breach”); provided, however, that (a) Parent shall have delivered to the Company a written notice of such misrepresentation, inaccuracy or breach, and (b) at least 60 days shall have elapsed since delivery of such notice without such misrepresentation, inaccuracy or breach having been cured;

(e)           without limiting the right of either Parent or the Company to terminate this Agreement pursuant to Section 6.1(b), by the Company if: (i) there is an inaccuracy in any of the representations or warranties of Parent or Merger Sub in this Agreement such that the condition set forth in Section 5.3(a) would not be satisfied; or (ii) there has been a breach by Parent or Merger Sub of any of their respective covenants in this Agreement such that the condition set forth in Section 5.3(b) would not be satisfied (the events described in clauses “(i)” and “(ii)” of this sentence being referred to as a “Terminating Parent Breach”); provided, however, (a) the Company shall have delivered to Parent a written notice of such misrepresentation, inaccuracy or breach, and (b) at least 60 days (or in the case of a breach under Section 4.13, at least 5 Business Days) shall have elapsed since the delivery of such notice without such misrepresentation, inaccuracy or breach having been cured;

(f)           by Parent, at any time prior to the Closing.

6.2           Effect of Termination.

(a)           In the event of the termination of this Agreement as provided in Section 6.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of Section 4.13, this Section 6, and Section 8, which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, stockholders and Affiliates, except that nothing shall relieve any party hereto from liability for any breach of any of its covenants set forth in this Agreement.

(b)           In the event this Agreement is terminated prior to Closing by either party for any reason other than by Parent pursuant to Section 6.1(d), Company and its owners shall retain all amounts paid hereunder by Parent (other than amounts required to be remitted to Parent pursuant to Section 4.13) as a break-up fee (the “Parent Break-Up Fee”).  The Parent Break-Up Fee shall be the sole and exclusive remedy for any claims under, arising out of or relating to this Agreement and the transactions contemplated hereby against Parent or any of its affiliates in connection with a termination pursuant to Sections 6.1(b), 6.1(e), or 6.1(f).

• SECTION 6A                                           Tax Returns and Tax Contests.

6A.1           Filing of Tax Returns.  The Company shall prepare or cause to be prepared (on a basis consistent with past tax returns of the Company, unless otherwise required by Law), and shall duly and timely file all Tax Returns of the Company that are required (taking into account extensions of time) to be filed on or prior to the Closing Date.  The Company shall pay all Taxes due with respect to such Tax Returns.  Parent shall prepare or cause to be prepared (on a basis consistent with past Tax Returns of the Company, unless otherwise required by Law) and timely file or cause to be timely filed all Tax Returns of the Company for any Tax periods that include, and end after, the Closing Date (each such period, a “Straddle Period”) and all Tax Returns for Tax periods ending on or before the Closing Date that are not required to be filed until after the Closing Date.  Parent shall permit the Stockholders’ Representative at least thirty (30) days to review and comment on each such Tax Return prior to filing and shall consider in good faith any comments made by the Stockholders’ Representative.  Surviving Corporation shall pay all Taxes due with respect to such Tax Returns (provided that (i) Stockholders’ Representative shall pay to Company, at least two days prior to the date payment of any such Taxes are due, an amount equal to the portion of the Taxes due that is attributable to Pre-Closing Tax Periods (determined in accordance with the principles set forth in Section 6A.5(d)), and (ii) Surviving Corporation shall retain its rights to indemnification for such Taxes under Section 7.2).  Parent and the Stockholders’ Representative agree to cause the Surviving Corporation to file all Tax Returns with respect to Taxes based upon or related to income or receipts for the periods including the Closing Date on the basis that the relevant Tax Period ended as of the close of business on the Closing Date unless the relevant Taxing Authority will not accept a Tax Return filed on that basis.

6A.2           Reserved.

6A.3           Tax Treatment of Stock Options.  Parent and the stockholders of the Company agree that, for Tax Return reporting purposes, the amount of income realized by the holders of Company Options on the Closing Date, as a result of the cash payments made pursuant to Section 1.3(a), shall be reported as an amount not in excess of such cash payments and further agree that any income realized with respect to the additional consideration paid to such recipients shall be reported as so realized in the year of receipt.  The Tax Returns of the Company, Surviving Corporation and Parent shall be prepared in a manner consistent with this treatment.  Neither the Company, Surviving Corporation, Parent nor the stockholders of the Company shall take any position inconsistent with the foregoing treatment, unless required by a “determination” within the meaning of Section 1313(a) of the Code and the cash payments referred to above shall, to the extent applicable, be subject to withholding as provided in Section 1.4 hereof.

6A.4           Cooperation on Tax Matters.  Parent and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, actual or threatened litigation or other proceeding and, in the case of Parent, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by the Company or the Stockholders’ Representative any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the Stockholders’ Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Stockholders’ Representative so requests, the Company shall allow the Stockholders’ Representative to take possession of such books and records at such time.

6A.5           Tax Contest.

(a)           Parent shall inform the Stockholders’ Representative of, and the Stockholders’ Representative shall be entitled to control and conduct only those aspects of audits, examinations or proceedings (a “Tax Contest”) of the Company with respect to Tax Periods of the Company ending on or prior to the Closing Date that relate solely to (i) the liability for any Taxes attributable to any “Pre-Closing Taxes” (defined below), or (ii) a claim for refund for any Pre-Closing Taxes in each case that would not affect any Taxes of Parent, Company or any Affiliate for any Post-Closing Tax Period.  Parent shall control and conduct all other aspects of all Tax Contests.  Costs of any Tax Contest are to be borne by Parent, if it is the party controlling such Tax Contest, or the Former Holders, if the Stockholders’ Representative is the party controlling such Tax Contest.  The Stockholders’ Representative’s right to control and conduct a Tax Contest shall be limited to amounts in dispute which would be Pre-Closing Taxes.  Parent or the Surviving Corporation shall deliver to the Stockholders’ Representative any power of attorney required to allow the Stockholders’ Representative and its counsel to represent the Company in connection with the Tax Contest (but only to the extent specifically contemplated above) and shall provide the Stockholders’ Representative with such assistance as may be reasonably requested by the Stockholders’ Representative in connection with the Tax Contest.  The Stockholders’ Representative shall authorize reimbursement of Parent or the Surviving Corporation for reasonable out-of-pocket expenses (excluding any allocated overhead costs and any allocated costs of existing employees) incurred in providing such assistance by Parent or Surviving Corporation offsetting against the Contingent Payment that next becomes payable.  Notwithstanding the preceding, the Stockholders’ Representative shall consult in good faith with Parent or the Surviving Corporation with respect to the conduct of, and before entering into any settlement of, any aspects of any Tax Contest; and shall neither consent nor agree to the settlement of any aspects of any Tax Contest that may have an adverse impact on the liability for Taxes of Parent or the Surviving Corporation, or any affiliated group of corporations of which Parent or the Surviving Corporation has been or may become a member or any Affiliate of

Parent or the Surviving Corporation, without the prior written consent of Parent or the Surviving Corporation, as the case may be.

(b)           Parent shall inform the Stockholders’ Representative of any Tax Contest with regard to any Tax Return of the Surviving Corporation for a Straddle Period that may result in an indemnification obligation pursuant to Section 7.2 of this Agreement.  Parent shall control and conduct any such Tax Contest.  Costs of such Tax Contests are to be borne by Parent.  Parent shall consult in good faith with the Stockholders’ Representative with respect to the conduct of, and before entering into any settlement of, any Tax Contest that may have a material adverse impact on the liability for any Pre-Closing Tax, and shall not enter into any such settlement without the consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld or delayed.

(c)           Notwithstanding any other provision of this Agreement, the failure of Parent to inform the Stockholders’ Representative of a Tax Contest pursuant to subsections (a) or (b) of this Section 6A.5 shall not relieve the stockholders of the Company or the Former Holders of any liability for Taxes due as a result of such Tax Contest, except to the extent the Stockholders’ Representative can demonstrate that the failure to so notify materially prejudiced that Stockholders’ Representative with respect to the Tax liability that resulted from such Tax Contest.

(d)           Notwithstanding any other provision of this Agreement, any Tax Contest relating to Transfer Taxes shall be controlled jointly by Parent and the Stockholders’ Representative and costs of any such Tax Contest shall be borne equally by Parent and the Former Holders through the Stockholders’ Representative authorizing Parent or Surviving Corporation offsetting against the Contingent Payment that next becomes payable.

For purposes of this Agreement, “Pre-Closing Taxes” means (i) Taxes attributable to any taxable period ending on or before the Closing Date or, with respect to any Straddle Period, that portion of the taxable period that ends on the Closing Date (such periods referred to as “Pre-Closing Tax Periods”) and (ii) the Section 280G Tax Liability (as defined below).  In the case of any Taxes that are payable for a Straddle Period the portion of such Tax that constitutes Pre-Closing Taxes shall (x) in the case of any Taxes other than Taxes based upon or related to income, gain or receipts, and which are imposed on a periodic basis, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Tax Period, (y) in the case of any Tax based upon or related to income, gain or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date and (z) in the case of transaction-based Taxes and withholding Taxes, those Taxes attributable to transactions or events which occurred during Pre-Closing Tax Periods.  Any credits, other than Tax Payments, relating to a Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company.  For purposes of this Agreement, and without limitation Section 2.14(b), the “Section 280G Tax Liability” means an amount equal to the product of (A) 40 percent and (B) the amount of any payment pursuant to a Parachute Payment

Agreement that is not deductible for U.S. federal income Tax purposes as a result of Section 280G of the Code.

(e)           For purposes of calculating the Pre-Closing Taxes, (i) all tax deductions that arise or become available as a result of the transactions contemplated by this Agreement, except for tax deductions that arise or become available as a result of cash payments made prior to or at the Effective Time, shall be allocated to periods, or portions thereof, starting after the Closing Date, regardless of how such amounts are required to be reflected on the filed Tax Returns and (ii) any election pursuant to Section 338 of the Code (and any comparable state, local or foreign election) shall be disregarded.

(f)           The provisions of this Section 6A.5 relating to Tax Contests and not those of Section 7.4 relating to the defense or other pursuit of claims by third parties shall govern in the event of any Tax Contest.

(g)           Any liability for transfer, sales and use, registration stamp or other similar Tax and any conveyance fees or recording fees due as a result of the consummation of the Merger (“Transfer Taxes”) shall be borne 50% by Parent and 50% by Earnout Participants from offset against either the Hold-back Amount during the Hold-back Period or any Contingent Payments at the election of parent.  Any transfer, sales and use, registration, or other similar Tax, and any conveyance fees or recording fees, due as a result of the transactions contemplated in Sections 4.11 shall be borne by Former Holders through offset to Contingent Payments.

6A.6           Powers of Attorney and Tax Sharing Agreements.  All Tax sharing agreements or similar agreements and all powers of attorney with respect to or involving the Company shall be terminated prior to the Closing Date and neither the Company, Parent, nor any Affiliate thereof shall be bound thereby or have any liability thereunder.

7.	INDEMNIFICATION

7.1           Expiration of Representations, Warranties and Covenants.  The representations and warranties in this Agreement and all covenants and other agreements in this Agreement that by their terms are to be performed or that otherwise are to endure after the Closing shall survive the Closing and the consummation of the transactions contemplated by this Agreement in accordance with their terms; provided, however, that the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Sections 2.7(g) and 2.15 and the Fundamental and Tax Representations) shall only continue in effect until the date that is eighteen (18) months after the Closing Date, at which time all representations and warranties (other than the representations and warranties set forth in Sections 2.7(g) and 2.15 and the Fundamental and Tax Representations) shall expire.  For purposes of this Agreement, “Fundamental Representations” shall mean each of the representations and warranties contained in Section 2.1 (except the second sentence), Section 2.2, Section 2.3, Section 2.20, Section 2.21, Section 2.22, Section 2.23 and Section 2.24, and “Fundamental and Tax Representations” shall mean the Fundamental Representations together with the representations and warranties contained in Section 2.12 and Section 2.14.  The representations and warranties set forth in Section 2.15 shall survive until the fifth (5th)

anniversary of the Closing Date, the Fundamental Representations shall survive without limit, the representations contained in Section 2.12 and Section 2.14 shall survive until thirty (30) days after the expiration (including all extensions) of the statute of limitations applicable thereto and the representations contained in Section 2.7(g) shall survive until a Sales Milestone Payment  has become due and payable or, if earlier, such time as Parent shall have ceased to commercialize DZNS Product.  The date on which such representation or warranty expires shall be referred to as the “Representation Termination Date” and no claims for breach of representations and warranties may be brought after the applicable Representation Termination Date.  All obligations of the parties under the covenants contained herein (including the covenants set forth in Section 4) that do not contemplate performance after the Effective Time shall expire at the Effective Time; provided, however, that notwithstanding the expiration of the parties’ obligations under such covenants, claims for breaches of any covenants of the Company prior to their expiration may be brought after the Effective Time and until twenty-four (24) months after the Closing Date (the “Pre-closing Covenant Termination Date”).  Notwithstanding the foregoing, if at any time prior to the applicable Representation Termination Date or Pre-closing Covenant Termination Date, Parent delivers to the Stockholders’ Representative a notice alleging the existence of an inaccuracy in any of the representations and warranties made by the Company or a breach of a pre-Closing covenant made by the Company (and setting forth in reasonable detail the basis for Parent’s determination that such an inaccuracy or breach exists and, to the extent known, a good faith estimate of the amount of Damages incurred by Parent as a result of such inaccuracy or breach) and asserting a claim for recovery under Section 7.2 based on such inaccuracy or breach, then the claim asserted in such notice shall survive the Representation Termination Date or Pre-closing Covenant Termination Date, as applicable, until such time as such claim is fully and finally resolved. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 7 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.  The parties further acknowledge that the time periods set forth in this Section 7 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

7.2           Indemnification.  Subject to the limitations set forth in this Section 7, from and after the date of this Agreement, Parent, the Surviving Corporation and their respective officers, directors, stockholders, employees, Affiliates (other than Persons who are Affiliates as a result of being Former Holders) (together, the “Parent Indemnified Parties”) shall be indemnified against any Damages incurred by any Parent Indemnified Party as a result of, arising out of or in connection with (a) any misrepresentation, breach or inaccuracy in any representation or warranty of the Company set forth in this Agreement or the Company Closing Certificate; (b) the breach or non-fulfillment of any covenant or agreement of either the Company in this Agreement required to be performed at or prior to the Effective Time or the Stockholders’ Representative in this Agreement required to be performed at any time; (c) any amounts paid or payable by Parent, Merger Sub or the Surviving Corporation with respect to any Dissenting Shares in excess of the amount of Merger Consideration allocated to such Dissenting Shares; (d) any claim arising as a result of any inaccuracy or error in the Closing Allocation Certificate or any Contingent Allocation Certificate; (e) the amount by which the Indebtedness of Company as of immediately prior to the Effective Time exceeds the amount of Indebtedness calculated based on the amounts of the components thereof as set forth on the Closing Allocation Certificate; (f) the amount by which Sellers’ Expenses exceed the amount of Sellers’ Expenses set forth in the Closing Allocation Certificate; (g) any Pre-Closing Taxes (as defined in Article 6A) imposed on or with respect to the Company or the Surviving Corporation (and/or their assets or businesses),  (h) any Sellers’ Taxes, (i) any claim by a holder of a Company Option that did not consent to the treatment of options set forth in Section 1.3(a), (j) any claim related to the employment or termination of employment of any employee or contractor of the Company or (k) any claim related to any Employee Benefit Plan.  “Damages” shall mean any liabilities, losses, damages, diminution of value, penalties, awards, judgments, settlement payments, fines, Taxes, including costs or expenses, and other reasonable out-of-pocket costs, expenses and charges, including reasonable legal, expert and consultant fees and expenses, but excluding any special, indirect, punitive or speculative damages (except to the extent such amounts are recovered by a third party in any Third-Party Claims that are subject to indemnification hereunder).  The parties agree that any amounts offset against the Hold-back Amount or Contingent Payments shall be treated as a reduction in the aggregate consideration paid in connection with the Merger for all income Tax purposes.

7.3           Choice of Remedies; Limitations on Liability.

(a)           Subject to Sections 7.2 and the other provisions of this Section 7.3, the Parent Indemnified Parties shall be entitled to, and may seek payment of, indemnification obligations hereunder at its option by either or both, (i) a reduction in the Hold-back Amount during the Hold-back Period, and/or (ii) by set off against amounts otherwise due, but not yet paid, as Contingent Payments.

(b)           Without limiting the effect of any other limitation contained in this Section 7, the indemnification provided for in Section 7.2 shall not apply, and Parent shall not be entitled to exercise any indemnification rights under Section 7.2 except to the extent that the aggregate amount of the Damages against which Parent would otherwise be entitled to be indemnified under Section 7.2 exceeds $100,000 (the “Basket”).  If the aggregate amount of such Damages exceeds the Basket, then the Parent Indemnified Parties shall, subject to Section 7.3(a) and the other limitations contained in this Agreement, be entitled to be indemnified pursuant to Section 7.2 for Damages in excess of the Basket up to a maximum amount of Damages pursuant to Section 7.2 at any point in time equal to the difference between  (i) 15% of the aggregate amount of Merger Consideration, Option Consideration and Warrant Consideration that has been paid or has accrued through the date of the applicable indemnity payment pursuant to this Article 7, minus (ii) all prior Damages recovered through such date pursuant to Section 7.2 (the “Cap”); provided, that neither the Basket nor the Cap shall apply to any claim for indemnification arising out of a breach of any Fundamental and Tax Representations, or any indemnification claim under clause (i) of the first sentence of section 7.2.

(c)           Nothing in this Agreement shall limit any remedy any Parent Indemnified Party may have against any Person who committed fraud or knowing misrepresentation under applicable tort laws for such fraud.

(d)           The amount of any Damages that are subject to indemnification under this Section 7 shall be calculated net of the amount of any insurance proceeds (offset by any increase in premium resulting therefrom), indemnification payments (including indemnification payments pursuant to Section 6A.1 of this Agreement), contribution payments or reimbursements that are actually received (net, in each case, of any collection costs) by Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation in connection with such Damages or any of the events or circumstances giving rise or otherwise related to such Damages.

7.4           Defense of Third Party Claims.

(a)           Promptly after Parent or a Parent Indemnified Party obtains Knowledge of any actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding that has been or may be brought or asserted by a third party against any Parent Indemnified Party and that may be subject to indemnification hereunder (a “Third-Party Claim”), Parent or Parent Indemnified Party shall deliver to the Stockholders’ Representative a written notice stating in reasonable detail the nature and basis of such Third-Party Claim and the dollar amount of such Third-Party Claim, to the extent known; provided, that the failure to promptly notify the Stockholders’ Representative shall not prejudice the right of the Parent Indemnified Party to make or recover for such claim except to the extent such delay has caused material prejudice to the defense of such claim.  Subject to the provisions of Sections 7.4(b), the Stockholders’ Representative shall have the right, at its election, to defend any Third-Party Claim, in which case: (i) Stockholders’ Representative shall diligently and in good faith defend such Third-Party Claim; (ii) so long as Stockholders’ Representative diligently and in good faith defends such Third-Party Claim, Parent shall not be entitled to be indemnified for any costs or expenses incurred by Parent in connection with the defense of such Third-Party Claim; (iii) Parent shall be entitled to monitor (but not control) such defense at its own expense and may retain separate co-counsel at its own expense and participate in the defense; (iv) Parent shall make available to the Stockholders’ Representative all books, records and other documents and materials that are under the direct or indirect control of Parent or any of Parent’s Subsidiaries or other Affiliates and that are necessary or reasonably desirable for the defense of such Third-Party Claim; (v) Parent and the Surviving Corporation shall execute such documents and take such other actions as the Stockholders’ Representative may reasonably request for the purpose of facilitating the defense of such Third-Party Claim; (vi) Parent shall otherwise fully cooperate as reasonably requested by the Stockholders’ Representative in the defense of such Third-Party Claim; and (vii) Parent and Stockholders’ Representative shall not admit any liability with respect to such Third-Party Claim without the express written consent of the other.

(b)           Notwithstanding Section 7.4(a), the Stockholders’ Representative shall not have the right to assume control of the defense of any Third-Party Claim if:  (i) the Stockholders’ Representative does not assume the defense thereof promptly, but in any event, within thirty days of receipt of the Parent Indemnified Party’s notice of a Third-Party Claim; (ii) the Stockholders’ Representative does not conduct the defense of the Third-Party Claim with reasonable diligence, comparable to the level of diligence that the Parent would use in defending against such claim, and in good faith; or (iii) the Third-Party Claim (A) seeks non-monetary, equitable or injunctive relief, (B) alleges violations of criminal law, (C) includes as named parties in any such Third-Party Claim any employee, agent, officer or director of Parent or the Surviving Corporation;

(D) seeks to recover monetary damages potentially in excess of $500,000; (E) relates to the SK License, or (F) includes as the named parties in any such Third-Party Claim both a Parent Indemnified Party and any Former Holder and either a defense is available to a Parent Indemnified Party that is not available to such Former Holder or applicable ethical guidelines provide that, in either case, it would be inappropriate to have the same counsel represent both parties.  If the Stockholders’ Representative has assumed such defense as provided in Section 7.4(a), the Stockholders’ Representative will not be liable for any legal expenses subsequently incurred by any Parent Indemnified Party in connection with the defense of such claim.  If the Stockholders’ Representative does not assume the defense of any Third-Party Claim in accordance with Section 7.4(a) and the Parent Indemnified Party is entitled to indemnification under this Agreement, the Parent Indemnified Party may continue to defend such claim at the reasonable expense of the Former Holders and the Stockholders’ Representative may still participate in, but not control, the defense of such Third-Party Claim at the sole cost and expense of the Former Holders.

(c)           If the Stockholders’ Representative does not assume and conduct the defense of the Third-Party Claim in accordance with Section 7.4(a), or is not entitled to do so, the Parent Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the written consent of the Stockholders’ Representative (such consent not to be unreasonably withheld or delayed).  The Parent Indemnified Party shall have no right to seek indemnification under this Section 7 in respect of any Third-Party Claim for a settlement entered into without the prior written consent of the Stockholders’ Representative.

If the Stockholders’ Representative assumes and conducts the defense of the Third-Party Claim in accordance with Section 7.4(a), the Stockholders’ Representative shall not, without the written consent of the Parent Indemnified Party (such consent not to be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim that:  (A) involves any action by the Parent Indemnified Party other than the payment of money (which is paid in full by the Stockholders’ Representative), (B) provides for non-monetary equitable or injunctive relief affecting the Parent Indemnified Party, or (C) does not grant an unconditional release of the Parent Indemnified Party from all liability with respect to such Third-Party Claim.

In any Third-Party Claim, the party responsible for the defense of such claim shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including, without limitation, all settlement negotiations and offers.  The Parent Indemnified Party shall use commercially reasonable efforts to make available to the Stockholders’ Representative and its representatives all books and records of the Parent Indemnified Party relating to such Third-Party Claim and shall cooperate with the Stockholders’ Representative in the defense of the Third-Party Claim, including by using commercially reasonable efforts to make available personnel as witnesses in connection with any action.

(d)           To the extent that Parent is actually indemnified pursuant to this Section 7 and an offset against either the Hold-back Amount or a Contingent Payment actually occurs, the Stockholders’ Representative shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that Parent or any of Parent’s Subsidiaries or other Affiliates may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related.  Parent shall take such actions as the Stockholders’ Representative may reasonably request for the purpose of enabling the Stockholders’ Representative to perfect or exercise the right of subrogation of the Stockholders’ Representative under this Section 7.4(d).

7.5           Exclusivity.  The right of a Parent Indemnified Party to be indemnified pursuant to this Section 7 shall, absent fraud or intentional misrepresentation, be the sole and exclusive right and remedy exercisable by such Parent Indemnified Party with respect to any breach of this Agreement.

7.6           Direct Indemnification Claims.

(a)           Promptly after Parent or a Parent Indemnified Party obtains knowledge that it is entitled to claim indemnification (“Indemnification Claim”) hereunder (other than in respect of Third-Party Claims, the process for which is governed by Section 7.4, and in respect of Tax Contests, the process for which is governed by Section 6A.5), Parent or such Parent Indemnified Party shall promptly give notice (an “Indemnification Demand”) of such Indemnification Claim to the Stockholders’ Representative, stating the nature and basis of such Indemnification Claim and the dollar amount of such Indemnification Claim, in each case to the extent known or a good faith estimate thereof (the “Asserted Damages Amount”), provided that the failure to promptly notify the Stockholders’ Representative shall not prejudice the right of the Parent Indemnified Party to make or recover for such claim except to the extent such delay has caused material prejudice to the defense of such claim.

(b)           Within ten (10) Business Days following delivery of an Indemnification Demand to the Stockholders’ Representative, the Stockholders’ Representative shall deliver to Parent a written response (the “Response”) in which the Stockholders’ Representative shall either:  (i) agree that the Parent Indemnified Party is entitled to receive all of the Asserted Damages Amount, in which case Parent shall deliver to the Stockholders’ Representative notice indicating whether the Asserted Damages Amount shall be remitted to the Parent Indemnified Party by reducing the Hold-back Amount during the Hold-back Period or as a set-off against applicable Contingent Payments; (ii) agree that the Parent Indemnified Party is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion”), in which case Parent shall deliver to the Stockholders’ Representative notice indicating whether the Agreed Portion shall be remitted to the Parent Indemnified Party by reducing the Hold-back Amount during the Hold-back Period or as a set-off against applicable Contingent Payments; or (iii) dispute that the Parent Indemnified Party is entitled to receive any portion of the Asserted Damages Amount.

(c)           In the event that the Stockholders’ Representative shall (i) dispute that the Parent Indemnified Party is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Parent Indemnified Party is entitled to only the Agreed Portion of the Asserted Damages Amount, the Stockholders’ Representative and Parent shall attempt in good faith to agree to a resolution of the dispute.  If no such resolution can be reached after good faith negotiation within sixty days after delivery of a Response, either Parent or the Stockholders’ Representative may resolve the dispute in accordance with Section 8.5.  Notwithstanding the foregoing, either party shall be entitled to act without delay in order to exercise rights under Section 8.10.

8.	MISCELLANEOUS PROVISIONS.

8.1           Stockholders’ Representative.

(a)           By virtue of the adoption of this Agreement and/or the cancellation by a Former Holder of Company Options or Company Warrants in exchange for Merger Consideration, Option Consideration or Warrant Consideration pursuant to this Agreement, the Former Holders irrevocably nominate, constitute and appoint Moise A. Khayrallah as the agent and true and lawful attorney-in-fact of the Former Holders (the “Stockholders’ Representative”) to take any and all actions and make any and all decisions required or permitted to be taken or made by the Stockholders’ Representative under this Agreement, including the exercise of the right to: (i) give and receive notices and communications under this Agreement; (ii) authorize set-off against Contingent Payments in satisfaction of claims for indemnification made by Parent under Section 7; (iii) object to claims for indemnification made by Parent under Section 7; (iv) agree to, negotiate, enter into settlements and compromises of and comply with court orders with respect to claims for indemnification made by Parent under Section 7 or disputes regarding Section 1.7; and (v) take all actions necessary or appropriate in the good faith judgment of the Stockholders’ Representative for the accomplishment of the foregoing.  The power of attorney granted in this Section 8.1 is coupled with an interest and is irrevocable, may be delegated by the Stockholders’ Representative and shall survive the death or incapacity of any Former Holder.  The identity of the Stockholders’ Representative may be changed, and a successor Stockholders’ Representative may be appointed, from time to time (including in the event of the resignation or the death, disability or other incapacity of the Stockholders’ Representative) by Former Holders with a majority in interest of the rights to any Contingent Payments, and any such successor shall succeed the Stockholders’ Representative as Stockholders’ Representative hereunder.  No bond shall be required of the Stockholders’ Representative.  From and after the Effective Time, a decision, act, consent or instruction of the Stockholders’ Representative shall be final, binding and conclusive upon each Former Holder and the Parent may rely upon any decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each Former Holder.  Parent and Surviving Corporation are hereby relieved from any liability to any Person for any acts done by Stockholders’ Representative and any acts done by Parent or Surviving Corporation in accordance with any such decision, act, consent or instruction of the Stockholders’ Representative.  Each Former Holder hereby agrees to receive correspondence from the Stockholders’ Representative, including in electronic form.

(b)           The Stockholders’ Representative shall not be liable for any liability, loss, damage, penalty, fine, cost or expense incurred due to the acts or omissions of the Stockholders’ Representative in the absence of gross negligence or bad faith on the part of the Stockholders’ Representative arising out of or in connection with the acceptance or administration of his duties or the exercise of his rights hereunder (it being understood that any act done or omitted pursuant to the advice of counsel, informed of all relevant facts, shall be conclusive evidence of such good faith).  The Former Holders shall indemnify and hold the Stockholders’ Representative harmless against any liability, loss, damage, penalty, fine, cost or expense incurred by the Stockholders’ Representative without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of his duties under this Agreement.  The Stockholders’ Representative shall be entitled to recover, from the Reserve Amount,  and/or set-off against any Contingent Payment, any out-of-pocket costs and expenses incurred by the Stockholders’ Representative in connection with actions taken by the Stockholders’ Representative pursuant to the terms of this Agreement (including the hiring of legal counsel and the incurring of legal fees and costs), without the requirement of any consent or approval by Parent or any other Person.

(c)           At any time that the Stockholders’ Representative or Former Holders with a majority in interest of the rights to any Contingent Payments determines that it is no longer necessary for it to retain the entire Reserve Amount and that all or a portion of the Reserve Amount should be distributed to Former Holders, then the Stockholders’ Representative shall (i) deliver to Parent and the Paying Agent a Contingent Allocation Certificate and (ii) deliver to Parent (for further deposit with the Paying Agent or payroll agent) the Reserve Amount or such portion thereof to be so distributed by the Paying Agent and the payroll agent.  Within ten Business Days of the receipt of such Contingent Allocation Certificate and the Reserve Amount or portion thereof, Parent shall direct the Paying Agent to pay, within ten Business Days of such direction, the amounts set forth in such Contingent Allocation Certificate to the Persons specified in such Contingent Allocation Certificate and direct the payroll agent to promptly pay such amount to the Persons to receive such amount as specified in the Contingent Allocation Certificate, after deducting applicable withholding.

(d)           Notwithstanding anything to the contrary contained in this Agreement, any information provided to the Stockholders’ Representative under this Agreement shall be maintained as confidential and not disclosed by the Stockholders’ Representative or used for any purpose not contemplated by the purpose for which it was disclosed to the Stockholders’ Representative; provided however, that, in connection with performing its duties pursuant to this Agreement, the Stockholders’ Representative may from time to time provide such information in summary form to Former Holders and their Affiliates who were represented on the board of directors of the Company immediately prior to the Effective Time provided that such Former Holders agree to keep all such information confidential and not disclose such information to any other Person.

(e)           The Stockholders’ Representative and Company agree that the terms under which the Stockholders’ Representative shall be engaged to represent the Former Holders in connection with this Agreement and the transactions contemplated hereby shall (i) be set forth in a written agreement to be entered into prior to the Closing among the Stockholders’ Representative and certain Former Holders, (ii) not include the Company as a party to such agreement, and (iii) not contravene or negate any of the Stockholders’ Representative’s obligations to Parent or Surviving Corporation hereunder.

8.2           Expenses.  Except as otherwise provided herein, each party shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated by this Agreement, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

8.3           Amendment; Waiver.

(a)           This Agreement may not be amended except by an instrument in writing signed on behalf of Parent, the Company (or, following the Closing, Surviving Corporation) and Stockholders’ Representative.

(b)           Except as expressly set forth in this Agreement, no failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)           No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.4           Entire Agreement; Counterparts; Exchanges by Facsimile.  This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and provisions of this Agreement.

8.5           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to parties residing in the State of Delaware, without regard to applicable principles of conflicts of law.  Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.  The prevailing party in any dispute arising out of or relating to this Agreement shall be entitled to be awarded its fees and expenses, including reasonable attorneys’ fees.

8.6           Assignability; Third Party Rights.

(a)           Subject to Section 8.7(b), this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of any party hereunder may be assigned or delegated by such party (by operation of law or otherwise) without the prior written consent of the other parties (which consent will not be unreasonably withheld or delayed), and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the other parties’ prior written consent shall be void and of no effect; provided that Parent may assign its rights and obligations hereunder to an Affiliate thereof so long as Parent remains secondarily liable for performance under this Agreement; provided, further, that no such consent shall be required in connection with any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving Parent.

(b)           Subject to Section 4.5 and except as set forth in the following sentence, nothing in this Agreement is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement (but without limiting any of the rights of the Stockholders’ Representative hereunder), if the Merger is consummated, the Indemnified Parties shall be third party beneficiaries of the provisions set forth in Section 4.5.

8.7           Disclosure Schedule.  Any information set forth in any Part of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other Parts of the Disclosure Schedule as though fully set forth in such other Parts (whether or not specific cross-references are made) to which such information relates to the extent it is readily apparent on its face (without review of any document to which it may refer), and shall be deemed to qualify and limit all representations and warranties of the Company set forth in this Agreement to which such information relates to the extent it is readily apparent on its face (without review of any document to which it may refer).  No reference to or disclosure of any item or other matter in this Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Disclosure Schedule.  The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

8.8           Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or FedEx), one Business Day after dispatch; (b) if sent by facsimile transmission before 5:00 p.m. U.S. Eastern Time, when transmitted and receipt is confirmed; (c) if sent by facsimile transmission after 5:00 p.m. U.S. Eastern Time and receipt is confirmed, on the following business day; and (d) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent, Merger Sub or the Surviving Corporation:

Acorda Therapeutics, Inc.

15 Skyline Drive

Hawthorne, New York 10532, USA

Attention:  Chief Executive Officer

Facsimile:  +1 914.347.4560

with copies (which shall not constitute notice) to

Acorda Therapeutics, Inc.

15 Skyline Drive

Hawthorne, New York 10532, USA

Attention:  General Counsel

Facsimile:  +1 914.347.4560

if to the Company:

Neuronex, Inc.

9001 Aerial Center Parkway, Suite 110

Morrisville, NC 27560

Attention:  Chief Executive Officer

Facsimile:  (919) 460-9509

with a copy (which shall not constitute notice) to:

Hutchison Law Group

5410 Trinity Road, Suite 400

Raleigh, NC  27607

Attention: William N. Wofford, Esq.

Facsimile: (919) 829-9696

if to the Stockholders’ Representative:

Moise Khayrallah

113 Glenspring Way

Morrisville, NC  27560

with a copy (which shall not constitute notice) to:

Hutchison Law Group

5410 Trinity Road, Suite 400

Raleigh, NC  27607

Attention: William N. Wofford, Esq.

Facsimile: (919) 829-9696

8.9           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.10           Enforcement.  Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled, without the need to post bond or other security, to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

8.11           Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(d)           The headings set forth in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Acorda Therapeutics, Inc.

By:           /s/ Ron Cohen

Name:           Ron Cohen

Title:           Chief Executive Officer

ATI Development Corp.

By:           /s/ Jane Wasman

Name: Jane Wasman

Title:           President

Neuronex, Inc.

By:	/s/Moise A. Khayrallah

Moise A. Khayrallah

President & CEO

Moise A. Khayrallah,

as the Stockholders’

Representative:

By:	/s/Moise A. Khayrallah

Moise A. Khayrallah

Merger Agreement Signature Page

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

Acquisition Transaction.  “Acquisition Transaction” shall mean any transaction involving: (a) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of the Company; (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than Company Common Stock issued to employees of the Company upon exercise of Company Options in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company.

Actual Net Cash Amount.  “Actual Net Cash Amount” has the meaning set forth in Section 1.5.

Aerial.  “Aerial” has the meaning set forth in Section 4.6.

Affiliate.  “Affiliate” of any Person shall mean any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such Person.

Agreed Portion.  “Agreed Portion” has the meaning set forth in Section 7.6(b).

Agreement.  “Agreement” has the meaning set forth in the Preamble to the Agreement.

Aggregate Upfront Transaction Value.  “Aggregate Upfront Transaction Value” shall mean an amount equal to:  (a) the Closing Consideration; minus (b) the Hold-back Amount, minus (c) the Debt Payment;  minus (d) the Reserve Amount; minus (e) an amount equal to Sellers’ Expenses; plus (f) the Paid Exercise Price.

Asserted Damages Amount.  “Asserted Damages Amount” has the meaning set forth in Section 7.6(a).

Basket.  “Basket” has the meaning set forth in Section 7.3(b).

Business Day.  “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are permitted or obligated by Law to be closed for regular banking business.

Bylaws.  “Bylaws” has the meaning set forth in Section 2.1.

Cap.  “Cap” has the meaning set forth in Section 7.3(b).

Certificate.  “Certificate” has the meaning set forth in Section 1.6(a).

cGMP.  “cGMP”  has the meaning set forth in Section 2.19(e).

Closing.  “Closing” has the meaning set forth in Section 1.2(a).

Closing Allocation Certificate.  “Closing Allocation Certificate” means a certificate that shall set forth (in addition to the information required by the last sentence of Section 1.4 of this Agreement) (i) (x) all Indebtedness outstanding immediately prior to the Closing, including the name, contact information and payoff amounts, including all interest, premiums and penalties, as of the Closing Date to pay off such Indebtedness in full and terminate all such Indebtedness and (y) the amount of the Company’s cash and prepaid expenses as of immediately prior to the Closing; (ii) a schedule of all Sellers’ Expenses and the persons and amounts to be paid at Closing in respect thereof; (iii) the Reserve Amount to be paid to the Stockholders’ Representative at Closing; (iv) a merger consideration spreadsheet setting forth the aggregate Merger Consideration, Option Consideration or Warrant Consideration to be paid at the Closing, the exercise prices for each Company Option and Company Warrant, the amounts payable to and the Pro Rata Share for each Former Holder of Company Capital Stock, Company Warrants and Company Options; (v) the name, address, and, to the extent known, tax identification number of each such Former Holder; (vi) a funds flow memo, including proper wire transfer instructions and amounts due to be paid to (A) each party to be paid in respect of Indebtedness, (B) each party to receive a payment in respect of Sellers’ Expenses, (C) the Company’s payroll agent in respect of Option Consideration for any employee of the Company or other Person for which payments are subject to withholding, (D) the Paying Agent in respect of all remaining Merger Consideration, Option Consideration or Warrant Consideration for payment to the Former Holders (other than payments to the Former Holders for whom amounts were deposited with the Company’s payroll agent pursuant to clause (C)), and (E) the Stockholders’ Representative in respect of the Reserve Amount.

Closing Consideration.  “Closing Consideration” means $6,800,000.

Closing Date.  “Closing Date” has the meaning set forth in Section 1.2(a).

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Common Merger Consideration.  “Common Merger Consideration” has the meaning set forth in Section 1.2(c)(2).

Company.  “Company” has the meaning set forth in the Preamble to the Agreement.

Company Balance Sheet.  “Company Balance Sheet” has the meaning set forth in Section 2.3(a).

Company Capital Stock.  “Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock.

Company Closing Certificate.  “Company Closing Certificate” has the meaning set forth in Section 5.2(e).

Company Common Stock.  “Company Common Stock” shall mean the common stock, $0.001 par value, of the Company.

Company Financial Statements.  “Company Financial Statements” has the meaning set forth in Section 2.3(a).

Company IP Rights.  “Company IP Rights” has the meaning set forth in Section 2.7(a)(5).

Company Material Adverse Effect.  “Company Material Adverse Effect” shall mean any state of facts, change, development, event, effect, condition, occurrence, action or omission (each, an “Event”) that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the business, prospects, financial condition or results of operations of the Company, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the effects of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:  any Events generally affecting (I) the industry in which the Company primarily operate to the extent they do not materially disproportionately affect the Company in relation to other companies in the industry in which the Company primarily operates or (II) the economy, or financial or capital markets, in the United States or elsewhere in the world to the extent they do not disproportionately affect the Company in relation to other companies in the industry in which the Company primarily operates.

Company Options.  “Company Options” shall mean options to purchase shares of Company Capital Stock granted by the Company pursuant to the Company Stock Plan or otherwise.

Company Preferred Stock.  “Company Preferred Stock” shall mean the Company’s Series A Preferred Stock, $0.001 par value.

Company Stock Plan.  “Company Stock Plan” shall mean the Company’s 2011 Stock Incentive Plan.

Company Warrants.  “Company Warrants” shall mean warrants to purchase shares of Company Capital Stock issued by the Company.

Company’s Facilities.  “Company’s Facilities” has the meaning set forth in Section 2.15(b).

Contingent Allocation Certificate.  “Contingent Allocation Certificate” means a certificate that shall set forth (i) a merger consideration spreadsheet setting forth the aggregate Merger Consideration, Option Consideration or Warrant Consideration to be paid with respect to such Contingent Payment, the exercise prices for each Company Option and Company Warrant, the amounts payable to and the Pro Rata Share for each Former Holder of Company Capital Stock, Company Warrants and Company Options; (ii) the PJSC Contingent Fees, which shall, to the extent not included in Sellers’ Expenses, be deducted ratably as incurred from the Merger Consideration, Option Consideration and Warrant Consideration; (iii) a funds flow memo, including proper wire transfer instructions (it being understood that wire transfer instructions for items (A) and (B) below shall be provided by Parent) and amounts due to be paid to (A) the Surviving Company’s payroll agent in respect of Option Consideration for any employee of the Surviving Company or other Person for which payments are subject to withholding, (B) the Paying Agent (if applicable) in respect of all remaining Merger Consideration, Option Consideration or Warrant Consideration for payment to the Former Holders (other than payments to the Former Holders for whom amounts were deposited with the Company’s payroll agent pursuant to clause (A)), (C) PJSC in respect of any PJSC Contingent Fees, and (D) the Stockholders’ Representative in respect of any addition to the Reserve Amount.

Contingent Payment.  “Contingent Payment” has the meaning set forth in Section 1.7(a)(1).

Contingent Payment Event.  “Contingent Payment Event” has the meaning set forth in Section 1.7(a)(2).

Copyrights.  “Copyrights” has the meaning set forth in Section 2.7(a)(2).

Current Company Business.  “Current Company Business” has the meaning set forth in Section 2.1.

Damages.  “Damages” has the meaning set forth in Section 7.2.

Data Room.  “Data Room” has the meaning set forth in Section 4.10.

Debt Payment.  “Debt Payment” has the meaning set forth in Section 1.6(c).

DGCL.  “DGCL” shall mean the Delaware General Corporation Law.

Diligence Notice. “Diligence Notice” has the meaning set forth in Section 1.7(f).

Diligent Efforts.  “Diligent Efforts” has the meaning set forth in Section 1.7(a)(3).

Disclosure Schedule.  “Disclosure Schedule” shall mean the Disclosure Schedule that has been prepared by the Company in accordance with Section 8.7 and that has been delivered by the Company to Parent on the date of the Agreement.

DOL.  “DOL” shall mean the U.S. Department of Labor.

Drug.  “Drug” has the meaning set forth in Section 2.19(a).

DZNS Product.  “DZNS Product” has the meaning set forth in Section 1.7(a)(4).

Earn-out Payment.  “Earn-out Payment” has the meaning set forth in Section 1.7(a)(5).

Effective Time.  “Effective Time” has the meaning set forth in Section 1.2(b).

Effective Time Share.  “Effective Time Share” shall mean, in each case immediately prior to the Effective Time: (i) each outstanding share of Company Capital Stock; (ii) each share of Company Capital Stock into which Company Warrants and upfront participating options are

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted
portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the Commission.

exercisable (whether or not then currently exercisable); and (iii) each share of Company Common Stock into which Company Options other than upfront participating options are exercisable (whether or not then currently vested or exercisable), provided that the shares of Company Common Stock into which Company Options other than upfront participating options are exercisable shall only be taken into account and considered Effective Time Shares at such point as the Former Holders thereof are entitled to receive a portion of any Contingent Payment in accordance with Section 1.3(a) of the Agreement with respect to such Company Options.

Employee Benefit Plan.  “Employee Benefit Plan” has the meaning set forth in Section 2.14(c).

Employment Agreement.  “Employment Agreement” means each written or unwritten management, employment, severance, consulting, relocation or similar agreement between the Company and any employee, consultant or independent contractor.

Environmental Laws.  “Environmental Laws” has the meaning set forth in Section 2.15(a)(1).

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate.  “ERISA Affiliate” shall mean any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

[***] Manufacturing Agreement.  “[***] Manufacturing Agreement” has the meaning set forth in Section 1.7(b).

FDA.  “FDA” has the meaning set forth in Section 1.7(a)(6).

FDCA.  “FDCA” has the meaning set forth in Section 2.19(a).

Force Majeure Event. “Force Majeure Event” has the meaning set forth in Section 1.7(f).

Former Holder.  “Former Holder” shall mean any holder of Company Capital Stock, Company Options or Company Warrants immediately prior to the Effective Time that is entitled receive Merger Consideration, Option Consideration or Warrant Consideration.

Fundamental and Tax Representations.  “Fundamental and Tax Representations” has the meaning set forth in Section 7.1.

Fundamental Representations.  “Fundamental Representations” has the meaning set forth in Section 7.1.

GAAP.  “GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

Governmental Approvals.  “Governmental Approvals” has the meaning set forth in Section 2.11(a).

Governmental Authority.  “Governmental Authority” has the meaning set forth in Section 2.22.

Hazardous Materials.  “Hazardous Materials” has the meaning set forth in Section 2.15(a)(2).

Hold-back Allocation Certificate. “Hold-back Allocation Certificate” has the meaning set forth in Section 1.8.

Hold-back Amount.  “Hold-back Amount” means $300,000, subject to adjustment pursuant to Section 1.5 and Article 7.

Hold-back Period.  “Hold-back Period” means the period commencing on the Effective Time and terminating on the one year anniversary of the Effective Time.

IND.  “IND” has the meaning set forth in Section 2.19(a).

Indebtedness.  “Indebtedness” means the outstanding principal amount of, and all interest and other amounts accrued and unpaid in respect of, (i) any indebtedness for borrowed money of the Company, whether or not recourse to the Company (except any capital lease), (ii) any obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, (iii) any reimbursement obligation of the Company with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company, and (iv) any obligation of the type referred to in clauses (i) through (iii) of another Person the payment of which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise.

Indemnified Parties.  “Indemnified Parties” has the meaning set forth in Section 4.5(a).

Indemnification Claim. “Indemnification Claim” has the meaning set forth in Section 7.6(a).

Indemnification Demand.  “Indemnification Demand” has the meaning set forth in Section 7.6(a).

IP Rights.  “IP Rights” has the meaning set forth in Section 2.7(a)(1).

IRS.  “IRS” shall mean the United States Internal Revenue Service.

Know-How.  “Know-How” has the meaning set forth in Section 2.7(a)(3).

Knowledge.  “Knowledge” means such information that the executive officers of the applicable Person actually knew, or reasonably should have known, if such executive officers would have made due inquiry with respect to the applicable matter.

Launch.  “Launch” has the meaning set forth in Section 1.7(a)(8).

Law.  “Law” shall mean any federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation or court order of any Governmental Authority.

Lease Assignment.  “Lease Assignment” has the meaning set forth in Section 4.11(a).

Letter of Transmittal.  “Letter of Transmittal” has the meaning set forth in Section 1.6(b).

Marketing Approval.  “Marketing Approval” has the meaning set forth in Section 1.7(a)(8).

Material Contract.  “Material Contract” has the meaning set forth in Section 2.8(a).

Merger.  “Merger” has the meaning set forth in the Recitals to the Agreement.

Merger Consideration.  “Merger Consideration” means, collectively the Common Merger Consideration and the Series A Preferred Merger Consideration.

Merger Price Per Common Share. “Merger Price Per Common Share” is equal to: (a) the Aggregate Upfront Transaction Value, minus the aggregate Series A Preferred Merger Consideration, divided by (b) the sum of the aggregate number of shares of the Company’s Common Stock issued and outstanding as of immediately prior to the Effective Time and the aggregate number of shares of the Company’s Series A Preferred Stock and Company Common Stock issuable upon the exercise of all Company Options and Company Warrants as of immediately prior to the Effective Time (whether or not vested or exercisable at such time).

Merger Price Per Series A Share.  “Merger Price Per Series A Share” is equal to (a) the Aggregate Upfront Transaction Value, divided by (b) the sum of the aggregate number of shares of the Company’s Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

Merger Sub.  “Merger Sub” has the meaning set forth in the Preamble to the Agreement.

Milestone Abandonment Dispute.  “Milestone Abandonment Dispute” has the meaning set forth in Section 1.7(h)(1).

Milestone Abandonment Notice.  “Milestone Abandonment Notice” has the meaning set forth in Section 1.7(h)(1).

Milestone Abandonment Objection Notice.  “Milestone Abandonment Objection Notice” has the meaning set forth in Section 1.7(h)(1).

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted
portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the Commission.

Milestone Event.  “Milestone Event” has the meaning set forth in Section 1.7(a)(10).

Milestone Event Occurrence Date. “Milestone Event Occurrence Date” has the meaning set forth in Section 1.7(a)(11).

Milestone Payment.  “Milestone Payment” has the meaning set forth in Section 1.7(a)(12).

Milestone Shares.  “Milestone Shares” has the meaning set forth in Section 1.7(d)(2).

NDA.  “NDA” has the meaning set forth in Section 1.7(a)(13).

Net Sales.  “Net Sales” has the meaning set forth in Section 1.7(a)(14).

Net Cash Amount.  “Net Cash Amount” means the number obtained by subtracting the total cash and cash equivalents of the Company by the total liabilities of the Company, excluding (a) all Seller’s Expenses payable at the Closing and(b) PJSC Contingent Fees.

Neuronex Patent.  “Neuronex Patent” has the meaning set forth in Section 1.7(a)(15).

Option Consideration.  “Option Consideration” has the meaning set forth in Section 1.3(b).

“Orange Book.”  “Orange Book” means the FDA’s publication entitled, “Approved Drug Products with Therapeutic Equivalence Evaluations,” as maintained under the Federal Food, Drug, and Cosmetic Act.

[***].  “[***]” has the meaning set forth in 1.7(a)(16).

Outside Date.  “Outside Date” has the meaning set forth in Section 6.1(b).

Paid Exercise Price.  “Paid Exercise Price” means the portion of the aggregate exercise price of each Company Option and each Company Warrant outstanding immediately prior to the Effective Time which shall be deemed to have been paid in partial satisfaction of the exercise price of such Company Option or Company Warrant as a result of the payment of the Closing Consideration.  .

Parachute Payment Agreements.  “Parachute Payment Agreements” has the meaning set forth in Section 2.14(b).

Parent.  “Parent” has the meaning set forth in the Preamble to the Agreement.

Parent Balance Sheet Date.  “Parent Balance Sheet Date” has the meaning set forth in Section 3.9(c).

Parent Break-Up Fee.  “Parent Break-Up Fee” has the meaning set forth in Section 6.2(b).

Parent Indemnified Parties.  “Parent Indemnified Parties” has the meaning set forth in Section 7.2.

Parent Material Adverse Effect.  “Parent Material Adverse Effect” has the meaning set forth in Section 3.4.

Parent SEC Documents.  “Parent SEC Documents” has the meaning set forth in Section 3.9(a).

Patent Rights.  “Patent Rights” has the meaning set forth in Section 2.7(a)(4).

Paying Agent.  “Paying Agent” has the meaning set forth in Section 1.6(a).

Payment Fund.  “Payment Fund” has the meaning set forth in Section 1.6(a).

Permitted Encumbrances.  “Permitted Encumbrances” has the meaning set forth in Section 2.5.

Person.  “Person” shall mean any individual, entity or Governmental Authority.

PJSC. “PJSC” shall mean Peter J. Solomon Company

PJSC Contingent Fees.  “PJSC Contingent Fees” shall mean the fees payable to Peter J. Solomon Company pursuant to the second paragraph of Section 3(a) of the engagement letter between the Company and Peter J. Solomon Company, dated as of January 31, 2011, in connection with the payment of any Contingent Payment to the Persons entitled thereto.

Post-Closing Tax Period.  “Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

Pre-Closing Tax Periods.  “Pre-Closing Tax Periods” has the meaning set forth in Section 6A.5(d).

Pre-Closing Taxes.  “Pre-Closing Taxes” has the meaning set forth in Section 6A.5(d).

Pro Rata Share.  “Pro Rata Share” of a particular Former Holder shall mean the fraction having a numerator equal to the number of Effective Time Shares held by such Former Holder, and having a denominator equal to the aggregate number of Effective Time Shares held by all Former Holders, in each case calculated based on the aggregate Merger Consideration with respect to which the Pro Rata Share is being calculated.

Real Property Lease Agreements.  “Real Property Lease Agreements” has the meaning set forth in Section 2.6.

R&D Support Account.  “R&D Support Account” has the meaning set forth in Section 4.13.

R&D Support Payment. “R&D Support Payment” means up to $1,200,000 in cash, which amount shall be funded pursuant to the terms of Section 4.13, as such amount may be increased from time to time as reasonably required to cover additional activities mutually agreed by Parent and the Company.

Representation Termination Date.  “Representation Termination Date” has the meaning set forth in Section 7.1.

Required Stockholder Vote.  “Required Stockholder Vote” has the meaning set forth in Section 2.21.

Reserve Amount.  “Reserve Amount” means $10,000, as it may be increased from time to time in the discretion of the Stockholders’ Representative, provided that in no event may any increase in the Reserve Amount exceed the aggregate of the accrued but unpaid Merger Consideration, Option Consideration and Warrant Consideration then payable to the Former Holders at the time of the increase.

Response.  “Response” has the meaning set forth in Section 7.6(b).

Restated Certificate of Incorporation.  “Restated Certificate of Incorporation” has the meaning set forth in Section 2.1.

Restraints.  “Restraints” has the meaning set forth in Section 5.1.

Retained Indebtedness.  “Retained Indebtedness” means the Indebtedness of the Company that Parent, at its option, elects for Company to retain at the Closing, which shall be set forth on Part 1.6(c) of the Disclosure Schedule.

Sales Milestone Event.  “Sales Milestone Event” has the meaning set forth in Section 1.7(a)(17).

Sales Milestone Payment.  “Sales Milestone Payment” has the meaning set forth in Section 1.7(a)(18).

Sales Milestone Payment Occurrence Date.  “Sales Milestone Payment Occurrence Date” has the meaning set forth in Section 1.7(a)(19).

Section 280G Tax Liability.  “Section 280G Tax Liability” has the meaning set forth in Section 6A.5(d).

SEC.  “SEC” shall mean the U.S. Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

Sellers’ Expenses.  “Sellers’ Expenses” means all costs, fees and expenses incurred by the Company in connection with the negotiation and consummation of the transactions contemplated by this Agreement (whether incurred prior to or after the date hereof) that have been incurred and remain unpaid as of immediately prior to the Effective Time, including, without limitation, (a) any brokerage fees, commissions, finders’ fees,  financial advisory fees, or other amounts payable to other agents, representatives and advisors, including those payable to Peter J. Solomon Company, (b) the legal fees and expenses, including those payable to Hutchison Law Group, and (c) any success fees, bonuses, change of control or other payments to any employee, former employee, consultant or former consultant of the Company (other than a payment of Merger Consideration, Option Consideration or Warrant Consideration). For the avoidance of doubt, the PJSC Contingent Fees shall constitute Sellers’ Expenses, to the extent payable at the Closing and thereafter shall be deducted from the applicable Contingent Payment in accordance with the Contingent Allocation Certificate.

Sellers’ Taxes.  “Sellers’ Taxes” means (i) all Taxes attributable to the transactions described in Section 4.11 of this Agreement; (ii) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations section 1.1502-6 or any similar provision of state, local or foreign Law; (iii) all Taxes of any person imposed on the Company for any period as a transferee or successor in respect of a transaction occurring on or before the Closing Date or by contract entered into prior to the Closing; (iv) any withholding or employment Taxes required to be withheld or paid as a result of any payments contemplated under this Agreement or as a result of any vesting, exercise, cancellation, payments, or dividends or deemed dividends, in respect of Company Options, Company Warrants or Company Capital Stock, in each case that occur on or prior to the Closing Date or as a result of the transactions and payments contemplated by this Agreement; (v) any Transfer Taxes which are the responsibility of Former Holders under Section 6A.5(g); and (vi) any misrepresentation, breach or inaccuracy in any representation relating to Taxes, determined without regard to any qualifiers relating to materiality and without regard to any items set forth on the Disclosure Schedules.

Series A Preferred Merger Consideration.  “Series A Preferred Merger Consideration” has the meaning set forth in Section 1.2(c)(1).

Signing Payment.  “Signing Payment” shall mean $2,000,000.

SK License.  “SK License” has the meaning set forth in Section 2.8(c).

SK Territory.  “SK Territory” has the meaning set forth in Section 1.7(a)(20).

Specified Representations.  “Specified Representations” shall mean each of the representations and warranties contained in the first and last sentences of Section 2.1, Section 2.2(a) (except for the fourth and sixth sentences), Section 2.2(d), Section 2.21, the first and second sentences of Section 2.22 and Section 2.23.

Stockholders’ Representative.  “Stockholders’ Representative” has the meaning set forth in Section 8.1(a).

Straddle Period.  “Straddle Period” has the meaning set forth in Section 6A.1.

Subsidiaries.  “Subsidiaries”, when used with respect to any party hereto, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party.

Successor.  “Successor” shall mean Parent or Surviving Corporation following a merger or change of control of Parent or Surviving Corporation, as applicable.

Surviving Corporation.  “Surviving Corporation” has the meaning set forth in Section 1.1(a).

Target Net Cash Amount.  “Target Net Cash Amount” has the meaning set forth in Section 1.5.

Tax and Taxes.  “Tax” and “Taxes” means (i) any and all U.S. federal, state, local and non-U.S. taxes, including, without limitation, income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, payroll, employment or unemployment, social security (or similar), disability, alternative or add-on minimum, customs, duties, excise, stamp, environmental, commercial rent withholding, severance, escheat, premium, windfall profits, registration or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, together with any related interest, penalty, addition to tax or additional amount, imposed by any Taxing Authority and (ii) in the case of the Company, any and all liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group as a result of any tax sharing or tax allocation agreements, arrangement or understanding entered into prior to the Closing, or as a result of being liable for another person’s taxes, as a transferee or successor, by contract or otherwise .

Tax Contest.  “Tax Contest” has the meaning set forth in Section 6A.5(a).

Tax Grant.  “Tax Grant” has the meaning set forth in Section 2.12(k).

Taxing Authority.  “Taxing Authority” means any Governmental Authority responsible for the imposition, collection or enforcement of a Tax.

Tax Return.  “Tax Return” means any report, return, document, statement, election, disclosure, schedule, form, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including amendments, schedules, or attachments thereto, including information returns, and including any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, statement, election, disclosure, schedule, form, declaration or other information.

Tax Sharing Agreement.  “Tax Sharing Agreements” means all existing agreements binding the Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability of any Person; provided, however, that the following agreements shall be disregarded to the extent disclosed on Part 2.12(e) of the Disclosure Schedule:  (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company and (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

Terminating Company Breach.  “Terminating Company Breach” has the meaning set forth in Section 6.1(d).

Terminating Parent Breach.  “Terminating Parent Breach” has the meaning set forth in Section 6.1(e).

Territory.  “Territory” has the meaning set forth in Section 1.7(a)(20).

Third-Party Claim.  “Third-Party Claim” has the meaning set forth in Section 7.4(a).

Trade Secret.  “Trade Secret” has the meaning set forth in Section 2.7(a)(6).

Trademark Rights. “Trademark Rights” has the meaning set forth in Section 2.7(a)(7).

Transfer Taxes.  “Transfer Taxes” has the meaning set forth in Section 6A.5(g).

Transition Services Agreement.  “Transition Services Agreement” has the meaning set forth in Section 4.12.

Treasury Regulations. “Treasury Regulations” means the regulations promulgated under the Code.

Warrant Consideration.  “Warrant Consideration” has the meaning set forth in Section 1.3(c).

Exhibit B
Form of Certificate of Incorporation of Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEURONEX, INC.

FIRST:                      The name of the Corporation is:  Neuronex, Inc.

SECOND:                      The address of the Corporation’s registered office in the State of Delaware is 1220 N. Market Street, Suite 850, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is Delaware Corporate Services Inc.

THIRD:                      The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:                      The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.001 par value per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

FIFTH:                      In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.           Election of directors need not be by written ballot.

3.           The Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation.

SIXTH:                      No director of the Corporation shall have personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not limit or eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or any successor provision, (iv) for any transaction from which such director derived an improper personal benefit, or (v) acts or omissions occurring prior to the date of the effectiveness of this provision.

Furthermore, notwithstanding the foregoing provision, if the General Corporation Law of Delaware is amended or enacted to permit further limitation or elimination of the personal liability of the director, the personal liability of the Corporation’s directors shall be limited or eliminated to the fullest extent permitted by the applicable law.

This provision shall not affect any provision permitted under the General Corporation Law of Delaware in the Certificate of Incorporation, Bylaws or contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this provision shall not adversely affect any limitation hereunder on the personal liability of the director with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH:                      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

Exhibit C
Form of Transition Services Agreement

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”), dated effective as of __, 2012 (the “Effective Date”), is by and between Neuronex, Inc., a Delaware corporation (“Neuronex”), and Aerial BioPharma, LLC, a North Carolina limited liability company (“Aerial”).

WITNESSETH:

WHEREAS, Neuronex has requested that Aerial provide certain services to Neuronex to commence immediately upon the Effective Date, and Aerial is willing to provide such services to Neuronex, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the promises, the mutual agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Aerial and Neuronex hereby agree as follows:

SECTION 1.	SERVICES.

(a)           Scope of Services.  From time to time during the Period of Service (as defined below), Aerial will provide Neuronex the services described on Exhibit A attached hereto (the “Services”).  The parties agree that additional services may be requested from time to time and if such services are agreed upon, then such services shall be described on additional exhibits to be attached hereto and dated and signed by the parties and will be considered “Services” hereunder. Specific tasks that may arise which are not addressed on Exhibit A are the responsibility of Neuronex and Aerial will have no obligation for the performance of such tasks, unless subsequently agreed to in writing, including provision for additional expense reimbursements as may be mutually agreed to by Aerial and Neuronex.

(b)           Period of Service.  The “Period of Service” will commence on the Effective Date and will continue with respect to specific Services or all Services, as applicable until the date any (or all) of the Services are terminated pursuant to the terms set forth in Section 1(c) below, unless any of the Services are extended pursuant to the terms herein or unless at that time Services are being performed which by their nature require a later completion date, in which case the Period of Service will terminate on such completion date.

(c)           Termination.

(i)           Neuronex may at any time or from time to time terminate any (or all) of the Services provided pursuant to this Section 1 on at least thirty (30) days prior written notice to Aerial, whereupon Aerial will no longer have any obligation to provide such terminated services to Neuronex and Neuronex will have no further obligation to reimburse Aerial for such terminated services.

(ii)           Aerial may at any time or from time to time terminate any (or all) of the Services provided pursuant to this Section 1 on at least thirty (30) days prior written notice to Neuronex, whereupon Aerial will no longer have any obligation to provide such terminated services to Neuronex and Neuronex will have no further obligation to reimburse Aerial for such terminated services.

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(iii)           Upon termination or expiration of this Agreement, (A) Aerial will deliver to Neuronex’s or, at Neuronex’s option, dispose of, any materials in its possession or control and all Work Product developed through termination or expiration; (B) Neuronex will pay Aerial any monies due and owing Aerial, up to the time of termination or expiration, for Services properly performed; and (C) the provisions in Sections 1(e), 2, 4, 5, 7, 9, 10, 11, 13, 14 and 15 will survive in accordance with their terms.

(d)           Aerial Obligations.  Aerial’s obligations under this Section 1 will be limited to the services described herein and which Aerial, on a case-by-case basis, has agreed to provide to Neuronex.  Aerial shall be entitled to rely upon the accuracy of all information supplied to it by Neuronex or its representatives, and shall have no duty to question or investigate the accuracy of said information. It is understood that the services covered under this Agreement may be transitional in nature, and that Neuronex may ultimately over time administer these activities on its own behalf. Aerial agrees to provide a reasonable level of support necessary to assist Neuronex in transitioning services covered in this Section 1 to a third party or assuming such services internally within Neuronex.

(e)           Confidentiality.

(i)           Confidential Information.  For purposes of this Agreement, “Confidential Information” shall mean all or any of the following:  (1) information or material proprietary to Neuronex; (2) information not generally known by non-Neuronex personnel (other than persons subject to confidentiality); (3) tangible and intangible information, including, without limitation, technical, financial, commercial and proprietary information, know-how, and trade secrets of any description, whether created or produced by Neuronex, or any person on behalf of Neuronex, that concerns or relates to the business, operations, plans, clients or technology of Neuronex or is otherwise acquired or disclosed in anticipation of, during, or as a result of, or in any way connected with, this Agreement; and/or (4) information which Aerial or any of its employees or affiliates made or makes, conceived or conceives, developed or develops or obtained or obtains through or has access to as a result of Aerial’s providing the Services to Neuronex hereunder (including information received, originated, discovered or developed in whole or in part by Aerial or its employees or affiliates).  Confidential Information also includes any information which Neuronex obtains from another party and which Neuronex treats as proprietary, whether or not owned or developed by Neuronex, including without limitation information of or concerning Neuronex’ licensees.  The failure of Neuronex to mark any of the above described information as proprietary, confidential, or secret shall not affect its status as part of the Confidential Information hereunder.

(ii)           Exclusions.  Notwithstanding the foregoing, the term Confidential Information shall not include any information that: (1) is now or later made known to the public through legal means and no fault of Aerial; (2) Aerial can show was in Aerial’s possession (other than information which was developed by Aerial for Neuronex or provided to Aerial on behalf of Neuronex) prior to the earliest disclosure by Neuronex, as evidenced by written documents in Aerial’s files; (3) is rightfully received after the Effective Date by Aerial from a third party having no obligation of confidentiality to Neuronex; (4) is independently developed by Aerial or

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its employees or affiliates without access to or reliance upon the Confidential Information; or (5) is disclosed by Aerial after receipt of written permission from Neuronex.  If Aerial is requested or required by subpoena, court order, or similar process to disclose any Confidential Information, the parties agree that Aerial will provide Neuronex with prompt notice of such request(s) so that Neuronex may seek an appropriate protective order and/or waive Aerial’s compliance with the provisions of this Agreement.

(iii)           No Disclosure or Use.  Aerial and its employees and affiliates shall hold in strictest confidence and shall not, except in the course of performing Aerial’s obligations under this Agreement or pursuant to written authorization from Neuronex, at any time during or after the term of this Agreement: (i) directly or indirectly reveal, report, publish, disclose or transfer Confidential Information or any part thereof to any person or entity; (ii) use any Confidential Information or any part thereof for any purpose other than to perform Services in connection with this Agreement; or (iii) assist any person or entity other than Neuronex to secure any benefit from Confidential Information or any part thereof.

(iv)           Duty to Safeguard.  During and after the term of this Agreement, Aerial shall:  (i) use the same degree of care (and in any event not less than reasonable care) to safeguard the confidentiality of the Confidential Information that Aerial uses to protect Aerial’s own secret information and (ii) limit any disclosure of the Confidential Information only to those of Aerial’s employees, consultants or agents who have a need to know, are bound by confidentiality obligations to Aerial and are advised of Aerial’s obligations hereunder.

(v)           Disclosure Pursuant to Law.  If Aerial is required to disclose Confidential Information by law or any order of a governmental authority, it shall first notify Neuronex of such requirement and assist Neuronex, at Neuronex’s request and expense, to minimize the disclosure.

(vi)           Return of Confidential Information.  At any time upon notice or in any event upon termination of this Agreement, Neuronex may require the return (or certified destruction) of any Confidential Information in the possession or control of Aerial or any of its employees, agents, affiliates, subcontractors and representatives.

(vii)           All obligations under this Section 1(e) shall survive the expiration or termination of this Agreement indefinitely.

(f)           Ownership of Materials.  Aerial agrees that all Confidential Information, as defined above, shall belong exclusively and without any additional compensation to Neuronex.  To the extent not covered by the preceding sentence, all copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of author ship developed or created by Aerial during the course and in the scope of performing the Services (collectively, the “Work Product”) shall belong exclusively to Neuronex and shall, to the extent possible, be considered a “work made for hire” for Neuronex; to the extent such work is determined not to constitute “works made for hire” as a matter of law, Aerial hereby irrevocably assigns and transfers to Neuronex, as of the time of creation of the Work Product, any and all right, title, or interest it may have in such Work Product.  Upon request of Neuronex and at Neuronex’ expense, Aerial shall take such further

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actions, including execution and delivery of instruments of conveyance necessary to obtain legal protection in the United States and foreign countries for such Work Product and for the purpose of vesting title thereto in Neuronex, or its nominee, as may be appropriate to give full and proper effect to such assignment and to vest in Neuronex complete title and ownership to such Work Product.

(g)           Materials and Records.  Aerial will not transfer to any third party any materials provided to Aerial in connection with providing Services, or use any third party facilities or intellectual property in performing the Services, without Neuronex’s prior written consent.  Aerial will maintain complete and accurate records of all work conducted in the performance of the Services and all Work Product.  Such records will be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

SECTION 2.	COSTS.

(a)           Cost of Services.  The “Rates” for the Services shall be as set forth on Exhibit B hereto.

(b)           Invoicing.  The costs for any service or support provided under this Agreement shall be invoiced monthly by Aerial to Neuronex as determined on Exhibit B.  Each invoice for charges under this Agreement shall be paid by Neuronex within thirty (30) days after receipt of such invoice.  Aerial will, at the request of Neuronex, provide Neuronex appropriate documentation to support charges reflected on any invoice with respect to any services provided or costs incurred under this Agreement.

SECTION 3.	ADVANCEMENT OF FUNDS.

Aerial shall not advance funds to or for the benefit of Neuronex for any purpose, without the prior approval of Neuronex.

SECTION 4.	INDEMNITY.

(a)           Neuronex shall indemnify, defend and hold harmless Aerial from and against, and pay or reimburse, as the case may be, Aerial for any and all Indemnifiable Damages, as incurred, suffered by Aerial based upon, arising out of, relating to or otherwise in connection with Aerial’s providing any of the Services as described in this Agreement, except to the extent such Indemnifiable Damages arise out of the negligence or intentional misconduct of Aerial.  For purposes of this Agreement, “Indemnifiable Damages” shall mean all losses, claims, debts, liabilities, commitments, obligations, claims, damages, deficiencies, payments, taxes, liens, costs and expenses of any nature whatsoever, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising, to the extent resulting from unaffiliated third party claims (including, without limitation, the costs and expenses (including but not limited to attorneys’ fees) of all such actions, arbitrations, suits, claims and proceedings, all amounts paid in connection with any demands, assessments, judgments, settlements and compromises related thereto, interest and penalties with respect thereto and expenses incurred in investigating, preparing or defending against any such actions, arbitrations, suits, claims or proceedings or in asserting or enforcing any member of the indemnified party’s rights hereunder).

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(b)           Aerial shall indemnify, defend and hold harmless Neuronex from and against, and pay or reimburse, as the case may be, Neuronex for, any and all Indemnifiable Damages, as incurred, suffered by Neuronex based upon, arising out of, relating to or otherwise in connection with the negligence or intentional misconduct of Aerial in providing any of the Services as described in this Agreement.

SECTION 5.	LEVEL OF SERVICES; LIMITATION ON LIABILITY.

Aerial will use the same degree of care in rendering services under this Agreement as it utilizes in rendering such services for its own operations, but in no event will Aerial be liable for any error or omission in rendering such services, or defect in the services rendered, except when such error, omission or defect is directly attributable to the gross negligence or willful misconduct of Aerial.  Aerial represents and warrants that neither Aerial, nor any of its employees, or to Aerial’s knowledge, any of its consultants or agents is (a) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (c) convicted of a criminal offense related to the provision of healthcare items or services, or subject to any such pending action.  Aerial shall inform Neuronex in writing promptly if Aerial becomes aware that it or any of its employees, consultants or agents is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to Aerial’s knowledge, is threatened.  NONE OF AERIAL OR ITS AFFILIATES MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES TO BE PERFORMED HEREUNDER BY AERIAL OR THE RESULTS OBTAINED OR TO BE OBTAINED THEREBY.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF AERIAL OR ITS AFFILIATES WILL BE LIABLE FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES (i) CAUSED BY THE PERFORMANCE OF, ANY DELAY IN PERFORMING, FAILURE TO PERFORM OR DEFECTS IN PERFORMANCE OF THE SERVICES CONTEMPLATED TO BE PERFORMED BY IT PURSUANT TO THIS AGREEMENT OR (ii) OTHERWISE IN ANY WAY RELATED TO OR IN RESPECT OF THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.  IN NO EVENT SHALL AERIAL’S LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNT OF ANY COMPENSATION ACTUALLY PAID BY NEURONEX TO AERIAL.

SECTION 6.	INABILITY TO PERFORM.

Aerial shall be excused from its obligations under this Agreement, and shall have no liability for any resulting loss or damage, in the event and to the extent that its performance is delayed or prevented by any circumstance reasonably beyond its control, including, but not limited to, fire, flood, epidemic, explosion, act of any government in its sovereign capacity, act of God or of the public enemy, strike, walkout or other labor dispute, and riot or civil

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disturbance.  Neuronex will not be required to pay for any services which are not being performed hereunder for any of the above reasons.

SECTION 7.	CONFIDENTIAL INFORMATION.

Aerial shall hold, and shall cause its affiliates, subcontractors and representatives to hold, in strict confidence all information concerning Neuronex in its possession or control or furnished to Aerial by Neuronex or its affiliates, whether or not pursuant to this Agreement or the services contemplated hereby, and will not release or disclose such information to any other person or entity; provided, however, that Aerial may disclose such information to the extent (i) that Aerial can show that such information, in the form provided, is in the public domain through no fault of Aerial or its representatives, (ii) Aerial received such information from Neuronex pursuant to another agreement and Aerial’s disclosure is in conformance with such agreement or (iii) Aerial is required by law to make such disclosure.  Such information (other than information obtained by Aerial pursuant to and in compliance with another agreement with Neuronex) will only be used by Aerial for purposes expressly made known to and authorized by Neuronex.  At any time upon notice or in any event upon termination of this Agreement, Neuronex may require the return (or certified destruction) of any such confidential information of Neuronex or its affiliates in the possession or control of Aerial or any of its employees, agents, affiliates, subcontractors and representatives; provided that such requirement shall not apply to information received by Aerial through another agreement so long as Aerial is in compliance with such agreement.  The foregoing shall be in addition to, and not supersede, the obligations imposed on Aerial under Section 1(e).

SECTION 8.	ASSIGNMENT.

No party shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party in its sole and absolute discretion.

SECTION 9.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.  All disputes hereunder not otherwise resolved by negotiation or mediation as between the parties will be submitted to a state or federal court of competent jurisdiction in Wake County, North Carolina, and each party agrees to both in personam and in rem jurisdiction with respect thereto.

SECTION 10.	NOTICES.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, telecopied or sent via mail, postage prepaid, by registered, certified or express mail or reputable overnight courier service (and shall be deemed given when so delivered by hand or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service)), addressed as follows:

[to be updated as necessary prior to execution]

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If to Neuronex: Neuronex, Inc. 9001 Aerial Center Parkway, Suite 110 Morrisville, NC 27560 Attention: President	If to Aerial: Aerial BioPharma, LLC 9001 Aerial Center Parkway, Suite 110 Morrisville, NC 27560 Attention: President

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section by either party to the other party.

SECTION 11.	CAPTIONS; COUNTERPARTS.

(a)           Captions.  All section titles or captions contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement or affect the meaning or interpretation of this Agreement.  Unless otherwise specified, all references herein to numbered sections are to sections of this Agreement.

(b)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

SECTION 12.	SALES AND USE TAXES.

Any sales and use taxes on any services provided hereunder shall be borne by Neuronex and may be invoiced, collected and remitted to the applicable taxing authority by Aerial, on behalf of Neuronex.

SECTION 13.	NO THIRD PARTY BENEFICIARIES.

This Agreement is binding upon and is for the benefit of the parties and their respective successors and permitted assigns.  This Agreement is not made for the benefit of any person or entity not a party hereto and no person or entity other than the parties or their respective successors and permitted assigns will acquire or have any right, remedy or claim under or by virtue of this Agreement.

SECTION 14.	SEVERABILITY.

If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the applications of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby.

SECTION 15.	MODIFICATION OR AMENDMENT.

The parties may modify or amend this Agreement only by written agreement executed and delivered by both parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

NEURONEX, INC By: Name: Moise Khayrallah Title: CEO	AERIAL BIOPHARMA, LLC By: Name: Stephen Butts Title: President & CEO

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EXHIBIT A

to Services Agreement

Between Neuronex, Inc.  and Aerial BioPharma, LLC

[to be updated as necessary prior to execution]

Product Development Services
-	pre-clinical and clinical strategy and design
-	pre-clinical and clinical trial implementation, including but not limited to site selection, monitoring, data management, and vendor management
-	Manufacturing activities for regulatory and clinical trial purposes
-	Contracting and management of consultants for product development activities

Regulatory Services
-	Regulatory strategy and implementation
-	Regulatory Authority communication and correspondence
-	Regulatory document development and management
-	Contracting and management of consultants for regulatory services

Management and Business Development
-	Oversight of all Product Development and Regulatory Services
-	Commercial Strategy activities
-	Business Development, including but not limited to in-licensing, out-licensing, partnering and alliance management activities
-	Contracting and management of consultants for financial and business development services

The Services may be provided by Aerial through its officers, employees, consultants, agents or other affiliates.

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted
portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the Commission.

EXHIBIT B

to Services Agreement

Between Neuronex, Inc. and Aerial BioPharma, LLC

[to be updated as necessary prior to execution]

Function	Hourly Rates
CEO	$[***]
EVP, Commercial	$[***]
VP, Scientific Affairs	$[***]
Manager, Clinical Affairs	$[***]
Clinical Trials Manager	$[***]
Clinical Research Associate	$[***]
Data Administrator	$[***]
Office Manager	$[***]
Consultants	[***]
Note: Rates may be adjusted periodically to reflect increases in compensation and/or benefit costs.

Administrative & Facility Overhead	Monthly Rate
Payroll fees	[***]
Office & Computer Supplies
IT Consultant
Rent
Property Taxes
Property Insurance
Equipment Rental
Repairs & Maintenance
Communications

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Exhibit D
Form of Officer And Director Resignation Letter

________ __, 2012

Neuronex, Inc.

To Whom it May Concern:

I hereby resign as [an officer] [ member of the Board of Directors] of Neuronex, Inc. effective upon the consummation of the Merger consummated pursuant to that certain Agreement and Plan of Merger (“Agreement”) dated as of February ___, 2012, by and among: ______________, Inc., a Delaware corporation (“Parent”); ATI Development Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); Neuronex, Inc., a Delaware corporation (the “Company”); and Moise A. Khayrallah, Ph.D., a resident of North Carolina, solely as the Stockholders’ Representative.

Sincerely,

________________

Exhibit E
Form of Opinion

________________, 2012

[Acquiror]

Gentlemen:

We have acted as counsel to Neuronex, Inc., a Delaware corporation (the “Company”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated February __, 2012 (the “Merger Agreement”), by and among the Company, ___________, Inc., a Delaware corporation (the “Parent”), ATI Development Corp., a Delaware corporation and wholly owned subsidiary of the Parent, and Moise A. Khayrallah, Ph.D., as the Stockholder Representative.  Terms used herein with initial capital letters and that are not otherwise defined shall have the meanings given to them in the Merger Agreement.  This opinion is furnished to you pursuant to Section 5.2(i) of the Merger Agreement.

For purposes of this opinion, we have examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments and other relevant materials as we deemed advisable, and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate.  In our examination, we have assumed the genuineness of all signatures (except those of the Company on the Merger Agreement and the other documents that are exhibits to the Merger Agreement to which the Company is a party (collectively, the “Transaction Documents”)), the legal capacity of all natural persons, the authority of all parties other than the Company to sign all such documents, corporate records, instruments and other relevant materials reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.  As to facts material to this opinion letter, we have relied upon the representations and warranties of the Company contained in the Transaction Documents and upon certificates, statements or representations of public officials, of officers and representatives of the Company (including a certificate of an officer of the Company specifically given in contemplation of this opinion, referred to herein as the “Opinion Certificate” and attached hereto) and of others, without any independent verification thereof.  We have made no independent investigation of any of the facts stated in the Opinion Certificate or in any such statements or representations; however, nothing has come to our attention which would lead us to believe that such facts are inaccurate.

For purposes of this opinion we have assumed that the Board of Directors of the Company has complied with its fiduciary duties in connection with the adoption of the Merger Agreement and that the facts and law governing the future performance by the Company of its obligations under the Merger Agreement will be identical to the facts and law governing the performance on the date of this opinion.

For purposes of this opinion, the phrases “to the best of our knowledge,” “we do not know,” “we have no knowledge” or “known to us” mean, after the inquiry referred to above, our examination has been limited to discussions with representatives of the Company in connection

_________________ Inc.
___________, 2012
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with the transaction contemplated by the Transaction Documents, review of the Opinion Certificate attached hereto, and the conscious awareness of the facts or other information by the attorneys in our firm who have devoted substantive attention to handling current matters for the Company. Except to the extent expressly set forth herein we have not undertaken any independent investigation to determine the existence or absence of any other facts, and no inference as to our knowledge of the existence or absence of any such facts should be drawn from our representation of the Company or the rendering of the opinions set forth below.

Based upon and subject to the foregoing and the qualifications and limitations below, and except as set forth in the Merger Agreement or the Disclosure Schedules, we are of the opinion that:

9.           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company is duly qualified to do business as a foreign corporation in good standing in the State of North Carolina.

10.           The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and to own its properties and assets.  The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company, and the Transaction Documents have been duly executed and delivered on behalf of the Company.

11.           The Transaction Documents are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

12.           The execution and delivery of the Transaction Documents on behalf of the Company do not, and the performance of the Company’s obligations thereunder will not, conflict with, violate or result in any breach or violation of (a) any provision of the Company’s Certificate of Incorporation or bylaws, (b) any provision of the Delaware General Corporation Law or any provision of a North Carolina or U.S. federal statute, rule or regulation known by us to be customarily applicable to transactions of the nature contemplated by the Merger or (c) any order, judgment or decree of any Delaware, North Carolina or United States federal court or governmental instrumentality to which the Company is a party and is known to us.

13.           Immediately prior to the Effective Time, the authorized capital stock of the Company consisted of __________________ [Note: to match capitalization representation, subject to any changes between signing and closing.] Immediately prior to the Effective Time, there are issued and outstanding: ________ Common Shares and ________Series A Shares, all of which shares are fully paid and non-assessable and were duly authorized and validly issued.

14.           Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, to our knowledge, no governmental consent, approval or authorization under the Delaware General Corporation Law or the federal laws of the United States, which has not been obtained or taken and is not in full force and effect, is required to authorize or is required in connection with the execution, delivery or performance of the Transaction Documents by the Company.

_________________ Inc.
___________, 2012
Page of 4

15.           To our knowledge, there is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other governmental authority pending or threatened in writing against the Company that questions the validity of the Transaction Documents.

The opinions expressed above are subject to the following qualifications:

A.      The opinions expressed herein are limited to (i) the laws of the State of North Carolina and the federal law of the United States of America, including the rules and regulations promulgated by governmental authorities thereunder, and (ii) with respect to the opinions set forth in paragraphs 1 through 6 above, the Delaware General Corporation Law as set forth in statutory compilations and without reference to case law or secondary sources.  We do no express any opinion as to the ordinances, statutes, administrative decisions, orders, rules, and regulations of any municipality, county, or other political subdivision of any state (as opposed to the laws of the state itself).  We express no opinion as to whether the laws of any particular jurisdiction apply, or to the extent that the laws of any jurisdiction other than those identified above are applicable to the Merger Agreement or the transactions contemplated thereby.

B.      Our opinions expressed in paragraph 1 above with respect to the States of Delaware and North Carolina are based solely upon (i) a Certificate of Good Standing relating to the Company issued by the Secretary of State of the State of Delaware on _________, 2012; and (ii) a Certificate of Authorization relating to the Company issued by the Secretary of State of the State of North Carolina on __________, 2012, in each case attesting to the good standing of the Company in such jurisdiction as of such date, and our opinions in paragraph 1 with respect to such states are limited accordingly and are rendered as of the date of such certificates.  We specifically express no opinion with regard to the tax good standing of the Company in any jurisdiction.

C.      This opinion is qualified by, and we render no opinion with respect to, the effect of the following:

(i)         bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances, preferential transfers and equitable subordination;

(ii)         general principles of equity, including but not limited to judicial decisions holding that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable or involve undue delay, whether or not such principles or decisions have been codified by statute;

(iii)         any law or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds

_________________ Inc.
___________, 2012
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to have been unconscionable at the time it was made, unconscionable in performance or contrary to public policy;

(iv)         judicial decisions, that may permit the introduction of extrinsic evidence to modify the terms or the interpretation of the Merger Agreement;

(v)         the effect of public policy considerations on the indemnification provisions in the Merger Agreement;

(vi)         provisions stating that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies; and

(vii)         any United States federal or state antitrust statutes, rules or regulations, including without limitation the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

D.      We are members of the North Carolina State Bar.  Our opinion in paragraph 3 above as to the validity, binding effect and enforceability of the Transaction Documents is premised upon the result that would be obtained if a North Carolina court were to apply the internal laws of the State of North Carolina to the interpretation and enforcement of the Transaction Documents (notwithstanding the designation therein of the laws of a state other than North Carolina).

We call your attention to the fact that H&M Holdings, LLC, a North Carolina limited liability company owned by certain members of our firm, holds Common Shares.

This opinion is rendered as of the date first written above solely for your benefit in connection with the Merger Agreement and may not be relied on by, nor may copies be delivered to, any other person without our prior written consent, except for copies furnished for information purposes only and not for reliance to (i) auditors and attorneys, (ii) pursuant to governmental order or legal process, or (iii) in connection with any legal action to which you are a party arising out of the Merger Agreement and the transactions contemplated thereby.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and we assume no obligation to inform you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention that may alter, affect or modify the opinions expressed herein. This opinion is provided as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

Sincerely,

HUTCHISON PLLC